As filed with the Securities and Exchange Commission on September 2, 2005
Registration No. 333-127442

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMART MODULAR TECHNOLOGIES (WWH), INC.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3674	20-2509518
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4211 Starboard Drive
Fremont, CA 94538
(510) 623-1231
SEE TABLE OF ADDITIONAL REGISTRANTS
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jack A. Pacheco
Vice President and Chief Financial Officer
SMART Modular Technologies (WWH), Inc.
4211 Starboard Drive
Fremont, CA 94538
(510) 623-1231
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alan Denenberg
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, CA 94131
(650) 752-2000
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price Per	Aggregate Offering	Amount of
of Securities to be Registered	Registered	Unit(1)	Price(1)	Registration Fee

Senior Secured Floating Rate Exchange Notes due 2012	$125,000,000	100%	$125,000,000	$14,712.50(3)

Guarantees of the Notes by each of the Additional Registrants	$—	—%	$—	$—(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

(3)	Previously paid on August 11, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Registrant	Organization	Number	Number

SMART Modular Technologies (Global), Inc.	Cayman Islands	3674	N/A
SMART Modular Technologies (DH), Inc.	Cayman Islands	3674	N/A
SMART Modular Technologies (DE), Inc.	Delaware	3674	20-0827261
SMART Modular Technologies, Inc.	California	3674	77-0200166
SMART Modular Technologies (Europe) Limited	England & Wales	3674	N/A
SMART Modular Technologies (CI), Inc.	Cayman Islands	3674	N/A
SMART Modular Technologies (Foreign Holdings), Inc.	Cayman Islands	3674	98-0421896
SMART Modular Technologies (Puerto Rico) Inc.	Cayman Islands	3674	N/A
SMART Modular Technologies Sdn. Bhd.	Malaysia	3674	98-0428153
Modular Brasil Participações Ltda.	Brazil	3674	N/A
SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda.	Brazil	3674	N/A

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION DATED SEPTEMBER 2, 2005)
PROSPECTUS
SMART Modular Technologies (WWH), Inc.
Offer to Exchange
Senior Secured Floating Rate Notes due 2012
for
Senior Secured Floating Rate Exchange Notes due 2012
        We are offering to exchange up to $125,000,000 of our existing Senior Secured Floating Rate Notes due 2012 for up to $125,000,000 of our new Senior Secured Floating Rate Exchange Notes due 2012. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes are not listed on any national securities exchange or the Nasdaq Stock Market.
      To exchange your old notes for new notes:

•	you are required to make the representations described on page 134 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank National Association, by midnight, New York City time, on , 2005

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for new notes
      See “Risk Factors” beginning on page 14 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                    , 2005

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information in this document may only be accurate on the date of this document.

      In this prospectus, “SMART,” the “Company,” “we,” “us” or “our” refer to SMART Modular Technologies (WWH), Inc. and its subsidiaries, except where the context makes clear that the reference is only to SMART Modular Technologies (WWH), Inc. and is not inclusive of its subsidiaries.
      The stylized “S” used with “SMART” as well as “SMART Modular Technologies,” among others, are trademarks that we have registered and own. Other names are for informational purposes only and may be trademarks of their respective owners.

i

SUMMARY
      This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully. We use a 52- to 53-week fiscal year ending on the last Friday in August. For clarity of presentation, we have indicated our fiscal year as ending on August 31. Unless the context indicates otherwise, whenever we refer in this prospectus to a particular fiscal year, we mean the fiscal year ending in that particular calendar year.
The Exchange Offer

Notes Offered	We are offering up to $125,000,000 aggregate principal amount of Senior Secured Floating Rate Exchange Notes due 2012, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Offer	We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at midnight New York City time on , 2005 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2005. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

United States Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.
      Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.
      If you are an affiliate of SMART, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.
      For a period of one year after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the Notes
      The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to old notes do not apply to the new notes. The following summary contains basic information about the new notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, see “Description of the Notes.”

Issuer	SMART Modular Technologies (WWH), Inc.

Securities Offered	$125,000,000 in aggregate principal amount of Senior Secured Floating Rate Exchange Notes due 2012.

Maturity Date	April 1, 2012.

Interest	Interest will accrue at a rate equal to LIBOR plus 5.50% per year beginning on the date of issuance, or from the most recent date to which interest has been paid or provided. Interest on the notes will be reset quarterly. We will pay interest quarterly on January 1, April 1, July 1, and October 1 of each year.

Guarantees	The notes are jointly and severally guaranteed on a senior basis by all of our restricted subsidiaries, subject to some limited exceptions.

Collateral	The notes and the guarantees are secured on a second-priority basis by the capital stock of, or other equity interests in, most of our subsidiaries (but limited to 66% of the capital stock of, or equity interests in, any foreign subsidiary held by any domestic subsidiary), and substantially all of our other assets and those of our domestic, United Kingdom and Cayman Islands subsidiaries, in each case that are held by us or any of the guarantors, subject to some limited exceptions. The lenders under our senior secured credit facility and certain other indebtedness benefit from first-priority liens on the collateral. See “Description of the Notes — Security.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the notes are expressly second in priority to all liens that secure (1) obligations under our senior secured credit facility, (2) certain other future indebtedness permitted to be incurred under the indenture governing the notes and (3) management services arrangements. Pursuant to the intercreditor agreement the second-priority liens securing the notes may not be enforced at any time when any first priority liens are outstanding, except for certain limited exceptions.

Ranking	The notes and the guarantees rank:

•	equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•	senior to our and the guarantors’ existing and future senior subordinated and subordinated indebtedness;

•	effectively junior to all secured indebtedness that is secured by a first-priority lien on the collateral, to the extent of the value of the assets securing such indebtedness; and

•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to April 1, 2008 at a price equal to 100% of the principal amount of the notes plus the make whole premium described in this prospectus, plus accrued and unpaid interest, if any.

On April 1, 2008 and thereafter, we may redeem any of the notes, in whole or in part, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any.

Prior to April 1, 2008, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 100% of the principal amount of the notes plus a premium equal to the interest rate per year applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest including additional interest on the notes, if any, to the redemption date, with the net proceeds of certain equity offerings within 90 days of the closing of any such equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding. See “Description of the Notes — Optional Redemption.”

Repurchase of Notes at the Option of Holder Upon Change of Control	If we sell certain assets or experience specific kinds of changes of control, each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest to the date of repurchase.

Restrictive Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale/leaseback transactions;

•	pay dividends, redeem capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict dividends from restricted subsidiaries;

•	sell assets including capital stock of restricted subsidiaries;

•	engage in transactions with affiliates; and

•	effect a consolidation or merger.

These limitations are subject to a number of important qualifications and exceptions. For more details, see “Description of the Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.

Risk Factors	You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the notes.

Our Company
      We are a leading independent designer, manufacturer and supplier of high value added memory products and related services focused on original equipment manufacturers, or OEMs. We provide our customers with technologically advanced memory products as well as comprehensive design, manufacturing, testing and logistics services. Our products and services are used for a variety of applications in the computing, networking, communications and industrial markets worldwide.
      Our success is derived from a customer-focused approach characterized by a commitment to quality, advanced technical expertise, fast time-to-market, build-to-order flexibility and high quality customer service. Our global operations enable us to rapidly respond to our customers’ requirements worldwide. We offer more than 500 open standard and custom products to leading OEMs, including Hewlett Packard, Cisco Systems, Dell and Motorola.
      Our business was originally founded in 1988 under SMART Modular Technologies, Inc., or SMART Modular, and SMART Modular became a publicly traded company in 1995. Subsequently, SMART Modular was acquired by Solectron in 1999, where it operated as a subsidiary of Solectron. In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us, which we refer to as the Acquisition.
      Since the Acquisition, we have repositioned our business by focusing on the delivery of higher value added products, diversifying our end markets, and reducing our cost structure. As an independent company, we continually develop strategies and set goals that maximize our global capabilities. Recently, we have more effectively leveraged our expertise in design and engineering to focus on more technical and highly engineered products and solutions. We have also de-emphasized other product categories. In line with our new strategy, we acquired Estecom Co., Ltd., or Estecom, in South Korea in September 2004 to broaden our product offering in the Thin Film Transistor Liquid Crystal Display (TFT-LCD) market and expand into the gaming and industrial end markets. In addition, we have continued rationalizing expenses and deploying our capital to lower cost manufacturing areas with a goal of continuing to improve profitability.
Our Products and Services
      We design and manufacture both open standard and custom products to meet the demanding specifications of our OEM customers. We engineer our products to perform at an optimal level of reliability and compatibility and support our products with a high level of customer service on a 24-hour basis. We have a broad portfolio of open standard and custom memory products incorporating our advanced technologies that are integrated into OEM products around the world.
Memory and Display Products
      DRAM Modules. We offer a comprehensive line of Dynamic Random Access Memory, or DRAM, memory modules utilizing a wide range of DRAM technologies from legacy Fast Page/ Extended-Data-Out, or FP/ EDO, to leading-edge high performance double data rate 2, or DDR2, and synchronous DRAM, or SDRAM, devices. These modules encompass a broad range of form factors and functions, and come in many configurations. Our DRAM memory modules are used in a broad range of applications including desktop personal computers, or PCs, servers, workstations, storage systems, switches and routers.
      Flash Memory Modules and Cards. We design and manufacture Flash memory products in a variety of form factors and capacities. Flash memory is able to maintain stored data even when the power source is removed. Our wide range of Flash memory products comes in Compact Flash, PC card and module form factors and utilize ATA, Linear and IDE technologies that support data and code storage applications. Our Flash memory products are used in PCs, printers, embedded controller applications, servers, switches and routers.

      SRAM. We also provide Static Random Access Memory, or SRAM, based products for industrial and other applications. Our SRAM modules are used in communication systems, point of sale terminals, electronic verification equipment, industrial instrumentation, medical instruments, disk drives, servers, graphics and workstations.
      eFlashTools and FlashTools. We have engineered our software development tools, eFlashTools and FlashTools, to offer a user-friendly environment in which to update or program linear flash cards in the field or in-house. With a focus on ease of use, these programs allow users to upgrade their cards from a local desktop with a program sent from the manufacturer (FlashTools) or downloaded (eFlashTools) from a web site.
      Display Products. We offer display products from two locations, the U.S. and Asia (through our affiliate, Estecom), allowing us to quickly and cost-effectively deliver TFT-LCD solutions to customers worldwide. Our customers use our TFT-LCD solutions to develop casino gaming systems and in embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. In addition to providing engineering and manufacturing expertise, we also provide an extensive logistical and global supply organization to support this product line.
Product-Related Logistics and Services
      Our logistics and services offerings are tailored to meet the specific needs of our customers. As a complement to our product sales, we offer our customers procurement, inventory management, repair, test, retail and bulk packaging and drop shipping services. Our global footprint allows us to provide these services to our customers in any region of the world.
Our Industry
      Memory semiconductors are a critical component of electronic systems and are typically used for the temporary storage of critical data for operating systems and device applications. Memory is used in a wide variety of end markets such as computing, networking, communications, consumer electronics, defense and industrial markets including applications such as PCs, servers, workstations, storage systems, switches, routers, mobile phones, USB flash drives, digital televisions and other industrial and consumer electronics products and systems. Key drivers of the demand for memory are the increasing amount of memory content required by electronic products and systems and the increasing unit growth in electronic products and systems.
      Memory semiconductors are typically assembled in a module or card in order to be incorporated into electronic systems and over 86.7% of all memory semiconductors were sold in the form of modules in 2004 according to iSuppli. Memory modules allow OEMs to easily configure a system with different types and densities of memory. The growth of the memory module market is being driven by OEMs’ and consumers’ increased demand for functionality and higher processing speed. iSuppli estimates that the worldwide DRAM memory module market reached approximately 433 million units in 2004 and is expected to grow to 632 million units in 2008, representing a compound annual growth rate of 9.9%.
      Memory modules are sold directly to OEMs or through the retail channel. Memory modules sold directly to OEMs include both custom and standard modules. Many of the custom modules are offered by a limited number of suppliers who design and manufacture modules for specific applications in high-end computing equipment, such as servers, workstations and storage systems, and communications equipment such as switches and routers. The OEM segment is expected to grow faster than the overall memory module market. According to iSuppli, the DRAM OEM memory module market, which was approximately 229 million units in 2004, is expected to grow to 380 million units in 2008, representing a compound annual growth rate of 13.5%.
      Historically, OEMs designed, manufactured and tested memory modules in-house. However, the increased complexity, continuing evolution of memory standards and escalating need for customization are driving OEMs to purchase memory modules from independent memory module suppliers rather than manufacturing them in-house. Most independent memory module manufacturers focus on providing broad product portfolios that cover a variety of type, density, data rate, voltage, packaging and other increasingly complex features.
      By purchasing memory modules from specialized memory module manufacturers, OEMs are able to:

•	leverage design expertise to shorten time-to-market;

•	access global services to lower manufacturing and logistics costs;

•	focus on core competencies;

•	reduce inventory balance and risk; and

•	decrease capital investment.
      We believe that the growth in the memory module market will benefit those independent memory module manufacturers with the capability to offer leading edge technology customized for OEMs’ specific applications on a global basis.
Our Strengths
      We believe that our core competitive strengths are:
      Global Expertise in Design, Materials, Manufacturing, Test and Logistics. With over 16 years of experience, we have developed comprehensive technical expertise and business processes that we apply throughout the product life cycle to respond to our OEM customers’ rapidly changing product and service requirements worldwide. Our designers and engineers understand the complexities of high performance memory modules to provide the appropriate product solutions for our customers. We have long standing relationships with leading semiconductor manufacturers. Our worldwide locations, linked by one global IT infrastructure, are equipped with similar types of surface mount, test and inspection equipment, and utilize common processes and procedures to provide a similar design and manufacturing environment. Our focus on test platforms and our highly trained test engineers have positioned us as a leader in memory module testing for high-end applications. Moreover, through our global logistics capabilities, we custom package, label and ship worldwide for our customers.
      Custom Solutions Through Design and Engineering. We believe that our broad technology expertise and leading edge product design enable our customers to achieve rapid time to market for their products. By working closely with our customers, we are able to identify their evolving needs and deliver to them technically advanced products in a timely manner. In response to a wide range of technical specifications and increasing complexity in the memory module market, we provide a variety of memory products with multiple configurations, speeds and package types.
      Leading Global Customer Base. Our customer base includes leading OEMs in the computing, networking, communications and industrial markets. We have long-standing relationships with our two largest customers, Hewlett Packard and Cisco. These relationships, which span over 10 years, are multi-dimensional and exist within individual business units and engineering organizations rather than only within global supply management, at these customers. We also have a broad and diverse base of other global OEM customers including IBM, SGI, Intel, Network Appliance, Redback Networks and Sun Microsystems. Overall, we served more than 350 customers in 2004.
      Global Product Support and Customer Service. We serve our customers globally through dedicated program management teams, which include engineers, sales and support staff, to maximize responsiveness to our customers. We meet our customers’ demands for quick response time to inquiries and orders through extensive customer support, including on-line pricing and navigation tools. We provide our OEM customers with full qualification and testing capabilities at our facilities by implementing strict qualifications and testing programs to reduce module failure rates and maximize system yields. In addition, we have on-site service support personnel at key customers to provide them with more extensive support.

      Cost Effective Manufacturing. Our low cost operating structure permits us to deliver price competitive products while maintaining profitability. We have low cost manufacturing facilities in Asia, Brazil and the Dominican Republic to service our customers. We believe that our history of competing in the highly cost-sensitive markets in which we operate has required us to operate our manufacturing facilities in a cost effective manner.
      Experienced Management and Leadership. We are led by an experienced senior management team with an average of more than 20 years of experience in the high technology industry and an average of over seven years of experience with our business in the memory module market. Key members of this management team operated our business as both a public and private company, including as a subsidiary of Solectron. In addition, members of our board of directors have extensive experience in the high technology and memory module markets.
Our Strategy
      We leverage our global footprint, innovative technology, manufacturing expertise and customer-focused business model to grow our business and expand our market opportunities. We are pursuing the following strategies to achieve these goals:
      Capitalize on Our Comprehensive Product and Services Offering and Global Footprint. We leverage our extensive product offerings to serve a broad range of customers and end markets. We intend to continue to work closely with our customers to develop custom products that satisfy their specific technological requirements. We plan to capitalize on our global footprint to continue to develop and manufacture new products that assist our customers in enhancing the performance and timely introduction of their products in a cost efficient manner.
      Deepen Relationships with Leading OEMs. To grow our business, we plan to continue to deepen our relationships with leading OEMs. Our close engineering and design relationships with our OEM customers permit us to gain early visibility of their product roadmaps and thereby increase our ability to achieve new design wins. Our comprehensive multifunctional sales strategy allows us to establish relationships with multiple business units and their respective decision makers within an OEM customer organization to ensure we are providing the most appropriate product solutions.
      Further Diversify Customer Base and Expand End Market Opportunities. We plan to leverage our global footprint and technological expertise to expand our customer base in our existing markets and expand our presence in emerging markets such as China, India and Latin America. We intend to penetrate fast-growing end markets for high value added products, including the gaming and industrial markets.
      Continue to Focus on Margin and Efficiency Improvements. We have successfully repositioned our business since our recent buyout by de-emphasizing certain product categories and re-focusing on delivering higher margin value added products. We believe that this repositioning has contributed to our improved profitability and cash flow in recent quarters and that we are well positioned to continue to grow our business profitably.
      Pursue Selective Acquisition Opportunities. We intend to continue to evaluate and pursue strategic transactions that can broaden our customer base, expand our geographic presence and diversify our product offering. We expect to make acquisitions of companies, technologies or assets and participate in joint ventures when we believe it can cost effectively and rapidly improve our product development or manufacturing capabilities.
Our Investors
      In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us, which we refer to as the Acquisition.

      Texas Pacific Group is one of the world’s largest private equity firms and invests in a diverse group of industries. The firm currently has over $15 billion of total committed equity and currently has invested over $3.0 billion in the technology sector.
      Francisco Partners is one of the world’s largest private equity firms focused purely on investments within the technology sector. The firm currently has over $2.5 billion in total committed equity.
      Shah Capital Partners is a private equity firm focused on investments in the technology sector. Founded in 2004 by Ajay Shah, co-founder of SMART Modular, the firm has over $150 million of total committed equity.
Corporate Structure
      The following summarizes the material components of our corporate structure.
      All of our restricted subsidiaries will guarantee the notes, subject to some limited exceptions. In addition, the notes and the guarantees will be secured on a second-priority basis by the capital stock of, or equity interests in, most of our subsidiaries (but limited to 66% of the capital stock of, or equity interests in, any foreign subsidiary held by any domestic subsidiary), and substantially all of our assets and those of our domestic, United Kingdom and Cayman Islands subsidiaries, subject to certain limited exceptions.
Other Information
      We were incorporated under the laws of the Cayman Islands on January 28, 2004. Our mailing address and executive offices are located at 4211 Starboard Drive, Fremont, California 94538 and our telephone number is (510) 623-1231. Our website is accessible at www.smartm.com. The information contained on our website does not constitute a part of this prospectus.
Risk Factors
      Investment in the notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to the notes.

Summary Financial and Other Data
      Set forth below is summary historical financial and other data for SMART Modular Technologies (WWH), Inc., or SMART, and its wholly owned subsidiaries. On April 16, 2004, SMART and its wholly owned subsidiaries acquired the business unit known as SMART Modular Technologies Inc., or SMART Modular, from Solectron. Summary financial data for the periods prior to and including April 16, 2004 are referred to as the “Predecessor Business” financial data and are derived from the combined financial statements of SMART Modular. The summary historical financial data set forth below, for the years ended August 31, 2002, 2003 and 2004, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary historical financial data presented below for the period from April 17, 2004 to May 28, 2004 and the nine months ended May 27, 2005 and as of May 27, 2005 have been derived from our unaudited condensed consolidated and combined financial statements, which are included elsewhere in this prospectus, and have been prepared on the same basis as the audited financial statements. In the opinion of management, the interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the nine-month period ended May 27, 2005 are not necessarily indicative of the results that may be expected for the year ending August 31, 2005.
      In April 2004, we began reporting revenue for a service program with our largest customer on a net revenue basis as a result of changes made to the terms of our existing services contract with this customer. Prior to this change, most of our other services contracts were already accounted for on a net revenue basis. Reporting services revenue on a net basis has had no impact on our gross profit, operating expenses, income, Adjusted EBITDA or cash flow.
      The summary historical financial and other data should be read in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes thereto appearing elsewhere in this prospectus.
      We use a 52- to 53-week fiscal year ending on the last Friday in August. For clarity of presentation, we have indicated our fiscal year as ending on August 31.

				Successor	Predecessor
	Predecessor Business			Business	Business	Successor Business

			Period from		Period from
	Fiscal Year	Fiscal Year	September 1,	Period from	September 1,	Period from	Nine Months
	Ended	Ended	2003 to	April 17 to	2003 to	April 17, to	Ended
	August 31,	August 31,	April 16,	August 31,	April 16,	May 28,	May 27,
	2002	2003	2004	2004	2004	2004	2005

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$626,363	$828,381	$659,171	$233,677	$659,171	$74,094	$465,691
Cost of sales	583,581	751,534	602,098	203,720	602,098	64,304	394,178

Gross profit	$42,782	$76,847	$57,073	$29,957	$57,073	$9,790	$71,513
Operating expenses:
Research and development	$13,830	$12,512	$9,012	$4,447	$9,012	$1,578	$6,925
Selling, general and administrative	51,083	46,447	29,454	19,064	29,454	5,984	35,311
Impairment of goodwill	—	—	43,302	—	43,302	—	—
Restructuring and impairment costs	8,332	8,221	6,224	1,300	6,224	181	880

Total operating expenses	$73,245	$67,180	$87,992	$24,811	$87,992	$7,743	$43,116

Income (loss) from operations	$(30,463)	$9,667	$(30,919)	$5,146	$(30,919)	$2,047	$28,397
Interest income (expense), net	14,209	7,685	170	(927)	170	(308)	(4,281)
Other income (expense), net	(1,581)	(52)	(148)	451	(148)	(181)	456

Total other income (expense)	$12,628	$7,633	$22	$(476)	$22	$(489)	$(3,825)

Income (loss) before provision (benefit) for income taxes	$(17,835)	$17,300	$(30,897)	$4,670	$(30,897)	$1,558	$24,572
Provision (benefit) for income taxes	(9,903)	29,320	2,301	1,255	2,301	357	7,021

Net income (loss)	$(7,932)	$(12,020)	$(33,198)	$3,415	$(33,198)	$1,201	$17,551

Adjusted EBITDA(1)(2)	$(6,373)	$29,484	$23,809	$11,116	$23,809	$3,378	$38,287
Depreciation and amortization	17,339	11,648	5,350	3,306	5,350	1,043	6,679
Capital expenditures	3,978	3,320	2,495	670	2,495	182	5,056
Ratio of earnings to fixed charges(3)	—	15.6	—	4.5	—	4.7	5.8

As of May 27, 2005

Balance Sheet Data:
Cash and cash equivalents	$103,906
Accounts receivable, net	127,060
Total assets(4)	313,588
Total debt	125,000
Shareholder’s equity	28,745

(1)	Adjusted EBITDA represents net income (loss) before interest (income) expense, income taxes, all restructuring and impairment charges, goodwill impairment, depreciation and amortization and expenses under the advisory agreements. Adjusted EBITDA is not a recognized term under GAAP. Adjusted EBITDA does not represent net income or cash flows from operations, as this term is defined under generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management or discretionary use, as such measure does not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. We consider Adjusted EBITDA to be a key indicator of operating performance. We have included information concerning Adjusted EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. Adjusted EBITDA as presented herein is not necessarily comparable to similarly titled measures or the measure titled EBITDA reported by other companies.

(2)	For the nine months ended May 27, 2005, Adjusted EBITDA of our non-guarantor subsidiaries, Estecom, which we acquired in September 2004, and SMART Modular Technologies (Deutschland) GmbH, which is inactive and has no assets and liabilities, was an aggregate of approximately $(0.2) million.
      A reconciliation of net income (loss) to Adjusted EBITDA is included below:

				Successor	Predecessor
	Predecessor Business			Business	Business	Successor Business

			Period from		Period from
	Fiscal Year	Fiscal Year	September 1,	Period from	September 1,	Period from	Nine Months
	Ended	Ended	2003 to	April 17 to	2003 to	April 17, to	Ended
	August 31,	August 31,	April 16,	August 31,	April 16,	May 28,	May 27,
	2002	2003	2004	2004	2004	2004	2005

	(Dollars in thousands)
Net income (loss)	$(7,932)	$(12,020)	$(33,198)	$3,415	$(33,198)	$1,201	$17,551
Interest (income) expense, net	(14,209)	(7,685)	(170)	927	(170)	308	4,281
Provision (benefit) for income taxes	(9,903)	29,320	2,301	1,255	2,301	357	7,021
Restructuring and impairment costs	8,332	8,221	6,224	1,300	6,224	181	880
Impairment of goodwill	—	—	43,302	—	43,302	—	—
Expenses under advisory agreements	—	—	—	913	—	288	1,875
Depreciation and amortization expense	17,339	11,648	5,350	3,306	5,350	1,043	6,679

Adjusted EBITDA(2)	$(6,373)	$29,484	$23,809	$11,116	$23,809	$3,378	$38,287

(3)	Earnings consist of income (loss) before provision (benefit) for income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $17.8 million for the fiscal year ended August 31, 2002 and $30.9 million for the period from September 1, 2003 to April 16, 2004.

(4)	The notes and the guarantees are secured on a second-priority basis by substantially all our assets and those of our domestic, United Kingdom and Cayman Islands subsidiaries. These subsidiaries consist of SMART Modular Technologies (Global), Inc., SMART Modular Technologies (DH), Inc., SMART Modular Technologies (DE), Inc., SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (CI), Inc., SMART Modular Technologies (Foreign Holdings), Inc., SMART Modular Technologies Sdn. Bhd. and SMART Modular Technologies (Puerto Rico) Inc. As of May 27, 2005, SMART Modular Technologies (WWH), Inc. and these subsidiaries had total tangible assets of approximately $298.8 million, or 95% of our actual total tangible assets.

RISK FACTORS
      Investing in the notes involves a high degree of risk. In deciding whether to invest in the notes, you should carefully consider the risks described below in addition to the other information in this prospectus. Our business, results of operations and financial condition may be materially and adversely affected due to any of the following risks. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also impair our business.
Risks Related to our Indebtedness

Our substantial indebtedness could impair our financial condition and prevent us from meeting our obligations under the notes.
      As a result of the issuance of the notes and the capacity to borrow under our senior secured credit facility, we are highly leveraged and have substantial debt service obligations. At May 27, 2005, our total debt was $125 million. Also, we may incur additional debt in the future, subject to certain limitations contained in our debt instruments.
      The degree to which we are leveraged could have important consequences to you, including:

•	it may limit our ability to service all of our debt obligations, including the notes;

•	it may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, which will reduce the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

•	our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants, and our failure to comply with them may result in an event of default which, if not cured or waived, could have a material adverse effect on us;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	our substantial leverage could place us at a competitive disadvantage vis-à-vis those of our competitors who have less leverage relative to their overall capital structures.

To service our indebtedness, we will require a significant amount of cash.
      Our ability to generate cash depends on many factors beyond our control. Our ability to make payments on our indebtedness, including the notes, and to fund working capital requirements, capital expenditures and research and development efforts will depend on our ability to generate cash in the future. Our historical financial results have been, and we expect our future financial results will be, subject to substantial fluctuation based upon a wide variety of factors, many of which are not within our control. These factors include:

•	the cyclical nature of the memory semiconductor industry;

•	declines in our average selling prices;

•	our dependence on a limited number of customers;

•	industry consolidation;

•	fluctuations in customer demand in the computing, networking and communications markets;

•	our ability to accurately forecast demand;

•	order cancellations, product returns, inventory write-downs, price protection and rebates;

•	our ability to develop new and enhanced products and introduce them in a timely manner;

•	our dependence on a small number of sole or limited source suppliers;

•	the evolving and competitive nature of the Flash memory market;

•	integration and expenses associated with acquisitions;

•	our ability to maintain or improve our competitive position;

•	our ability to retain key personnel;

•	our indemnification obligations to our customers and suppliers;

•	political and economic risks associated with foreign countries;

•	our ability to effectively manage our operations in foreign countries;

•	worldwide economic and political conditions;

•	the occurrence of natural disasters and other business disruptions;

•	our ability to protect our intellectual property or indemnification obligations arising out of our infringement of the intellectual property rights of others; and

•	our ability to comply with environmental laws and regulations and other governmental laws and regulations.
      Unfavorable changes in any of these factors could harm our operating results and our ability to generate cash to service our indebtedness, including the notes. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Also, certain of these actions would require the consent of our senior secured lenders. The terms of our financing agreements contain limitations on our ability to incur indebtedness and we have only $35.0 million available under our senior secured credit facility. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes.

We may incur more debt, which could exacerbate the risks described above.
      We may incur substantial additional indebtedness in the future. Our senior secured credit facility and the indenture relating to the notes restrict us from incurring additional indebtedness, but do not fully prohibit us or our subsidiaries from doing so. If we incur additional debt, the risks related to our indebtedness could intensify. Some of the debt we may incur may be secured by the collateral securing the notes.

Our existing indebtedness is subject to floating interest rates, which may cause our interest expense to increase.
      The notes and our borrowings under our senior secured credit facility are subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and reducing our funds available for operations and other purposes. We have $125.0 million in borrowings under the notes and may incur up to an additional $35.0 million of indebtedness under our senior secured credit facility. Assuming the senior secured credit facility is fully drawn and holding other variables constant and excluding the impact of any hedging arrangements, each 1.0% increase in interest rates on our floating interest rate borrowings would result in an annual increase in our interest expense and a decrease in our cash flows and income before taxes of approximately $0.8 million. We have entered into two interest rate swap arrangements for the purpose of fixing the interest rate on a portion of the notes for the specified respective interest rate swap periods. The interest rate swaps were for $41.25 and $40 million, bearing 9.78% and 9.97% fixed annual interest rate, and expiring on April 1, 2008 and April 28, 2010, respectively. However, we cannot assure you that these interest rate swaps or any other interest rate swaps that we implement will be effective.

Restrictive covenants contained in our senior secured credit facility and the indenture relating to the notes may restrict our current and future operations, particularly our ability to respond to changes or to take some actions and our failure to comply with such covenants, whether due to events beyond our control or otherwise, could result in an event of default which could materially and adversely affect our operating results and our financial condition.
      The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions. In addition, our senior secured credit facility contains other and more restrictive covenants and will prohibit us from voluntarily prepaying certain of our other indebtedness. Our senior secured credit facility also requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facility and/or the notes.
      If there were an event of default under our other debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to become due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default or, if we were required to repurchase the notes or any of our other debt securities upon a change of control, that we would be able to refinance or restructure the payments on those debt securities. Further, if we are unable to repay, refinance or restructure our indebtedness under our senior secured credit facility, the lenders under our senior secured credit facility could proceed against the collateral securing that indebtedness, the notes and certain other indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to repay amounts due under our senior secured credit facility and, provided funds are still available after such repayment, to repay amounts due under the notes. At May 27, 2005, we did not have any indebtedness outstanding under our senior secured credit facility. If there is a default, the value of the collateral may not be sufficient to repay both amounts due to lenders under our senior secured credit facility and the holders of the notes. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments, including the notes.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.
      We are a holding company and conduct much of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indenture governing the notes, borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of the Notes — Certain Covenants”. In addition, under applicable state or foreign law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends to us on their capital stock. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on our indebtedness, including the notes, when due.

The collateral securing the notes is subject to control by the lenders with first-priority liens under our senior secured credit facility. If there is a default, the value of the collateral may not be sufficient to repay amounts due under both the senior secured credit facility and the notes.
      The notes and the guarantees of the notes are secured by a second-priority lien that is subordinate to a first-priority lien in the collateral securing obligations under our senior secured credit facility. The collateral consists of the capital stock of, and other equity interests in, most of our existing and future subsidiaries (but limited to 66% of the capital stock of, or equity interests in, any foreign subsidiary held by a domestic subsidiary) and substantially all of our other assets and those of our domestic, United Kingdom and Cayman Islands subsidiaries, subject to some limited exceptions. The proceeds from any realization of the collateral may not be sufficient to repay both the first-priority creditors and the holders of the notes, and first priority creditors will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes.
      No appraisal of the value of the collateral has been made in connection with the offering of the notes. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. We cannot assure you that the proceeds from the sale or sales of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets. See “Description of the Notes — Certain Covenants — Limitation on Incurrences of Additional Indebtedness.”
      The indenture governing the notes permits us to use the proceeds of asset sales permitted by the indenture, including the sale of assets that constitute collateral, to repay amounts outstanding under our senior secured credit facility.
      The rights of the lenders under our senior secured credit facility or the holders of the notes to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we become subject to a bankruptcy proceeding. In addition, because a portion of the collateral consists of pledges of the stock of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the notes to realize upon that collateral under local law, to the extent applicable, may be limited by such local law.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require holders of the notes to return payments received from us or the guarantors.
      Our creditors or the creditors of our guarantors could challenge the guarantees and the liens as fraudulent conveyances or on other grounds. The delivery of the guarantees and the grant of the second-priority liens securing the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the guarantor delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors, the guarantor did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien or the guarantor was insolvent at the time it delivered the guarantee and granted the lien. If a court declares either the guarantees or the liens to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would be unsecured and subordinated to the debt of our guarantors, including trade payables.

Federal and state statutes allow courts, under specific circumstances, to void the notes and require holders of notes to return payments received from us.
      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to, all of our other debts if, among other things, we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.
      In addition, any payment by us pursuant to the notes could be voided and required to be returned to us, or to a fund for the benefit of our creditors.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all of our assets;

•	if the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, including our recently incurred indebtedness, we believe that we are not insolvent, do not have unreasonably small capital for the business in which we are engaged and have not incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

The guarantees are subject to certain defenses that may limit your right to receive payment on the notes.
      Although the guarantees provide the holders of the notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors.

We may be unable to purchase the notes upon a change of control.
      Upon the occurrence of certain “change of control” events you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. The terms of our senior secured credit facility limit our ability to purchase your notes in those circumstances. Any of our future debt instruments may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the senior secured credit facility and other indebtedness with similar restrictions. In addition, we cannot assure that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our senior secured credit facility provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness thereunder.

Changes in the financial and credit markets or in our credit ratings could adversely affect the market prices of the notes.
      The future market prices of the notes will depend on a number of factors, including:

•	the prevailing interest rates being paid by companies similar to us;

•	our ratings with major credit rating agencies; and

•	the overall condition of the financial and credit markets.
      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the notes will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market price of the notes.

There may be no active trading market for the notes.
      The notes are new securities for which there is currently no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through The Nasdaq National Market. Although the initial purchasers advised us that they intend to make a market in the notes, they are not obliged to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer and the pendency of any shelf registration statement. The notes were sold pursuant to an exemption from registration under the Securities Act, and they may not be publicly offered, sold or otherwise transferred unless they are registered or are sold in a transaction exempt from registration. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders of the notes to sell their notes or the price at which the holders would be able to sell their notes. Any notes traded after they are initially issued may trade at a discount from their initial offering price. The trading price of the notes will depend on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.
      The trading market for old notes that are not exchanged for new notes could be adversely affected due to the limited amount of the notes that remain outstanding following the exchange offer. Generally, the decreased amount of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security. For the same reason, if a large number of old notes are not exchanged for new notes, the trading market for the new notes could be similarly affected.

We are controlled by a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners and their interests as equity holders may conflict with yours as a creditor.
      We are controlled by a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners, and they have the ability to control our policies and operations. The interests of the investors may not in all cases be aligned with your interests as a holder of the notes. For example, the investors could cause us to make acquisitions that increase the amount of the indebtedness that is secured or structurally senior to the notes or sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, the investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, the investors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, the investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our notes. See “Certain Relationships and Related Party Transactions.”

Risks Related to Our Business

We are subject to the cyclical nature of the memory semiconductor industry and any future downturn could adversely affect our business.
      The memory semiconductor industry, including the memory market in which we compete, is highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both memory manufacturers’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices.
      Our historical operating results have been subject to substantial fluctuations, and we may experience substantial period-to-period fluctuations in future operating results. Any future downturns in that industry could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations. Moreover, changes in end-user demand for the products sold by any individual OEM customer can have a rapid and exaggerated effect on demand for our products from that customer in any given period, particularly in the event that the OEM customer has accumulated excess inventories of products purchased from us. There can be no assurance that our net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the industries utilizing our products.

We have experienced quarterly and annual losses in the past and may continue to experience losses in the future.
      We have experienced losses on a quarterly and annual basis in the past. We have expended, and will continue to expend, substantial funds to pursue engineering, research and development projects, enhance sales and marketing efforts and otherwise operate our business. There can be no assurance that we will be profitable on a quarterly or annual basis in the future.

Declines in our average selling prices may result in declines in our revenues and gross profit.
      Our average selling prices may decline due to several factors. Over the last few years, overcapacity in the DRAM memory component market resulted in significant declines in component prices, which negatively impacted our average selling prices, revenues and gross profit. Declines in semiconductor prices could also affect the valuation of our inventory, which could harm our financial results. During periods of overcapacity, our revenues and gross profit will decline if we do not increase unit sales of existing products or fail to introduce and sell new products in quantities sufficient to offset declines in selling prices. Our efforts to increase unit sales, reduce costs and develop new products to offset the impact of further declines in average selling prices may not be successful. Declines in average selling prices would also enable OEMs to pre-install higher capacity based memory into new systems at existing price points, and thereby reduce the demand for our aftermarket memory products.
      In addition, the continued transition to smaller design geometries and the use of 300 millimeter wafers by existing memory manufacturers could lead to a significant increase in the worldwide supply of DRAM and Flash components. Increases in the worldwide supply of memory components could also result from manufacturing capacity expansions. If not offset by increases in demand, these increases would likely lead to further declines in the average selling prices of our products and have a material adverse effect on our business, financial condition and results of operations. Furthermore, even if supply remains constant, if demand were to decrease, it would harm our average selling prices.

Sales to a limited number of customers represent a significant portion of our revenues, and the loss of any key customer would materially harm our business.
      Our dependence on a limited number of customers means that the loss of a major customer or any reduction in orders by a major customer would materially reduce our revenues and adversely affect our operating results. We expect that sales to relatively few customers will continue to account for a significant percentage of our net sales in the foreseeable future. However, there can be no assurance that any of these customers or any of our other customers will continue to utilize our products at current levels, if at all. We have no firm, long-term volume commitments from any of our major customers and we generally enter into individual purchase orders with our customers, in certain cases under master agreements that govern the terms and conditions of the relationship. We have experienced cancellations of orders and fluctuations in order levels from period to period and expect that we will continue to experience such cancellations and fluctuations in the future. Customer purchase orders may be cancelled and order volume levels can be changed, cancelled or delayed with limited or no penalties. The replacement of cancelled, delayed or reduced purchase orders with new orders cannot be assured.
      Our principal customers include major computing, networking, communications and industrial OEMs. For 2002, 2003, 2004, and the nine months ended May 27, 2005, our ten largest OEM customers accounted for 85%, 87%, 86% and 80% of revenues, respectively. In 2002, 2003, 2004 and the nine months ended May 27, 2005, Hewlett Packard accounted for 64%, 73%, 64% and 44% of our revenues, respectively. For 2002, Motorola accounted for 11% of our revenues. For 2004 and the nine months ended May 27, 2005, Cisco accounted for 11% and 18% of our revenues, respectively. During these periods, no other customers accounted for more than 10% of our revenues.

Industry consolidation could adversely affect our business.
      Many significant participants in our customers’ industries are merging and consolidating as a result of competitive pressures, and we expect this trend to continue. This consolidation process will likely decrease the number of potential significant customers for our memory products and services. Fewer significant customers will increase our reliance on key customers and, due to the increased size of these companies, may negatively impact our bargaining position and profit margins. Consolidation in some of our customers’ industries may result in increased customer concentration and the potential loss of customers as a result of acquisitions. The loss of, or a reduced role with, key customers due to industry consolidation could negatively impact our business, financial condition and results of operations.

Our customers are primarily in the computing, networking and communications markets, and fluctuations in demand in these markets may adversely affect sales of our products.
      Sales of our memory products are dependent upon demand in the computing, networking and communications markets. We may experience substantial period-to-period fluctuations in future operating results due to factors affecting the computing, networking and communications markets. From time to time, each of these markets has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these markets could have a material adverse effect on the demand for our products and therefore a material adverse effect on our business, financial condition and results of operations.

Customer demand is difficult to accurately forecast.
      We make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of commitments by many of our customers and the possibility of rapid changes in demand for their products reduces our ability to accurately estimate future customer requirements. On occasion, customers may require rapid increases in production, which can challenge our resources and can reduce margins. We may not have the sufficient capacity at any given time to meet our customers’ demands. Conversely, downturns in the memory market can, and have, caused our customers to significantly and rapidly reduce the amount of products ordered from us. Significant rapid reductions in customer orders have caused our manufacturing capacity to be under-utilized. Because many of our costs and operating expenses are relatively fixed, reduction in customer demand would have an adverse effect on our gross margins, operating income and cash flow. It may also result in inventory write-downs or write-offs, which could be substantial. While we have not experienced a significant increase in our bad debts, there is a higher risk that our trade receivables would be uncollectible during an industry downturn.

Our historical financial information may not be representative of our future results.
      In April 2004, our business was acquired from Solectron by a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners. Our financial statements have been derived in part from the consolidated financial statements of Solectron. Accordingly, the historical financial information we have included in this document does not necessarily reflect what our financial position, operating results and cash flows would have been had we been a separate, stand-alone entity during all periods presented.

Order cancellations, product returns and inventory write-downs could adversely affect our results of operations.
      To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory. A lack of demand for our products may also cause increased product returns. In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs. In 2002 we incurred an inventory charge of $20.5 million to reduce the carrying value of excess and obsolete inventory. This charge was a result of depressed conditions in the communications market.

We may be less competitive if we fail to develop new and enhanced products and introduce them in a timely manner.
      The memory market is subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Our ability to successfully compete in this market depends in significant part upon our ability to develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to anticipate and respond to changing customer requirements.
      The market for our products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could significantly reduce our net sales for a substantial period, which would have a material adverse effect on our business, financial condition and results of operations.
      We have experienced, and may in the future experience, delays in the development and introduction of new products. These delays could provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share. Defects or errors found in our products after commencement of commercial shipment could result in delays in market acceptance of these products. Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations. Accordingly, there can be no assurance that our future product development efforts will result in future profitability or market acceptance.

Our dependence on a small number of sole or limited source suppliers subjects us to certain risks.
      We are dependent upon certain limited or sole source suppliers for critical components in our memory module products. Our suppliers include Infineon, Intel, Oki Semiconductor and Samsung. The memory industry has experienced in the past, and may experience in the future, shortages in semiconductors. This situation has caused some vendors to place their customers, including us, on component allocation. Our suppliers are not required to supply us with any minimum level of supplies and there can be no assurance that we will receive adequate component supplies on a timely basis in the future. As a result, while we may have customer orders, we may not be able to obtain the components that we need to fill those orders which could cause delays, disruptions or reductions in product shipments or require product redesigns which could, in turn, damage relationships with current or prospective customers, increase costs or prices and have a material adverse effect on our business, financial condition and results of operations.

The Flash memory market is constantly evolving and competitive, and we may not have rights to manufacture and sell certain types of products utilizing emerging new Flash formats, or we may be required to pay a royalty to sell products utilizing these formats.
      The Flash-based storage market is constantly undergoing rapid technological change and evolving industry standards. Many consumer devices, such as digital cameras, PDAs and smartphones, are transitioning to emerging Flash memory formats, such as the Memory Stick, Secure Digital (SD) and xD Picture Card formats, which we do not currently manufacture and do not have rights to manufacture. Although we do not currently serve the consumer Flash market, it is possible that certain OEMs may choose to adopt these higher-volume, lower-cost formats. This could result in a decline in demand, on a relative basis, for other products that we manufacture such as CompactFlash and embedded USB drives. If we decide to manufacture Flash memory products utilizing emerging formats such as those mentioned, we will be required to secure licenses to give us the right to manufacture such products which may not be available at reasonable rates or at all. If we are not able to supply Flash card formats at competitive prices or if we were to have product shortages, our revenues could be adversely impacted and our customers would likely cancel orders or seek other suppliers to replace us.

We may make acquisitions that may adversely affect our results of operations.
      As part of our business strategy, we expect to acquire or make significant investments in businesses products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. For example, we recently acquired Estecom, a producer of analog-to-digital controller boards for Thin Film Transistor Crystal Display, or TFT-LCD applications. Any such future acquisitions or investments would expose us to the risks commonly encountered in acquisitions of businesses. Such risks include, among others:

•	problems integrating the purchased operations, technologies or products;

•	costs associated with the acquisition;

•	negative effects on cash flow resulting from the acquisition;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience;

•	potential loss of key employees of purchased organizations; and

•	potential litigation arising from the acquired company’s operations before the acquisition.
      Our inability to overcome problems encountered in connection with any acquisition could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake.

We may not be able to maintain or improve our competitive position because of the intense competition in the memory industry.
      We conduct business in an industry characterized by intense competition, rapid technological change, constant price pressures and evolving industry standards. Our competitors include many large domestic and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers than we do. As a result, our competitors may be able to respond better to new or emerging technologies or standards and to changes in customer requirements. Further, some of our competitors are in a better financial and marketing position from which to influence industry acceptance of a particular industry standard or competing technology than we are. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.
      We compete against semiconductor manufacturers that maintain captive memory module production capabilities, including Samsung Semiconductor, Inc., Micron Technology, Inc., Infineon Technologies AG and Hynix Semiconductor Inc. Our primary competitors in the memory module industry include Kingston Technology Company, Inc., Viking InterWorks, a Sanmina-SCI Company, SimpleTech, Inc. and Dataram Corporation.
      We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In the PC market in Asia, we expect to face increasing competition from local competitors such as A-Data and MA Labs. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. In addition, some of our significant suppliers, including Samsung, Infineon and Micron, are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. Competition may also arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.
      We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to, or future generations of, competitive products that may render our technology or products obsolete or uncompetitive.

Our future success is dependent on our ability to retain key personnel, including our executive officers, and attract qualified personnel.
      Our future operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace. We are particularly dependent on the continued service of Iain MacKenzie, our chief executive officer and president, and Jack A. Pacheco, our chief financial officer. Our future operating results also depend in significant part upon our ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, marketing, sales and support personnel. We are continually recruiting such personnel. However, competition for such personnel is intense, and there can be no assurance that we will be successful in attracting, training or retaining such personnel now or in the future. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for us to hire such persons over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract, train and retain skilled employees as needed or the inability of our officers and key employees to expand, train and manage our employee base could materially and adversely affect our business, financial condition and results of operations.

We have and will continue to incur increased costs as a result of our efforts in preparing to become a reporting company.
      We have and will continue to face increased legal, accounting, administrative and other costs and expenses as a result of becoming a reporting company that we have not incurred as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, have required changes in the corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make legal, accounting and administrative activities more time-consuming and costly. For example, we added an additional independent director, created additional committees of our board of directors and adopted policies regarding internal controls and disclosure controls and procedures. We have also incurred substantially higher costs to obtain directors’ and officers’ insurance. In addition, as we gain experience with the costs associated with being a reporting company, we may identify and incur additional overhead costs.

Our indemnification obligations to our customers and suppliers for product defects could require us to pay substantial damages.
      A number of our product sales and product purchase agreements provide that we will defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from product warranty claims or claims for injury or damage resulting from defects in our products. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not be adequate to cover all or any part of the claims asserted against us. A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could substantially harm our business, financial condition and results of operations.

Our inability to effectively manage our operations in foreign countries could harm our operating results.
      A significant portion of our design and manufacturing operations are carried out outside of the United States through our foreign subsidiaries and at our foreign facilities. Further, international sales have accounted for a significant portion of our overall sales. In some of the countries in which we operate and/or sell our products, it is difficult to recruit, employ and retain qualified personnel to manage and oversee our local operations, sales and other activities. Further, given our executive officers’ existing managerial burdens, their lack of physical proximity to the activities being managed, their limited ability to travel to each of our foreign locations and the inherent limitations of cross-border information flow, our executive officers who reside in the United States may be unable to effectively oversee the day-to-day management of our foreign subsidiaries and other foreign operations. The inability of or failure by our domestic and international management to effectively and efficiently manage our overseas operations could have a negative impact on our business and adversely affect our operating results.

Our operations in foreign countries are subject to political and economic risks, which could have a material adverse affect on us.
      Sales outside of the United States, Puerto Rico and Canada accounted for approximately 26%, 26%, 30%, and 21% of net sales in 2002, 2003, 2004 and for the nine months ended May 27, 2005, respectively. We anticipate that international sales will continue to constitute a meaningful percentage of our total net sales in future periods. In addition, a significant portion of our design and manufacturing is performed at our facilities in Brazil, the Dominican Republic, Malaysia and South Korea. We also recently established a cost effective operation in China with the help of a strategic partner and have an arrangement with a third party in Bangalore, India for the manufacturing of memory modules under the SMART brand. As a result, our operations may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, increased price pressure, timing and availability of export licenses, difficulties in accounts receivable collections, difficulties in protecting our intellectual property, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for products that may require certification, restrictions on transfers of funds and other assets of our subsidiaries between jurisdictions, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances.
      We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Some of our customers’ purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded. These factors may have a material adverse effect on our business, financial condition and results of operations.

Worldwide economic and political conditions may adversely affect demand for our products.
      The last economic slowdown in the United States and worldwide adversely affected demand for our products. Although economic conditions have continued to improve since the second half of 2003, another decline in the worldwide semiconductor market or a future decline in economic conditions or consumer confidence in any significant geographic area would likely decrease the overall demand for our products, which could have a material adverse effect on us. For example, a decline in economic conditions in China could lead to declining worldwide economic conditions. If economic conditions decline, whether in China or worldwide, we could be materially adversely affected.
      The occurrence and threat of terrorist attacks and the consequences of sustained military action in the Middle East have in the past, and may in the future, adversely affect demand for our products. In addition, terrorist attacks may negatively affect our operations directly or indirectly and such attacks or related armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive, ultimately affecting our sales.
      Also as a result of terrorism, the United States has been and may continue to be involved in armed conflicts that could have a further impact on our sales, our supply chain and our ability to deliver products to our customers. Political and economic instability in some regions of the world could negatively impact our business. The consequences of armed conflicts are unpredictable, and we may not be able to foresee events that could have a material adverse effect on us.
      More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility to the United States economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

Unfavorable currency exchange rate fluctuations could adversely affect us.
      Our international sales and our operations in foreign countries make us subject to risks associated with fluctuating currency values and exchange rates. Because sales of our products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. In addition, as a result of our foreign operations, we have revenues, costs, assets and liabilities that are denominated in foreign currencies. Therefore, decreases in the value of the United States dollar could result in significant increases in our manufacturing costs that could have a material adverse effect on our business, financial condition and results of operations.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses.
      Our worldwide operations could be subject to natural disasters and other business disruptions, which could harm our future revenue and financial condition and increase our costs and expenses. For example, our corporate headquarters in Fremont, California is located near major earthquake fault lines. In addition, our manufacturing facilities in Aguada, Puerto Rico and Santo Domingo, Dominican Republic are located in hurricane-prone areas. In the event of a major earthquake or hurricane, or other natural or manmade disaster, we could experience business interruptions, destruction of facilities and/or loss of life, any of which could materially adversely affect us.

Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our intellectual property, as well as our ability to operate without infringing the intellectual property of others.
      We attempt to protect our intellectual property rights through trade secret laws, non-disclosure agreements, confidentiality procedures and employee disclosure and invention assignment agreements. To a lesser extent, we also protect our intellectual property through patents, trademarks and copyrights. It is possible that our efforts to protect our intellectual property rights may not:

•	prevent our competitors from independently developing similar products, duplicating our products or designing around the patents owned by us;

•	prevent third-party patents from having an adverse effect on our ability to do business;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights;

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain;

•	prevent the challenge, invalidation or circumvention of our existing patents;

•	result in patents that lead to commercially viable products or provide competitive advantages for our products; and

•	result in patents from any of our pending applications.
      If any of our issued patents are found to be invalid or if any of our patent applications is rejected, our ability to exclude competitors from making, using or selling the same or similar products as us could be compromised. We have occasionally applied for and may in the future apply for patent protection in foreign countries. The laws of foreign countries, however, may not adequately protect our intellectual property rights. Many U.S. companies have encountered substantial infringement problems in foreign countries. Because we conduct a substantial portion of our operations and sell some of our products overseas, we have exposure to foreign intellectual property risks.
      In addition, the semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. We believe that it may be necessary, from time to time, to initiate litigation against one or more third parties to preserve our intellectual property rights. From time to time, we have received, and may receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights. Any of the foregoing events or claims could result in litigation. Such litigation, whether as plaintiff or defendant, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology. Product development or license negotiating would likely result in significant expense to us and divert the efforts of our technical and management personnel. We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available on reasonable terms, or at all.

Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.
      We currently have in effect a number of agreements in which we have agreed to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products of third-party patents, trademarks or other proprietary rights. We may periodically have to respond to claims and litigate these types of indemnification obligations. Any such indemnification claims could require us to pay substantial damages. Our insurance does not cover intellectual property infringement.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.
      Our operations and properties are subject to a variety of United States and foreign environmental laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and wastes, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements, or the identification of contamination, could cause us to incur substantial costs, including cleanup costs, fines and penalties, investments to upgrade our facilities, or curtailment of operations. We believe, based on current information, that any costs we may incur relating to environmental matters in the foreseeable future will not adversely affect us. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events will not arise in the future and give rise to additional material environmental liabilities which could have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with governmental laws and regulations could harm our business.
      Our business is subject to regulation by various federal and state governmental agencies. Such regulation includes the radio frequency emission regulatory activities of the Federal Communications Commission, the anti-trust regulatory activities of the Federal Trade Commission and Department of Justice, the consumer protection laws of the Federal Trade Commission, the import/export regulatory activities of the Department of Commerce, the product safety regulatory activities of the Consumer Products Safety Commission, the regulatory activities of the Occupational Safety and Health Administration, the environmental regulatory activities of the Environmental Protection Agency, the labor regulatory activities of the Equal Employment Opportunity Commission and tax and other regulations by a variety of regulatory authorities in each of the areas in which we conduct business. We are also subject to regulation in other countries where we conduct business. In certain jurisdictions, such regulatory requirements may be more stringent than in the United States. We are also subject to a variety of federal and state employment and labors laws and regulations, including the Americans with Disabilities Act, the Federal Fair Labor Standards Act, the WARN Act and other regulations related to working conditions, wage-hour pay, over-time pay, employee benefits, anti-discrimination, and termination of employment.
      Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. In addition from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations. In certain instances former employees have brought claims against us and we expect that we will encounter similar actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.
      These enforcement actions could harm our business, financial condition and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this report and in any public statements we make may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. Investors are cautioned not to place undue reliance on any forward-looking statements.
      Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our sales, operating results and anticipated cash flows;

•	availability, terms and deployment of capital;

•	our potential need for additional capital or the need for refinancing existing indebtedness;

•	certain covenants in our debt documents;

•	the cyclical nature of the memory semiconductor industry;

•	a decline in our average selling prices;

•	the loss of, or a reduction in sales to, any of our key customers;

•	fluctuations in demand in the computing, networking and communications markets;

•	competition from other companies in our industry;

•	an inability to deliver new and innovative products and services on a timely basis;

•	our dependence on certain components in our products which we obtain from a limited number of suppliers;

•	the impact of any acquisitions we may make;

•	loss of senior executives or employees;

•	changes in political, social and economic conditions and local regulations, particularly outside of the United States;

•	disruptions in international markets, including changes in foreign currency exchange rates;

•	protection of and litigation over intellectual property rights;

•	legal and regulatory proceedings and developments; and

•	other factors over which we have little or no control.
      The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
      You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks related to the notes.

ENFORCEMENT OF JUDGMENTS
      With the exception of SMART Modular Technologies (DE), Inc. (Delaware) and SMART Modular Technologies, Inc. (California), we are comprised of companies that have been incorporated under the law of countries outside the United States, and certain of the board members of each of our member companies, and certain of the experts named herein reside outside the United States. Certain of our assets and the assets of such other persons are located outside the United States. Consequently, it may not be possible for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the United States judgments obtained against us or such other persons in courts of the United States in any action, including actions predicated upon the civil liability provisions of U.S. federal securities laws.
      We have been advised by our Cayman Islands legal advisers that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or of any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or of any state, on the grounds that such provisions are penal in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given; provided that such judgment is final and conclusive, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matter, and was not obtained in a manner, and is not of a kind the enforcement of which is, contrary to the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
      There can be no assurance that investors will be able to enforce against us, our board members or the experts named herein, any judgments in civil and commercial matters, including judgments under the U.S. federal securities laws. In addition, it is uncertain whether a court in the Cayman Islands would impose civil liability on us or such other persons in an original action predicated upon the U.S. federal securities laws brought in a court of competent jurisdiction in the Cayman Islands against us or such persons.
      We have been advised by our Brazilian counsel that a judgment of a court in the United States or other jurisdictions outside Brazil for civil liabilities predicated upon applicable securities laws may be enforced in Brazil against each of the guarantors organized in Brazil and their respective directors and executive officers and certain others named herein without reconsideration of the merits, upon confirmation of that judgment by the Superior Tribunal de Justiça of Brazil. Such confirmation generally will be available if the judgment rendered by a court in the United States or other jurisdiction outside Brazil (i) fulfills all formalities required for its enforceability under the laws of the applicable jurisdiction, (ii) is issued by a competent court after proper service of process, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the applicable jurisdiction and is accompanied by a sworn translation in Portuguese, and (v) does not violate Brazilian national sovereignty, public policy or “good morals” (as set forth in Brazilian law). We have also been advised by our Brazilian counsel that the ability of a creditor to satisfy a judgment by attaching certain assets of any Brazilian guarantor is limited by provisions of Brazilian law. In addition, a plaintiff (whether Brazilian or non-Brazilian) that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil. Notwithstanding the foregoing, no assurance can be given that the foreign judgment confirmation process described above would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of the United States or other jurisdictions outside Brazil.
      The English courts may stay proceedings or decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. In some circumstances they may be obliged to do so and may be unable to issue a restraining order to prevent the commencement or continuation of proceedings threatened or brought in another court in breach of a jurisdiction clause.

      If an English court assumes jurisdiction

(A) It would not apply New York law if:

(1) New York law were not pleaded and proved; or

(2) to do so would be contrary to English public policy or mandatory rules of English law.

(B) It may have to have regard to the law of the place of performance of any obligation under the opinion documents which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.
      Under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon United States federal or state securities laws. The law in Scotland and the position of Scottish courts is substantially similar to those in England.
      Any final judgment entered by the courts of the State of New York or by the courts of the United States for the Southern District of New York arising out of or in relation to the obligations of SMART or any of the guarantors or the restricted subsidiaries arising from the issuance of the notes stated to be governed by the laws of the State of New York cannot be registered for enforcement in Malaysia under the Reciprocal Enforcement of Judgments Act 1958 of Malaysia. However, a money judgment (not in respect of regulatory penalties or taxes) obtained against any such person to be enforced in Malaysia may be initiated as a fresh cause of action in a Court in Malaysia in an action for debt on the foreign judgment at common law and will thereafter be enforceable in Malaysia provided:

(i) the judgment was not obtained by fraud; or

(ii) the effect of enforcing the judgment does not contravene the public policy of Malaysia; or

(iii) there was no denial of natural justice in the proceedings in which the foreign judgment was obtained; or

(iv) the foreign court applied the appropriate law; or

(v) such court had jurisdiction to adjudicate the cause of action upon which such judgment was given.
      In any proceedings duly taken in the courts of Malaysia arising from the issuance of the notes or guarantees or the giving of the collateral, the choice of law of the State of New York to govern certain documents would be recognized as a valid choice of law and such law would be applied upon proof of the relevant provisions of the law of the State of New York, unless the choice of law was shown not to be a bona fide choice of law, but Malaysian Courts may still apply Malaysian law in relation to matters of procedure, or where the applicable laws of the State of New York are of the character of revenue or penal law, or where the applicable laws of the State of New York are contrary to Malaysian public policy.
      We and each of the guarantors of the notes have appointed The Corporation Trust Company, 120-9 Orange Street, Wilmington, DE 19801 as agent for service of process in any suit, action or proceeding with respect to the notes, the guarantees, the indenture and the registration rights agreement (each of these agreements are defined elsewhere in this prospectus) and for actions under U.S. federal or state securities laws brought in any U.S. federal or state court located in the City of New York, Borough of Manhattan, and each of the member companies will submit to that jurisdiction.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.
      Our net proceeds from the sale of the old notes were approximately $120.8 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds primarily (a) to repay outstanding indebtedness under our existing credit facility ($42.3 million); (b) redeem all of the outstanding shares of our Series A Redeemable Preferred Shares, which were redeemed for an aggregate of $65.1 million in March 2005 and (c) for general corporate purposes ($13.4 million).
      Concurrently with the closing of the old notes offering, we entered into a new $35.0 million senior secured credit facility, none of which was drawn down at the closing of this offering.
      Our Series A Redeemable Preferred Shares were held by our sole shareholder, Modular, L.L.C., which is principally owned by Texas Pacific Group (39.6%), Francisco Partners (39.6%) and Shah Capital Partners (17.4%).

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and consolidated capitalization as of May 27, 2005:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the offering.
      You should read this table along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” and our financial statements and related notes appearing elsewhere in this prospectus.

	As of May 27, 2005

	Actual	As Adjusted

	(Dollars in millions, except
	share and per share data)
Cash and cash equivalents	$103.9	$103.9

Debt:
Senior secured floating rate notes due 2012	125.0	—
Senior secured floating rate notes due 2012 offered hereby	—	125.0

Total debt	$125.0	$125.0

Shareholder’s equity:
Ordinary Shares, $0.000166667 par value per share; 600,000,000 shares authorized, actual and as adjusted; 48,872,340 issued and outstanding, actual and as adjusted	8.1	8.1
Accumulated other comprehensive income	(0.4)	(0.4)
Retained earnings	21.0	21.0

Total shareholder’s equity	28.7	28.7

Total capitalization	$153.7	$153.7

INDUSTRY AND MARKET DATA
      In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

SELECTED FINANCIAL AND OTHER DATA
      On April 16, 2004, SMART and its wholly owned subsidiaries acquired the business unit known as SMART Modular Technologies, Inc., or SMART Modular, from Solectron. Selected financial data for the periods prior to and including April 16, 2004 are referred to as the “Predecessor Business” financial data and are derived from the combined financial statements of SMART Modular. We have derived the statement of operations data for the years ended August 31, 2002 and 2003, the period from September 1, 2003 to April 16, 2004 and the period from April 17, 2004 to August 31, 2004, and the balance sheet data as of August 31, 2002, August 31, 2003 and August 31, 2004, from our audited financial statements, which have been audited by KPMG LLP and are included elsewhere in this prospectus. The statement of operations data for the years ended August 31, 2000 and 2001, and the balance sheet data as of August 31, 2000 and 2001 were derived from unaudited financial statements. The selected historical financial and other data presented below as of April 16, 2004 and for the period from April 17, 2004 to May 28, 2004 and for the nine-month period ended May 27, 2005, have been derived from our unaudited condensed consolidated and combined financial statements and have been prepared on the same basis as the audited financial statements included elsewhere herein. Historical results are not necessarily indicative of results to be expected for future periods and interim results are not necessarily indicative of results for the entire year.
      In April 2004, we began reporting all revenue for a service program with our largest customer on a net revenue basis as a result of changes to the terms of our existing services contract with this customer. Prior to this change, most of our other services contracts were already accounted for on a net revenue basis. Reporting services revenue on a net basis has had no impact on our gross profit, operating expenses, income, Adjusted EBITDA or cash flow.
      We use a 52- to 53-week fiscal year ending on the last Friday in August. For clarity of presentation, we have indicated our fiscal year as ending on August 31.

      The selected financial data set forth below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

						Successor	Predecessor	Successor	Successor
	Predecessor Business					Business	Business	Business	Business

					Period from		Period from
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	September 1,	Period from	September 1,	Period from	Nine Months
	Ended	Ended	Ended	Ended	2003 to	April 17 to	2003 to	April 17 to	Ended
	August 31,	August 31,	August 31,	August 31,	April 16,	August 31,	April 16,	May 28,	May 27,
	2000(1)	2001	2002	2003	2004	2004	2004	2004	2005

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$1,235,798	$981,196	$626,363	$828,381	$659,171	$233,677	$659,171	$74,094	$465,691
Cost of sales	1,094,591	881,726	583,581	751,534	602,098	203,720	602,098	64,304	394,178

Gross profit	$141,207	$99,470	$42,782	$76,847	$57,073	$29,957	$57,073	$9,790	$71,513
Operating expenses:
Research and development	$13,002	$14,654	$13,830	$12,512	$9,012	$4,447	$9,012	$1,578	$6,925
Selling, general and administrative	72,278	58,833	51,083	46,447	29,454	19,064	29,454	5,984	35,311
Impairment of goodwill	—	—	—	—	43,302	—	43,302	—	—
Restructuring and impairment costs	—	779	8,332	8,221	6,224	1,300	6,224	181	880

Total operating expenses	$85,280	$74,266	$73,245	$67,180	$87,992	$24,811	$87,992	$7,743	$43,116

Income (loss) from operations	$55,927	$25,204	$(30,463)	$9,667	$(30,919)	$5,146	$(30,919)	$2,047	$28,397
Interest income (expense), net	7,146	9,165	14,209	7,685	170	(927)	170	(308)	(4,281)
Other income (expense), net	6,096	2,166	(1,581)	(52)	(148)	451	(148)	(181)	456

Total other income (expenses)	$13,242	$11,331	$12,628	$7,633	$22	$(476)	$22	$(489)	$(3,825)

Income (loss) before provision (benefit) for income taxes	$69,169	$36,535	$(17,835)	$17,300	$(30,897)	$4,670	$(30,897)	$1,558	$24,572
Provision (benefit) for income taxes	14,925	8,084	(9,903)	29,320	2,301	1,255	2,301	357	7,021

Net income (loss)	$54,244	$28,451	$(7,932)	$(12,020)	$(33,198)	$3,415	$(33,198)	$1,201	$17,551

Other Financial Data:
Adjusted EBITDA(2)(3)	$79,560	$50,144	$(6,373)	$29,484	$23,809	$11,116	$23,809	$3,378	$38,287
Depreciation and amortization	17,537	21,995	17,339	11,648	5,350	3,306	5,350	1,043	6,679
Capital expenditures	26,823	14,373	3,978	3,320	2,495	670	2,495	182	5,056
Ratio of earnings to fixed charges(4)	57.2	26.5	—	15.6	—	4.5	—	4.7	5.8

						Successor	Predecessor	Successor	Successor
	Predecessor Business					Business	Business	Business	Business

	August 31,	August 31,	August 31,	August 31,	April 16,	August 31,	April 16,	May 28,	May 27,
	2000(1)	2001	2002	2003	2004	2004	2004	2004	2005

	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,610	$66,827	$33,326	$44,654	$17,887	$36,747	$17,887	$18,801	$103,906
Accounts receivable, net	174,242	54,944	95,286	133,793	151,845	170,415	151,845	161,077	127,060
Total assets	593,870	606,125	567,420	600,104	257,056	287,415	257,056	278,141	313,588
Total debt	—	—	—	—	—	52,444	—	47,810	125,000
Shareholder’s equity	402,194	484,319	447,264	426,578	88,325	76,594	88,325	74,456	28,745

(1)	On November 30, 1999, Solectron completed the acquisition of SMART Modular Technologies, Inc. Accordingly, the selected financial and other data as of and for the year ended August 31, 2000 is combined and represents the sum of the financial data for SMART Modular Technologies, Inc. for the period from September 1, 1999 through November 30, 1999 and the financial data for SMART Modular Technologies, Inc., a wholly owned subsidiary of Solectron (Predecessor Business) for the period commencing December 1, 1999 through August 31, 2000.

(2)	Adjusted EBITDA represents net income (loss) before interest (income) expense, income taxes, all restructuring and impairment charges, goodwill impairment, depreciation and amortization and expenses under the advisory agreements. Adjusted EBITDA is not a recognized term under GAAP. Adjusted EBITDA does not represent net income or cash flows from operations, as this term is defined under generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management or discretionary use, as such measure does not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. We consider Adjusted EBITDA to be a key indicator of operating performance. We have included information concerning Adjusted EBITDA because we use such information in our review of the performance of our management and in our review of the performance of our business. Adjusted EBITDA as presented herein is not necessarily comparable to similarly titled measures or the measure title EBITDA reported by other companies.

      A reconciliation of net income (loss) to Adjusted EBITDA is included below:

						Successor	Predecessor	Successor	Successor
	Predecessor Business					Business	Business	Business	Business

					Period from		Period from
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	September 1,	Period from	September 1,	Period from	Nine Months
	Ended	Ended	Ended	Ended	2003 to	April 17 to	2003 to	April 17 to	Ended
	August 31,	August 31,	August 31,	August 31,	April 16,	August 31,	April 16,	May 28,	May 27,
	2000(1)	2001	2002	2003	2004	2004	2004	2004	2005

	(Dollars in thousands)
Net income (loss)	$54,244	$28,451	$(7,932)	$(12,020)	$(33,198)	$3,415	$(33,198)	$1,201	$17,551
Interest (income) expense, net	(7,146)	(9,165)	(14,209)	(7,685)	(170)	927	(170)	308	4,281
Provision (benefit) for income taxes	14,925	8,084	(9,903)	29,320	2,301	1,255	2,301	357	7,021
Restructuring and impairment costs	—	779	8,332	8,221	6,224	1,300	6,224	181	880
Impairment of goodwill	—	—	—	—	43,302	—	43,302	—	—
Expenses under advisory agreements	—	—	—	—	—	913	—	288	1,875
Depreciation and amortization expense	17,537	21,995	17,339	11,648	5,350	3,306	5,350	1,043	6,679

Adjusted EBITDA(3)	79,560	$50,144	$(6,373)	$29,484	$23,809	$11,116	$23,809	$3,378	$38,287

(3)	For the nine months ended May 27, 2005, Adjusted EBITDA of our non-guarantor subsidiaries, Estecom, which we acquired in September 2004, and SMART Modular Technologies (Deutschland) GmbH, which is inactive and has no assets and liabilities, was an aggregate of approximately $(0.2) million.

(4)	Earnings consist of income (loss) before provision (benefit) for income taxes and fixed charges. Fixed charges consist of interest expense on debt and amortization of deferred debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $17.8 million for the fiscal year ended August 31, 2002 and $30.9 million for the period from September 1, 2003 to April 16, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the audited financial statements, unaudited condensed financial statements and related notes, and other financial information, which appear elsewhere in this prospectus. The following discussion contains forward looking statements that involve risks and uncertainties. See the disclosure regarding “Forward-Looking Statements.” Our actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those factors discussed below and elsewhere in this prospectus.
Executive Overview
      We are a leading independent designer, manufacturer and supplier of high value added memory products and related services focused on original equipment manufacturers, or OEMs. We provide our customers with technologically advanced memory products as well as comprehensive design, manufacturing, testing and logistics services. Our products and services are used for a variety of applications in the computing, networking, communications and industrial markets worldwide. We offer more than 500 open standard and custom products to leading OEMs, including Hewlett Packard, Cisco, Dell and Motorola. We maintain a strong global footprint with low-cost manufacturing capabilities through our facilities in Malaysia, Brazil and the Dominican Republic, as well as through our agreements with third-party manufacturers in India and China. Our global operations enable us to rapidly respond to our customers’ requirements worldwide.
      Our business was originally founded in 1988 under SMART Modular Technologies, Inc., or SMART Modular, and SMART Modular became a publicly traded company in 1995. Our business was initially focused on the design and manufacture of standard memory modules for OEMs and semiconductor manufacturers. Throughout the 1990’s, we expanded our design, manufacturing and marketing efforts to offer specialty memory modules, PC card memory products and embedded computer modules. Subsequently, SMART Modular was acquired by Solectron in 1999, where it operated as a subsidiary of Solectron.
      In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, which we refer to as the Acquisition, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us. Since the Acquisition, we have repositioned our business by focusing on the delivery of higher value added products, diversifying our end markets, refocusing on more technical and engineered products and solutions, migrating manufacturing to low cost regions and rationalizing our expenses. For example, we recently acquired Estecom Co., Ltd., or Estecom, a producer of analog-to-digital controller boards for Thin Film Transistor Liquid Crystal Display, or TFT-LCD, applications.
Key Business Metrics
      The following is a brief description of the major components of the key line items in our financial statements.

Net sales
      We generate our product revenues from sales of our memory modules and flash memory cards principally to leading computing, networking, communications and industrial OEMs. Sales of our products are generally made pursuant to purchase orders rather than long-term commitments. We generate services revenue from a limited number of customers through the provision of procurement, inventory management, repair, test, retail and bulk packaging and drop shipping services. Our revenues are dependent upon demand in the end markets that we serve and fluctuations in end-user demand can have a rapid and material effect on our revenues. Furthermore, sales to a relatively few customers have accounted, and we expect will continue to account, for a significant percentage of our revenues in the foreseeable future. For 2002, 2003, 2004 and the nine months ended May 27, 2005, our ten largest OEM customers accounted for 85%, 87%, 86% and 80%, respectively, of our total net revenues.

Cost of Sales
      The most significant components of cost of sales are materials, fixed manufacturing costs, labor and depreciation. Cost of sales also includes any inventory write-downs we may take. In the past we have written down inventory for a variety of reasons, including obsolescence, excess quantities and declines in market value below our cost. In 2002 we incurred an inventory charge of $20.5 million to reduce the carrying value of excess and obsolete inventory. This charge was a result of depressed conditions in the communications market.

Research and Development Expenses
      Research and development expenses consist primarily of the costs associated with the design and testing of new products. These costs relate primarily to compensation of personnel involved with development efforts, materials and outside design and testing services. Our customers typically do not separately compensate us for design and engineering work involved in developing custom products for them.

Selling, General and Administrative Expenses
      Selling, general and administrative expenses consist primarily of personnel costs (including salaries, performance-based bonuses, commissions and employee benefits), facilities and equipment costs, costs related to advertising and marketing and other support costs including utilities, insurance and professional fees. We anticipate that our general and administrative expenses will increase as a percentage of revenue as we incur accounting and legal expenses associated with our ongoing public reporting obligations and preparations for compliance with the requirements of the Sarbanes Oxley Act of 2002.
Factors Affecting Our Results of Operations
      In making comparisons of our financial performance from one period to the next, it is important to be aware of the following factors that have impacted our financial results.

Effects of Our Restructuring Plans
      In 2001, we initiated a series of restructuring efforts in light of the economic downturn. These measures, which included workforce reductions, facility shutdowns and a shift in the strategic focus of a number of our sites, were intended to align our capacity and infrastructure to anticipated customer demand as well as to rationalize our global footprint.
      Pursuant to our 2002 restructuring plan, we reduced our workforce and equipment in our Americas and Europe regions. Workforce reductions primarily affected employees in manufacturing and back office support functions. The lease costs for abandoned leased facilities represent future lease payments subsequent to abandonment. The impaired loss recognized for owned equipment was based on the fair value, less costs to sell, with fair value based on estimates of existing market prices for similar assets.
      Pursuant to our 2003 restructuring plan, we shut down our European manufacturing facility and an additional manufacturing facility in Massachusetts. The focus of workforce reductions and treatment of impaired loss for owned equipment and lease costs for abandoned leased facilities was the same as the 2002 restructuring plan. In 2004, we further reduced our workforce in the Americas region. Again, workforce reductions primarily affected employees in manufacturing and back office support functions. Facilities and equipment subject to restructuring were primarily located in the Americas region. The treatment of lease costs for abandoned leased facilities was the same as under the 2003 restructuring plan.

      The following chart summarizes the cumulative effect of our restructuring efforts (in thousands):

		Lease	Lease
	Severance and	Payments on	Payments on
	Benefits	Facilities	Equipment	Other	Total

Accrual as of August 31, 2001	$—	$—	$—	$—	$—
Provision	993	50	—	—	1,043
Cash payment	(993)	(50)	—	—	(1,043)

Accrual as of August 31, 2002	$—	$—	$—	$—	$—
Provision	2,631	364	115	—	3,110
Cash payment	(1,138)	(325)	—	—	(1,463)

Accrual as of August 31, 2003	$1,493	$39	$115	$—	$1,647
Provision	764	80	480	525	1,849
Cash payment	(1,709)	(119)	(219)	(337)	(2,384)

Accrual as of August 31, 2004	$548	$—	$376	$188	$1,112
Provision	420	340	—	55	815
Cash payment	(804)	(232)	(376)	(243)	(1,655)

Balance of accrual at May 27, 2005	$164	$108	$—	$—	$272

Impact of Recent Change to a Services Agreement on Net Sales Reporting
      In April 2004, we began reporting revenue for a service program with our largest customer on a net revenue basis as a result of changes made to the terms of our existing services contract with this customer. Prior to this change, most of our other services contracts were already accounted for on a net revenue basis. Reporting services revenue on a net basis has had no impact on our gross profit, operating expenses, income, Adjusted EBITDA or cash flow. As a result of this change, $314.6 million of gross billings have been classified as $17.4 million of service revenue for the nine months ended May 27, 2005 for this customer. Gross billings amounting to $38.1 million for this customer have been classified as $2.8 million of service revenue for the period from April 17 to May 28, 2004.
Basis of Presentation
      Our business was originally founded in 1988 under SMART Modular which became a publicly traded company in 1995. Subsequently, SMART Modular was acquired by Solectron in 1999, where it operated as a subsidiary of Solectron. In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us.
      The financial statements for periods prior to April 17, 2004 have been prepared from our historical records and reflect the allocation policies adopted by Solectron and us for various costs and activities. These allocations have been determined on the basis that we and Solectron consider to be a reasonable allocation of the cost of services utilized by or benefiting us. However, the financial statements may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.
      In the discussion of our financial statements for the year ended August 31, 2004 in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we refer to the financial statements for 2004 as “combined” for comparative purposes. These combined financial results for 2004 represent the sum of the financial data for our predecessor business when SMART Modular operated as a subsidiary of Solectron (Predecessor Business) for the period from September 1, 2003 through April 16, 2004 and the financial data for SMART Modular Technologies (WWH), Inc., or SMART, for the period commencing April 17, 2004 through May 28, 2004, as well as for the period commencing April 17, 2004 through August 31, 2004. These combined financial results are for informational purposes only and do not purport to be a presentation in accordance with accounting principles generally accepted in the United States of America or to represent what our financial position and results of operations would have actually been in such periods had we operated as an independent company for all of the periods presented.
      We use a 52- to 53-week fiscal year ending on the last Friday in August. For clarity of presentation, we have indicated our fiscal year as ending on August 31.
Critical Accounting Policies
      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in our financial statements. We evaluate our estimates on an on-going basis, including those related to our net sales, inventories, asset impairments, restructuring charges, income taxes, and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual results have historically been reasonably consistent with management’s expectations, the actual results may differ in the future from these estimates or our estimates may be affected by different assumptions or conditions.
      We believe the following critical accounting policies are the most significant to the presentation of our financial statements and require the most difficult, subjective and complex judgments:

Revenue Recognition
      Our product revenues are derived from the sale of memory modules and cards, which we design and manufacture. We recognize revenue primarily upon shipment, following receipt of written purchase orders, when the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured. Products are shipped and sold based upon purchase orders from customers. All amounts billed to a customer related to shipping and handling are classified as sales, while all costs incurred by us for shipping and handling are classified as cost of sales expenses.
      Our service revenue consists of logistics and product-related services. The terms of our contracts vary, but we generally recognize services revenue upon the completion of the contracted services, typically upon shipment of the product.
      In addition, a portion of our revenues is accounted for on an agency basis in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Revenue related to these transactions is recorded as service revenue in the table below.
      The following is a summary of our net sales and gross billings (in thousands):

	Fiscal Year Ended August 31,			Nine Months Ended

			2004	May 28, 2004
	2002	2003	Combined(2)	Combined(2)	May 27, 2005

Product net sales	$624,354	$823,353	$875,140	$723,388	$436,832
Service revenue	2,009	5,028	17,708	9,877	28,859

Net sales	626,363	828,381	892,848	733,265	465,691
Plus: Cost of sales(1)	57,767	204,266	484,556	292,953	571,194

Gross billing to customers	$684,130	1,032,647	$1,377,404	$1,026,218	$1,036,885

(1)	Represents cost of sales netted against sales accounted for on an agency basis.

(2)	The combined financial results for 2004 represent the sum of the financial data for our Predecessor Business for the period from September 1, 2003 through April 16, 2004 and the financial data for

SMART for the period commencing April 17, 2004 through August 31, 2004 for fiscal 2004. The combined financial results for the first nine months of fiscal 2004 represent the sum of the financial data for our Predecessor Business for the period from September 1, 2003 through April 16, 2004 and the financial data for SMART for the period commencing April 17, 2004 through May 28, 2004. The combined financial data for 2004 is presented to facilitate comparison with other periods and does not purport to be a presentation in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable
      We evaluate the collectibility of accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due and, thereby, reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we record allowances for doubtful accounts based on a combination of factors including the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment, and historical experience.

Inventory Valuation
      At each balance sheet date, we evaluate our ending inventories for excess quantities and obsolescence. This evaluation includes analysis of sales levels by product family. Among other factors, we consider historical demand and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. We adjust remaining balances to approximate the lower of our manufacturing cost or market value. If we anticipate demand or market conditions to be less favorable than our projections, additional inventory write-downs may be required, and would be reflected in cost of sales in the period the revision is made. This would have a negative impact on our gross margins in that period. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs. In 2002 we incurred an inventory charge of $20.5 million to reduce the carrying value of excess and obsolete inventory. This charge was a result of depressed conditions in the communications market.

Restructuring Charges
      We record and account for our restructuring activities following formally approved plans that identify the actions and timeline over which the restructuring activities will occur. Restructuring charges include estimates pertaining to employee severance and fringe benefit costs, facility exit costs, subleasing assumptions and facility restructuring accruals on a quarterly basis; and adjustments to these estimates are made when changes in facts and circumstances suggest actual amounts will differ from our estimates. Although we do not anticipate significant changes, actual costs may differ from our original or revised estimates. These changes in estimates can result in increases or decreases to our results of operations in future periods and would be presented on the restructuring and impairment costs line of our consolidated statements of operations.

Income Taxes
      We use the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs. U.S. income and foreign withholding taxes are not provided on that portion of unremitted earnings of foreign subsidiaries expected to be reinvested indefinitely.
      Prior to April 16, 2004, SMART Modular was a member of an affiliated group and accordingly, its federal taxable income or loss is included in the consolidated federal income tax return filed by Solectron. SMART Modular is also included in certain state returns of Solectron. The tax provision for the years ended

August 31, 2003 and 2002 has been allocated on the “pro-rata” method by Solectron based on SMART Modular’s contribution to pretax income or loss. Any valuation allowance against deferred tax assets taken by Solectron on a consolidated basis has been allocated to its subsidiaries based on their respective deferred tax asset positions. For the period from September 1, 2003 to April 16, 2004, the Company calculated its provision on a stand-alone basis. Had the Company calculated its provision for federal and state taxes for this period on the “pro-rata” method, the tax provision for this period would have been approximately $0.3 million less.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
      We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value, less cost to sell.
Results of Operations
      The following is a summary of our results of operations for the years 2002, 2003 and 2004, and for each of the first nine months of 2004 and 2005.

	Fiscal Year Ended August 31,			Nine Months Ended

				May 28,
			2004	2004	May 27,
	2002	2003	Combined(1)	Combined(1)	2005

	(Dollars in millions, except for percentages)
Revenue:
Net sales	$626.4	$828.3	$892.8	$733.3	$465.7
Cost of sales	583.6	751.5	805.8	666.4	394.2

Gross profit	$42.8	$76.8	$87.0	$66.9	$71.5
Gross margin percent	6.8%	9.3%	9.7%	9.1%	15.4%
Operating Expenses:
Research and development	$13.8	$12.5	$13.4	$10.6	$6.9
Selling, general and administrative	51.1	46.4	48.5	35.4	35.3
Impairment of goodwill	—	—	43.3	43.3	—
Restructuring and impairment costs	8.3	8.2	7.5	6.4	0.9

Total operating expenses*	73.2	67.1	112.7	95.7	43.1

Income (loss) from operations*	(30.4)	9.7	(25.7)	(28.8)	28.4
Interest income (expense), net	14.2	7.7	(0.8)	(0.1)	(4.3)
Other (expense) income, net	(1.6)	(0.1)	0.3	(0.3)	0.5

Total other income (expense), net*	12.6	7.6	(0.5)	(0.4)	(3.8)

Income (loss) before provision (benefit) for income taxes*	(17.8)	17.3	(26.2)	(29.2)	24.6
Provision for (benefit from) income tax	(9.9)	29.3	3.6	2.7	7.0

Net income (loss)*	$(7.9)	$(12.0)	$(29.8)	$(32.0)	$17.6

*	Summations may not compute precisely due to rounding.

(1)	The combined financial results for 2004 represent the sum of the financial data for our Predecessor Business for the period from September 1, 2003 through April 16, 2004 and the financial data for SMART for the period commencing April 17, 2004 through August 31, 2004 for fiscal 2004. The combined financial results for the first nine months of fiscal 2004 represent the sum of the financial data for our Predecessor Business for the period from September 1, 2003 through April 16, 2004 and the financial data for SMART for the period commencing April 17, 2004 through May 28, 2004. The combined financial data for 2004 is presented to facilitate comparison with other periods and does not purport to be a presentation in accordance with accounting principles generally accepted in the United States of America.

Nine months Ended May 27, 2005 as Compared to the Nine months Ended May 28, 2004

Net Sales
      Net sales for the nine months ended May 27, 2005 were $465.7 million, or a 36% decrease from $733.3 million for the nine months ended May 28, 2004. This decrease was primarily due to the fact that the nine months ended May 27, 2005 include certain service revenue from our largest customer on a net basis while the period from September 1, 2003 through April 16, 2004 reflected the recording of certain services revenue for this customer on a gross basis.

Gross Profit
      Gross profit for the nine months ended May 27, 2005 was $71.5 million or a 7% increase from $66.9 million for the nine months ended May 28, 2004. Gross margin increased from 9.1% in the nine months ended May 28, 2004 to 15.4% in the nine months ended May 27, 2005. The increase in gross profit was principally due to a decrease in our facility, equipment and labor costs as a result of our restructuring initiatives. Our gross margin percentage increased primarily as a result of our previously described change to net revenue reporting for certain services provided to our largest customer. This change decreased revenue and cost of sales without decreasing gross profit dollars, yielding a higher gross margin.

Research and Development Expenses
      Research and development expenses for the nine months ended May 27, 2005 were $6.9 million, or a 35% decrease from $10.6 million for the nine months ended May 28, 2004. This decrease was primarily due to reduced research and development efforts due to the discontinuation of most of our communication products, and $1.1 million in reimbursed research and development costs during fiscal 2005 in connection with a manufacturing service agreement we entered in late fiscal 2004.

Selling, General and Administrative Expenses
      SG&A expenses for the nine months ended May 27, 2005 were $35.3 million, substantially unchanged from $35.4 million for the nine months ended May 28, 2004. The overall decrease was principally due to an increase of approximately $2.0 million in amortization expense in connection with the intangible assets that arose from the acquisition of SMART Modular by SMART on April 16, 2004, as well as an increase of approximately $1.6 million in quarterly management fees in connection with managing the Successor Business. These increases were offset by an increase of approximately $0.8 million in SG&A cost reimbursement activity during fiscal 2005, in connection with a manufacturing service agreement we entered in late fiscal 2004, as well as lower bad debt expense activity during 2005.

Restructuring and Impairment Costs
      Restructuring and impairment costs for the nine months ended May 27, 2005 were approximately $0.9 million, an 86% decrease from $6.4 million for the nine months ended May 28, 2004. The restructuring and impairment costs for the nine months ended May 27, 2005 consisted of $0.4 million in exit and equipment impairment costs, and $0.4 million for severance and related benefit costs, which were incurred primarily from the discontinuation of most of our communication products. During the nine months ended May 28, 2004, we recorded restructuring and impairment costs of $6.4 million, comprised primarily of $5.7 million for the impairment of equipment and $0.7 million for severance and exit costs.

Impairment of Goodwill
      The Company did not incur any goodwill impairment during the nine months ended May 27, 2005. During the nine months ended May 28, 2004, the Predecessor Business wrote off goodwill totaling approximately $43.3 million in connection with the anticipated sale of our company by Solectron.

Interest Income (Expense), Net
      Net interest expense for the nine months ended May 27, 2005 was $4.3 million, compared to approximately $0.1 million of interest expense for the nine months ended May 28, 2004. This increase in interest expense was principally due to our fiscal 2005 third quarter interest expense incurred in connection with the offering of the notes, together with approximately $1.2 million in interest expense incurred in connection with the write off of deferred debt issuance and other costs related to our old credit facility, as well as approximately $1.1 million in interest expense incurred in connection with our credit line borrowings under our old credit facility during the period from September 1, 2004 through March 28, 2005.

Other (Expense) Income, Net
      Net other income for the nine months ended May 27, 2005 was $0.5 million compared to net other expense of $0.3 million for the nine months ended May 28, 2004. This $0.8 million increase in other income was primarily driven by foreign currency transaction gains during the nine months ended May 27, 2005, when compared to the nine months ended May 28, 2004.

Provision for (Benefit from) Income Taxes
      Provision for income taxes for the nine months ended May 27, 2005 was $7.0 million, compared to $2.7 million for the nine months ended May 28, 2004. This increase was primarily caused by the generation of taxable income during the nine months ended May 27, 2005, as compared to an overall net loss for the nine months ended May 28, 2004. The effective tax rate for the nine months ended May 27, 2005 was approximately 28%. Due to the impairment of goodwill of approximately $43.3 million and a restructuring charge of approximately $6.4 million, there was a provision of $2.7 million recorded on a pre-tax loss of $29.3 million for the nine months ended May 28, 2004.

Fiscal Year Ended August 31, 2004 as Compared to Fiscal Year Ended August 31, 2003

Net Sales
      Net sales for 2004 were $892.8 million, or an 8% increase from $828.3 million in 2003. The increase in net sales was primarily due to an increase in sales of memory products to our desktop PC, networking and communications customers. This increase was partially offset by a decline in the cost of certain memory devices used in the manufacture of our products allowing us to reduce our prices and a decrease in sales of memory modules to our printer customers.

Gross Profit
      Gross profit for 2004 was $87.0 million or a 13% increase from $76.8 million in 2003. Gross margin increased from 9.3% in 2003 to 9.7% in 2004. The increase in gross profit was primarily due to the decrease in our facility and equipment costs as a result of the 2003 restructuring initiatives.

Research and Development Expenses
      Research and development expenses for 2004 were $13.4 million, or a 7% increase from $12.5 million in 2003. The increase in research and development expenses was due to our increased development effort for certain of our communication products.

Selling, General and Administrative Expenses
      SG&A expenses for 2004 were $48.5 million, a 5% increase from $46.4 million in 2003. The increase in SG&A expenses was primarily due to increases in performance based bonuses and sales commissions, which was partially offset due to a decrease in salaries. In addition, the increase in SG&A expenses was due in part to increased insurance and accounting expenses as we became an independent company.

Impairment of Goodwill
      Prior to our becoming an independent company, goodwill of $43.3 million was written off related to the expected sale of our company by Solectron.

Restructuring and Impairment Costs
      Restructuring and impairment costs for 2004 were $7.5 million compared to $8.2 million in 2003. The restructuring and impairment costs in the 2003 restructuring initiatives consisted of $3.0 million for the impairment and loss on equipment, $2.6 million for the impairment and loss on facilities and $2.6 million for severance and related benefit costs, which were incurred primarily in the second and fourth quarters. In 2004, we recorded further restructuring costs and impairment costs of $7.5 million. These costs consisted of $6.2 million for the impairment of equipment, $0.8 million for severance and related benefit costs, and $0.5 million for loss on leased facilities and other expenses.

Interest Income (Expense), Net
      Interest expense for 2004 was $0.8 million, an $8.5 million change from interest income of $7.7 million in 2003. This increase in interest expense was primarily due to the absence of interest income on advances to Solectron. We also incurred interest expense under our old credit facility for the period from April 17 to August 31, 2004.

Other (Expense) Income, Net
      Other income for 2004 was $0.3 million compared to $0.1 million of other expense in 2003. The increase in income was due to foreign currency transactions gains in 2004.

Provision for (Benefit from) Income Taxes
      Provision for income taxes for 2004 was $3.6 million compared to $29.3 million in 2003. The primary difference is due to the fact that we were a stand-alone entity at the end of 2004 and were profitable. In the first part of 2004 the provision relates to our foreign operations that were profitable. In 2003 taxes were allocated from Solectron and reflect a write-off of all deferred tax assets.

Fiscal Year Ended August 31, 2003 as Compared to Fiscal Year Ended August 31, 2002

Net Sales
      Net sales for 2003 were $828.3 million, or a 32% increase from $626.4 million in 2002. The increase in net sales was due to an increase in demand, primarily from printer and enterprise server customers. This increase was partially offset by a decline in the cost of certain memory devices used in the manufacture of our products allowing us to reduce our prices, and a decrease in sales of memory modules to customers in networking and telecommunications.

Gross Profit
      Gross profit for 2003 was $76.8 million or a 79% increase from $42.8 million in 2002. Gross margin, increased from 6.8% in 2002 to 9.3% in 2003. This increase in gross profit was primarily due to the decrease in our facility and equipment costs due to our restructuring initiatives and our decrease in inventory adjustments from 2002, which was partially offset by higher labor costs.

Research and Development Expenses
      Research and development expenses for 2003 were $12.5 million, or a 9% decrease from $13.8 million in 2002. This decrease in research and development expenses was primarily due to the elimination of a flash controller development effort.

Selling, General and Administrative Expenses
      SG&A expenses for 2003 were $46.4 million, a 9% decrease from $51.1 million in 2002. The decrease in SG&A expenses was primarily due to the 2002 and 2003 restructuring initiatives.

Restructuring and Impairment Costs
      Restructuring and impairment costs for 2003 were $8.2 million compared to $8.3 million in 2002. Our 2003 restructuring initiatives consisted of $3.0 million for impairment of and loss on equipment, $2.6 million for impairment of and loss on facilities, and $2.6 million for severance and benefits. The restructuring and impairment costs in our 2002 restructuring initiatives consisted of $7.3 million for the impairment of equipment and loss on a leased facility and $1.0 million of severance and related benefits, which were incurred primarily in the first and third quarters.

Interest Income (Expense), Net
      Interest income for 2003 was $7.7 million, a 46% decrease from interest income of $14.2 million in 2002. This decrease in interest income was primarily due to us earning interest income from Solectron for only a portion of 2003, as Solectron stopped the policy of allocating interest income (expense) to its subsidiaries. Solectron had in the past allocated interest income to us with respect to the amount of funds that SMART Modular had advanced to Solectron.

Other (Expense) Income, Net
      Other expenses for 2003 were $0.1 million compared to $1.6 million in 2002. The decrease in other expenses was due to the settlement of $1.9 million in 2002 of a class action shareholder lawsuit brought against SMART Modular while it was a public company.

Provision for (Benefit from) Income Taxes
      Provision for income taxes for 2003 was $29.3 million, compared to a $9.9 million income tax benefit in 2002. This was primarily due to a tax provision allocation from Solectron reflecting a write-off of all deferred tax assets in 2003.
Liquidity and Capital Resources
      Our principal sources of liquidity are cash flow from operations and borrowings under our senior secured credit facility. Our principal uses of cash are debt service requirements as described below, capital expenditures, research and development expenditures and working capital requirements.
      The net proceeds from the March 2005 offering of $125 million in senior secured floating rate notes due on April 1, 2012 was approximately $120.8 million, which we used primarily (a) to repay outstanding indebtedness under our old credit facility ($42.3 million); (b) to redeem all of the outstanding shares of our Series A Redeemable Preferred Shares, which were redeemed for an aggregate of $65.1 million in March 2005; and (c) for general corporate purposes (approximately $13.4 million).
      Our Series A Redeemable Preferred Shares were held by our sole shareholder, Modular, L.L.C., which is principally owned by Texas Pacific Group (39.6%), Francisco Partners (39.6%) and Shah Capital Partners (17.4%).

Debt Service
      As of May 27, 2005, we had: (a) total long-term indebtedness of $125.0 million under our senior secured floating rate notes; and (b) $35.0 million of borrowings available under our senior secured credit facility, subject to customary conditions. Any inability to meet our significant debt service obligations could have material consequences to our security holders.

Senior Secured Credit Facility
      Contemporaneously with the closing of the offering of the notes, we amended and restated our old credit agreement with our lenders providing for a new senior secured credit facility. The senior secured credit facility provides us with up to $35.0 million of aggregate borrowing capacity ($20.0 million of which may be in the form of letters of credit), subject to a borrowing base calculated by reference to the amounts of eligible accounts and eligible inventory owned by us. Borrowings under the senior secured credit facility will bear interest at a rate equal to, at our option, either (i) the base rate (which is the prime rate most recently announced by the agent) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on base rate borrowings will range from 0% to 0.5% and the margin on LIBOR borrowings will range from 1.25% to 2.25%, in each case depending on the amount of unrestricted cash and excess availability under the senior secured credit facility. The senior secured credit facility is available for general corporate purposes until March 28, 2009, unless earlier terminated.

Senior Secured Floating Rate Notes
      The notes will mature in April 2012 and are guaranteed by all of our subsidiaries (subject to limited exceptions) except Estecom and SMART Modular Technologies (Deutschland) GmbH, and secured by second-priority liens on most of the assets securing our senior secured credit facility. Interest on the notes will be payable quarterly in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make investments.

Capital Expenditures
      Consistent with previous periods, future capital expenditures will focus on test and manufacturing equipment upgrades, IT infrastructure and software upgrades and continued spending on research and development. Our senior secured credit facility contains restrictions on our ability to make capital expenditures. Based on current estimates, we believe that the amount of capital expenditures permitted to be made under the senior secured credit facility will be adequate to implement our current plans.

Sources of Funds
      We anticipate that operating cash flow, together with available borrowings under our senior secured credit facility, will be sufficient to meet our working capital needs, fund our research and development and capital expenditures and service requirements on our debt obligations for the foreseeable future. However, our ability to make scheduled payments of principal of, to pay interest on or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control.
      From time to time we may explore additional financing methods and other means to lower our cost of capital, which could include stock issuance or debt financing and the application of the proceeds therefrom to the repayment of bank debt or other indebtedness. In addition, in connection with any future acquisitions, we may require additional funding which may be provided in the form of additional debt or equity financing or a combination thereof. There can be no assurance that any additional financing will be available to us on acceptable terms.

Historical Trends
      Historically, our financing requirements have been funded primarily through cash generated by operating activities, credit facility borrowings and sale of preferred stock and advances from Modular, L.L.C. As of May 27, 2005, our cash and cash equivalents were approximately $103.9 million.

Cash Flows from Operating Activities
      Net cash provided by operations was $72.8 million for the nine months ended May 27, 2005, compared to net cash used in operating activities of $13.2 million for the nine months ended May 28, 2004. This change was principally the result of increases in net income, coupled with decreases in accounts receivable and increases in accrued expenses and other current liabilities during the current fiscal year, compared to a net loss, coupled with increases in accounts receivable and inventory during the nine-month period ended May 28, 2004. Net cash used by operations was $0.5 million in 2004, a decrease of $2.2 million from 2003. This was primarily the result of an increase in accounts receivable partially offset by a decrease in inventories. Net cash provided by operations was $1.6 million in 2003, compared to $24.6 million from 2002. This was primarily the result of an increase in receivables from affiliates and inventories.

Cash Flows from Investing Activities
      Net cash used in investing activities was $7.0 million for the nine months ended May 27, 2005, compared to net cash used in investing activities of approximately $104.1 million for the nine months ended May 28, 2004. This change was primarily the result of an increase in capital expenditures during fiscal 2005 and the acquisition of Estecom in September 2004. For the nine months ended May 28, 2004, cash used in investing activities was primarily for the acquisition of the Predecessor Business. Net cash used in investing activities was $103.3 million in 2004, compared to net cash of $1.1 million provided in 2003. This was due to the purchase of the Predecessor Business for approximately $104.1 million in April 2004. Net cash provided by investing activities was $1.1 million in 2003, an increase of $5.7 million from 2002. In each of 2003 and 2004, the change in cash flows from investing activities was mainly driven by proceeds from the sale of property and equipment and investments, offset by capital expenditures. During the nine months ended May 27, 2005, capital expenditures were $5.1 million compared to $2.7 million for the nine months ended May 28, 2004. For 2002, 2003 and 2004, capital expenditures totaled $4.0 million, $3.3 million and $3.2 million, respectively.

Cash Flows from Financing Activities
      Net cash provided by financing activities was $1.3 million for the nine months ended May 27, 2005, compared to net cash provided by financing activities of approximately $91.4 million for the nine months ended May 28, 2004. This change was principally due to the sale of common and preferred stock in connection with the purchase of the Predecessor Business, as well as advances on the revolving line of credit during fiscal 2004. Net cash provided by financing activities was $96.0 million in 2004, compared to $8.6 million in 2003. Net cash provided by financing activities was $8.6 million in 2003, an increase of $62.2 million from 2002. In each period, cash outflows and changes in net cash used in financing activities were primarily due to dividends paid to Solectron.

Contractual Obligations and Contingent Liabilities and Commitments
      With the completion of the offering and the related transactions, our contractual obligations, exclusive of interest payments, as of May 27, 2005 are set forth below:
Payments Due by Period

	Less than			After
	1 Year	1-3 Years	4-5 Years	5 Years	Total

	(Dollars in millions)
Contractual Obligations:
Long-term debt(1)	$—	$—	$—	$125.0	125.0
Interest expense cash obligations in connection with long-term debt(2)	3.0	36.0	24.0	21.0	84.0
Non-cancelable purchase order commitments	0.9	—	—	—	0.9
Operating leases	0.4	3.0	0.7	—	4.1

Total contractual cash obligations	$4.3	$39.0	$24.7	$146.0	$214.0

(1)	Our senior secured credit facility remained undrawn at May 27, 2005.

(2)	Interest expense cash obligations are estimated based on the current interest rates in effect for our long-term debt as of May 27, 2005.
Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risks
      We are subject to inherent risks attributed to operating in a global economy. Our international sales and our operations in foreign countries make us subject to risks associated with fluctuating currency values and exchange rates. Because sales of our products have been denominated to date primarily in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. As a result of our foreign operations, we have costs, assets and liabilities that are denominated in foreign currencies. Therefore, decreases in the value of the United States dollar could result in significant increases in our manufacturing costs that could have a material adverse effect on our business, financial condition and results of operations. At present, we do not purchase forward contracts as hedging instruments, but may do so as circumstances warrant.

Interest Rate Risk
      We are subject to interest rate risk in connection with our long-term debt, including the $125.0 million of floating rate notes. In addition, our senior secured credit facility provides for borrowings of up to $35.0 million that will also bear interest at variable rates. Assuming the senior secured credit facility is fully drawn and holding other variables constant and excluding the impact of any hedging arrangements, each 1.0% increase in interest rates on our variable rate borrowings will result in an increase in interest expense and a decrease in our cash flows and income before taxes of approximately $0.8 million. We have entered into two simultaneous interest rate swap arrangements for the purpose of fixing the interest rate on a portion of our long-term debt for the specified respective interest rate swap periods. The interest rate swaps were for $41.25 and $40 million, bearing 9.78% and 9.97% fixed annual interest rate, and expiring on April 1, 2008 and April 28, 2010, respectively. However, we cannot assure you that these interest rate swaps or any other interest rate swaps that we implement will be effective.
Off-Balance Sheet Arrangements
      We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any derivative contracts or synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.
Inflation
      We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial condition and results of operations.
Recent Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS 151 amends ARB No. 43, Chapter 4 to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 will be effective for us beginning on September 1, 2005. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.
      In December 2004, the FASB issued SFAS No. 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95. This statement requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. The provisions of SFAS 123R will be effective for us beginning on September 1, 2006. We are currently evaluating the impact of this statement on our financial position and results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces Accounting Principles Board (APB) opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement requires retrospective application, unless impracticable, for changes in accounting principles in the absence of transition requirements specific to newly adopted accounting principles. The provisions of SFAS 154 will be effective for us beginning on September 1, 2006. We are currently evaluating the impact, if any, of this statement on our financial position and results of operations.

BUSINESS
General
      We are a leading independent designer, manufacturer and supplier of high value added memory products and related services focused on original equipment manufacturers, or OEMs. We provide our customers with technologically advanced memory products as well as comprehensive design, manufacturing, testing and logistics services. Our products and services are used for a variety of applications in the computing, networking, communications and industrial markets worldwide. Our success is derived from a customer-focused approach characterized by a commitment to quality, advanced technical expertise, fast time-to-market, build-to-order flexibility and high quality customer service. Our global operations enable us to rapidly respond to our customers’ requirements worldwide. We offer more than 500 open standard and custom products to leading OEMs, including Hewlett Packard, Cisco Systems, Dell and Motorola.
      Our business was originally founded in 1988 under SMART Modular Technologies, Inc., or SMART Modular, and SMART Modular became a publicly traded company in 1995. Subsequently, SMART Modular was acquired by Solectron in 1999, where it operated as a subsidiary of Solectron. In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us, which we refer to as the Acquisition.
      Since the Acquisition, we have repositioned our business by focusing on the delivery of higher value added products and diversifying our end markets.
Industry Overview
      Memory semiconductors are a critical component of electronic systems and are typically used for the temporary storage of critical data for operating systems and device applications. Memory is used in a wide variety of end markets, such as computing, networking, communications, consumer electronics, defense and industrial markets including applications such as personal computers, or PCs, servers, workstations, storage systems, switches, routers, mobile phones, USB flash drives, digital televisions and other industrial and consumer electronics products and systems. As these products and systems increase in complexity, functionality and processing power, they require increasing amounts and densities of memory. For example, according to IDC, the average memory content to be shipped in a server is expected to increase from 2.6 gigabytes, or GB, in 2004 to 8.6 GB in 2008, representing a compound annual growth rate of 34.6%.
      Key drivers of the demand for memory are the increasing amount of memory content required by electronic products and systems and the increasing unit growth in electronic products and systems. Demand for memory is also fueled by an increase in corporate IT spending due to a shift toward higher data rates and greater storage content in high-end computing as well as the IT hardware replacement cycle.
      Memory semiconductors can be divided into two segments — volatile and non-volatile memory. Volatile memory, consisting of Dynamic Random Access Memory, or DRAM, and Static Random Access Memory, or SRAM, maintains stored data only when connected to a power source. Non-volatile memory, consisting principally of Flash memory, is able to maintain stored data even when the power source is removed. Within each of these categories of memory semiconductors, semiconductor manufacturers are offering an increasing variety of memory devices that are designed to meet different application and performance requirements.

DRAM Market
      DRAM is the most common type of memory semiconductor, and according to IDC accounted for $26.4 billion, or 56.1%, of global memory semiconductor revenue in 2004. IDC forecasts DRAM market revenue to increase to $29.8 billion in 2008, and 256 megabit-equivalent unit shipments to increase from

4.8 billion to 20.6 billion in the same time period. The factors contributing to the increasing demand for DRAM memory semiconductors include:

•	Increasing performance requirements of servers, workstations, storage systems and communications equipment;

•	Increasing memory content required to support advanced microprocessors as well as large operating systems and complex applications;

•	Proliferation of next generation routing and switching equipment that require an increasing amount of memory;

•	Rapid adoption of memory-intensive graphics and multimedia applications by consumers and business users; and

•	Increasing unit sales of PCs.
      Traditionally, the primary application of DRAM has been desktop PCs, representing 36.0% of DRAM shipments in 2004 according to IDC. However, with the proliferation of new electronic systems and smaller form factors, non-desktop PC applications such as servers, workstations, storage systems, switches, routers, consumer electronics, and other electronic equipment are becoming an increasingly larger portion of the DRAM market. As a result, the non-desktop PC DRAM market is anticipated to grow faster than the overall DRAM market.
      With the proliferation of new applications, DRAM semiconductors have become more diverse in type and density. Common types of DRAM include synchronous DRAM, or SDRAM, and double data rate, or DDR. In addition, DRAM semiconductors have become more complex and subject to rapid technology innovation. For example, although the most common type of DRAM is DDR, comprising 74.7% of the DRAM megabyte shipments in 2004, the industry is expected to shift toward DDR2, which is projected to represent 68.0% of the DRAM market by 2006 according to IDC. Similarly, in 2004, 256-megabit DRAM semiconductors represented 67.9% of the DRAM bit shipments and are expected to decline to 13.3% by 2006. During the same period, 512-megabit DRAM semiconductor units are expected to increase from 18.7% of DRAM bit shipments to 76.6%.
      The increased complexity of DRAM semiconductors has increased the demands placed on memory semiconductor manufacturers and OEMs to design, manufacture and test memory products for use in electronics systems.

Flash Market
      Flash is the largest segment of the non-volatile memory market. Electronic equipment that utilizes Flash memory ranges from consumer electronic products to more complex IT infrastructure products, such as switches, routers, hubs and high-end computers. Different types of Flash memory products include memory cards, USB memory keys, and ATA and IDE Flash drives. The Flash market has grown in recent periods driven by new applications and increasingly complex electronics, which has driven the demand for increased amounts of memory. IDC estimates worldwide revenue for Flash memory products will increase from $16.1 billion in 2004 to $17.8 billion in 2008.

Memory Module Market
      Memory semiconductors are typically assembled in a module or card in order to be incorporated into electronic systems and over 86.7% of all memory semiconductors were sold in the form of modules in 2004 according to iSuppli. The module is plugged into an electronic system’s memory slot or socket. The use of memory modules increases an electronic system’s flexibility, reduces the use of motherboard space and facilitates ease of upgradeability. In addition, memory modules allow OEMs to easily configure a system with different types and densities of memory.

      The growth of the memory module market is being driven by OEMs’ and consumers’ increased demand for functionality and higher processing speed. iSuppli estimates that the worldwide DRAM memory module market reached approximately 433 million units in 2004 and is expected to grow to 632 million units in 2008, representing a compound annual growth rate of 9.9%.
      Memory modules are sold directly to OEMs or through the retail channel. These modules, which are manufactured to meet widely-used industry specifications are sold in high volume and are offered by many module suppliers primarily for use in desktop PCs. Memory modules sold directly to OEMs include both custom and standard modules. Many of the custom modules are offered by a limited number of suppliers who design and manufacture modules for specific applications in high-end computing equipment, such as servers, workstations and storage systems, and communications equipment, such as switches and routers. The OEM segment is expected to grow faster than the overall memory module market. According to iSuppli, the DRAM OEM memory module market, which was approximately 229 million units in 2004, is expected to grow to 380 million units in 2008, representing a compound annual growth rate of 13.5%.
      Historically, OEMs designed, manufactured and tested memory modules in-house. However, the increased complexity, continuing evolution of memory standards and escalating need for customization are driving OEMs to purchase memory modules from independent memory module suppliers rather than manufacturing them in-house. For example, the proliferation of non-PC applications such as servers, workstations, storage systems, switches, routers and other networking equipment and their need for various forms of higher performance memory have increased the complexity of memory modules.
      Before a module design is incorporated into a new system, OEMs typically perform extensive testing and qualification to ensure that the memory module will perform to a stringent set of quality parameters for the specific application. In order to perform these tests, module manufacturers and OEMs devote substantial engineering resources for an extended period of time. As a result, once a memory module is designed to be incorporated into a system, OEMs are typically reluctant to switch to a new module design, although they typically qualify more than one manufacturer.
      By purchasing memory modules from specialized memory module manufacturers, OEMs are able to:

•	Leverage Design Expertise to Shorten Time-to-Market: Through specialized product design support and collaboration with independent memory module manufacturers, OEMs can reduce the time required to redesign a module to incorporate a new memory technology, thereby shortening the time-to-market for new products.

•	Access Global Services to Lower Manufacturing and Logistics Costs: OEMs are increasingly manufacturing systems in multiple locations around the world and require memory modules to be available at these locations on a just-in-time basis. Independent memory module manufacturers with a global footprint have the ability to quickly deliver memory modules configured for an OEM’s specific application to locations around the world. By accessing the worldwide logistics infrastructure provided by independent memory module manufacturers, OEMs can reduce their manufacturing and logistics costs.

•	Focus on Core Competencies: Partnering with independent memory module manufacturers allows OEMs to focus on their core competencies, including new product innovation, creation and sales and marketing.

•	Reduce Inventory Balance and Risk: Purchasing memory modules from independent memory module manufacturers permits OEMs to lower their memory inventory levels by delaying the purchase of memory until it is absolutely necessary, thereby reducing working capital needs. In turn, lowering inventory balances allows OEMs to reduce the period of time in which they are subject to the fluctuations of memory pricing. Independent memory module manufacturers have greater flexibility in managing their own inventory due to their ability to spread excess inventory over a variety of products and OEM customers.

•	Decrease Capital Investment: OEMs can reduce their investment in specialized manufacturing and testing equipment required to manufacture and test memory modules by outsourcing their needs to independent memory module manufacturers.
      There are two main segments of suppliers of memory modules: memory semiconductor manufacturers and independent memory module manufacturers. The world’s largest memory semiconductor manufacturers focus on industry standard memory modules for high volume applications such as desktop PCs. Certain independent memory module manufacturers focus on high volume industry standard applications. However, most independent memory module manufacturers focus on providing broad product portfolios that cover a variety of type, density, data rate, voltage, packaging and other increasingly complex features.
      We believe that the growth in the memory module market will benefit those independent memory module manufacturers with the capability to offer leading edge technology customized for OEMs’ specific applications on a global basis.
Competitive Strengths
      We are one of the largest independent designers, manufacturers and suppliers of high value added memory products and related services. We believe that our core competitive strengths are:
      Global Expertise in Design, Materials, Manufacturing, Test and Logistics. With over 16 years of experience, we have developed comprehensive technical expertise and business processes that we apply throughout the product life cycle to respond to our OEM customers’ rapidly changing product and service requirements worldwide. Our designers and engineers understand the complexities of high performance memory modules and help customers identify the right solutions for their specific applications. Our long standing relationships with leading semiconductor manufacturers, such as Samsung, Infineon, Micron, Hynix and Elpida, give us the capability to procure components in a flexible, timely and cost-effective manner and better enable us to obtain supplies during periods of short supply. Our worldwide locations, linked by one global IT infrastructure, are equipped with similar types of surface mount, test and inspection equipment, and utilize common processes and procedures to provide a similar design and manufacturing environment. We serve our customers’ global requirements through four design and seven manufacturing locations, including third party manufacturing arrangements in China and India. Our focus on test platforms and our highly trained test engineers have positioned us as a leader in memory module testing for high-end applications. We have a track record of achieving stringent quality targets across a broad spectrum of system applications. Moreover, through our global logistics capabilities, we custom package, label and ship worldwide for our customers.
      Custom Solutions Through Design and Engineering. We believe that our broad technology expertise and leading edge product design enable our customers to achieve rapid time to market for their products. By working closely with our customers, we are able to identify their evolving needs and deliver to them technically advanced products in a timely manner. In response to a wide range of technical specifications and increasing complexity in the memory module market, we provide a variety of memory products with multiple configurations, speeds and package types. We provide customer-level thermal and electrical product simulation support and actively participate in industry standards bodies for early access to emerging technologies. We have over 68 engineers worldwide with extensive experience in hardware and software design, test, process and applications. Our engineering team custom designs memory products to meet our OEM customers’ specific design requirements. In 2004, we developed over 25 custom products for our customers. When applicable, we also collaborate with technology partners, such as Intel, AMD and Serverworks, a division of Broadcom, and third party motherboard makers, such as Supermicro, Tyan, MSI and Arima/ Rioworks. These technology partners assist us in achieving optimal system compatibility and memory throughput with increased system application performance via our high density, low latency and ultra low latency solutions.
      Leading Global Customer Base. Our customer base includes leading OEMs in the computing, networking, communications and industrial markets. We have long-standing relationships with our two largest customers, Hewlett Packard and Cisco. These relationships, which span over 10 years, are multi-dimensional and exist within individual business units and engineering organizations rather than only within global supply management, at these customers. We also have a broad and diverse base of other global OEM customers including IBM, SGI, Intel, Network Appliance, Redback Networks and Sun Microsystems. Overall, we served more than 350 customers in 2004.
      Global Product Support and Customer Service. We serve our customers globally through dedicated program management teams, which include engineers, sales and support staff, to maximize responsiveness to our customers. We meet our customers’ demands for quick response time to inquiries and orders through extensive customer support, including on-line pricing and navigation tools. We provide our OEM customers with full qualification and testing capabilities at our facilities by implementing strict qualifications and testing programs to reduce module failure rates and maximize system yields. In addition, we have on-site service support personnel at key customers to provide them with more extensive support.
      Cost Effective Manufacturing. Our low cost operating structure permits us to deliver price competitive products while maintaining profitability. We have low cost manufacturing facilities in Asia, Brazil and the Dominican Republic to service our customers. We believe that our history of competing in the highly cost-sensitive markets in which we operate has required us to operate our manufacturing facilities in a cost effective manner.
      Experienced Management and Leadership. We are led by an experienced senior management team with an average of more than 20 years of experience in the high technology industry and an average of over seven years of experience with our business in the memory module market. Key members of this management team operated our business as both a public and private company, including as a subsidiary of Solectron. In addition, members of our board of directors have extensive experience in the high technology and memory module markets. The chairman of our board of directors, Ajay Shah, and fellow board member, Mukesh Patel, co-founded SMART Modular in 1988, and our board member, C.S. Park, serves as the CEO and Chairman of Maxtor and previously served as CEO and Chairman of Hynix Semiconductor. Representatives of our principal investors, Texas Pacific Group, Francisco Partners and Shah Capital Partners, also serve on our board of directors and provide us with in-depth industry experience and extensive industry contacts.
Business Strategy
      We leverage our global footprint, innovative technology, manufacturing expertise and customer-focused business model to grow our business and expand our market opportunities. We are pursuing the following strategies to achieve these goals:
      Capitalize on Our Comprehensive Product and Services Offering and Global Footprint. We leverage our extensive product offerings to serve a broad range of customers and end markets. We intend to continue to work closely with our customers to develop custom products that satisfy their specific technological requirements. We plan to capitalize on our global footprint to continue to develop and manufacture new products that assist our customers in enhancing the performance and timely introduction of their products in a cost effective manner. In addition, we plan to build upon our unified manufacturing, test and inspection equipment, procedures and processes, as well as our worldwide linked IT system, to continue to meet our customers’ global needs.
      Deepen Relationships with Leading OEMs. To grow our business, we plan to continue to deepen our relationships with leading OEMs. Our close engineering and design relationships with our OEM customers permit us to gain early visibility of their product roadmaps and thereby increase our ability to achieve new design wins. Our comprehensive multifunctional sales strategy allows us to establish relationships with multiple business units and their respective decision makers within an OEM customer organization to ensure we are providing the most appropriate product solutions. Initially, we work with a customer’s design and engineering teams, along with their procurement, sales and marketing personnel to identify and design product solutions to satisfy the customer’s specific requirements. Subsequently, we work with our customer’s quality control, service and manufacturing personnel to ensure that our products integrate seamlessly into their systems. Our agnostic approach to semiconductor manufacturers and stacking technology enables our modules to be utilized by a broad range of customers.

      Further Diversify Customer Base and Expand End Market Opportunities. We plan to leverage our global footprint and technological expertise to expand our customer base in our existing markets and expand our presence in emerging markets such as China, India and Latin America. In 2004, we added over 100 new customers in various end markets. With our large portfolio of high performance design capabilities and leading edge product development, we supply high-density memory for some of the most demanding applications available today. In 2004, we introduced over 100 new products. We intend to penetrate fast-growing end markets for high value added products, including the gaming and industrial markets. We expect to leverage our recent acquisition of Estecom, a producer of analog-to-digital controller boards for Thin Film Transistor Liquid Crystal Display, or TFT-LCD, to focus on products in the gaming and industrial markets.
      Continue to Focus on Margin and Efficiency Improvements. We have successfully repositioned our business since our recent buyout by de-emphasizing certain product categories and re-focusing on delivering higher margin value added products. We believe that this repositioning has contributed to our improved profitability and cash flow in recent quarters and that we are well positioned to continue to grow our business profitably. Our Adjusted EBITDA for the first nine months in fiscal 2005 was approximately $38.3 million, compared to $27.2 million for the first nine months of fiscal 2004. In order to maintain strong cash flow, we intend to continue to focus on growing the higher margin portions of our business, cost reduction initiatives in order to maintain strong cash flow, maintain and explore additional cost effective manufacturing solutions and deploy our capital equipment effectively around the world to satisfy customer demand.
      Pursue Selective Acquisition Opportunities. We intend to continue to evaluate and pursue strategic transactions that can broaden our customer base, expand our geographic presence and diversify our product offering. We expect to make acquisitions of companies, technologies or assets and participate in joint ventures when we believe it can cost effectively and rapidly improve our product development or manufacturing capabilities or complement our existing product offerings. For example, with our recent acquisition of Estecom in September 2004, we are able to offer new products in the display product market.
Our Products and Services
      We design and manufacture both open standard and custom products to meet the demanding specifications of our OEM customers. We engineer our products to perform at an optimal level of reliability and compatibility and support our products with a high level of customer service on a 24-hour basis. We have a broad portfolio of over 500 open standard and custom memory products incorporating our advanced technologies which are integrated into OEM products around the world. We provide our OEM customers with the assurance that we will satisfy their memory needs for the entire life cycle of a product.

Memory Products
      DRAM Modules. We offer a comprehensive line of DRAM memory modules utilizing a wide range of DRAM technologies from legacy Fast Page/ Extended-Data-Out, or FP/ EDO, to Synchronous DRAM, or SDRAM, to double-data-rate, or DDR, SDRAM and leading-edge high performance DDR2 SDRAM devices. These modules encompass a broad range of form factors and functions, including the older single in-line memory modules, or SIMMs, and the more current dual in-line memory modules, or DIMMs, small outline dual in-line memory modules, or SO-DIMMs, and very low profile, or VLP, and mini-DIMMs for space-constrained blade server and networking applications. These memory modules come in configurations of up to 244 pins and densities up to 8GB. We also accommodate custom module designs based on specific OEM requirements. Our advanced DDR and DDR2 memory modules are designed to operate with high performance devices available through the extensive use of electrical and thermal simulation and modeling. Our DDR DIMMs are tested at-speed on high-end functional testers utilizing comprehensive test suites, enabling these modules to meet the stringent quality requirements of enterprise class systems.

      The following tables summarize certain of our DRAM memory product offerings:

DDR	Density	Speed (MHz)	Applications

240 Pin Registered DIMMs	512MB-4GB	400/533/667	Servers, Workstations, Storage Area Networks, High Performance Computing
240 Pin Unbuffered ECC DIMMs	256MB-2GB	400/533/667	PCs, Servers, Networking, Communications
240 Pin Unbuffered DIMM	256MB-2GB	400/533/667	PCs
240 Pin Fully Buffered DIMMs	512MB-2GB	533/667	Servers, Workstations, High Performance Computing
244 Pin Registered Mini-DIMMs	256MB-1GB	400/533/667	Blade Servers, Networking, Datacom
244 Pin Unbuffered ECC Mini- DIMMs	256MB-1GB	400/533/667	Networking, Communications
200 Pin SO-DIMMs	256MB-1GB	533/667	Notebooks, Subnotebooks

DDR	Density	Speed (MHz)	Applications

184 Pin Registered DIMMs	512MB-4GB	266/333/400	Servers, Workstations, Storage Area Networks, High Performance Computing
184 Pin Unbuffered ECC DIMMs	256MB-2GB	266/333/400	PCs, Servers, Networking, Communications
184 Pin Unbuffered DIMM	256MB-2GB	266/333/400	PCs
200 Pin Unbuffered SO-DIMMs	256MB-2GB	266/333/400	Notebooks, Subnotebooks
200 Pin Unbuffered ECC SO- DIMMs	256MB-2GB	266/333/400	Networking, Communications, Industrial Equipment
100 Pin Unbuffered DIMM	64MB-512MB	266/333/400	Networking, Printers

PC100-133	Density	Speed (MHz)	Applications

168 Pin Registered DIMMs	256MB-2GB	100/133	Servers, Workstations, Storage Area Networks
168 Pin Unbuffered ECC DIMMs	128MB-1GB	100/133	PCs, Servers, Networking, Communications
168 Pin Unbuffered DIMMs	128MB-1GB	100/133	PCs
144 Pin Unbuffered SO-DIMMs	128MB-512MB	100/133	Notebooks, Subnotebooks
200 Pin Unbuffered ECC SO- DIMMs	128MB-1GB	100/133	Networking, Communications, Industrial Equipment
100 Pin DIMMs	64MB-256MB	100/133	Networking, Printers

FPM/EDO	Density	Speed (MHz)	Applications

72 Pin SIMMs	32MB-128MB	10-33	PCs, Printers, Embedded Controllers, Routers, Servers
100 Pin DIMMs	32MB-64MB	66-133	Networking, Printers
144 Pin SO DIMMs	32MB-128MB	10-33	Notebooks, Printers
168 Pin DIMMs	64MB-256MB	10-33	Workstations, Routers, PCs
200 Pin DIMMs	32MB-64MB	10-150	Workstations, Super Computers
      Flash Memory Modules and Cards. We design and manufacture Flash memory products in a variety of form factors and capacities. Our wide range of Flash memory products come in Compact Flash, PC Card and Module form factors and utilize ATA, Linear and IDE technologies that support data and code storage applications. We offer a comprehensive line of SIMMs, DIMMs and SO DIMMs based on multiple Flash memory technologies, including 72 Pin DRAM-like SIMMs, 80 Pin synchronous SIMMs, 80 Pin asynchro-

nous SIMMs and 168 Pin synchronous and asynchronous DIMMs. Our Flash modules are predominantly used in PCs, printers, embedded controller applications, servers, switches and routers. We belong to the PCMCIA, USB Implementers Forum and the CompactFlashtm Association, or CFA. Our relationships with numerous suppliers of Flash and controller application specific integrated circuits allow us to offer a wide range of cost-effective products to our customers.
      The following tables summarize certain of our Flash memory module and card offerings:

Cards	Density	Features	Applications

USB Key Drive	128MB-4GB	USB2.0 Hi-Speed, 18MB/s Read/Write	Mobile Computing, PCs, Portable Equipment
ATA PC Card	128MB-4GB	5.0V/3.3V ATA Compliant, 2M Write/Erase Cycles, up to 6MB/s write speed, DMA	Notebooks, Networking, Communications
Linear Flash PC Card		Execute-in-place, binary data storage, universal card, eFlashTools	Notebooks, Networking, Portable Medical Equipment
Compact Flash Type I & II	128MB-4GB	5.0V/3.3V ATA Compliant, 2M Write/Erase Cycles, up to 8MB/s+ write speed, DMA	Networking, Communications, Industrial Control
Embedded USB Drive IDE Drive	128MB-16GB	1.8” & 2.5” Form Factors, 16MB/s+ write	Industrial Control, Communications, Medical Equipment, Printers, Embedded Computing, Networking
Mini-IDE Drive 2.5” & 3.5”	128MB-4GB	40 & 44-pin IDE Connectors, 8+MB/s+ Read/Write, DMA	Industrial Control, Communications, Medical Equipment, Printers, Embedded Computing, Networking

Flash Modules	Density	Features	Applications

72P & 80P SIMMs	8MB-128MB	3.3V, 5.0V, or 12.0V program voltage, AMD & Intel compatible, Extensive programming & test capabilities	Printers, Communications, Network Switching
144P & 168P DIMMs	8MB-128MB	3.3V, 5.0V, or 12.0V program voltage, AMD & Intel compatible, Extensive programming & test capabilities	Communications, Network Switching
      SRAM. We also provide SRAM based SIMMs, DIMMs and SO-DIMMs for industrial and other applications. Our SRAM modules are used in communication systems, point of sale terminals, electronic verification equipment, industrial instrumentation, medical instruments, disk drives, servers, graphics, and workstations. We manufacture and market SRAM modules in a variety of form factors and capacities.
      eFlashTools and FlashTools. We have engineered our software development tools, eFlashTools and FlashTools, to offer a user-friendly environment in which to update or program linear flash cards in the field or in-house. With a focus on ease of use, these programs allow users to upgrade their cards from a local desktop with a program sent from the manufacturer (FlashTools) or downloaded (eFlashTools) from a web site. These tools offer significant time savings over legacy support techniques. Our current implementations of these software solutions provide our OEM customers with freedom and flexibility, while not impairing the protection of our customers’ intellectual property. Users can license FlashTools and receive data for programming directly from the OEM. This flexible solution allows the OEM to control their intellectual property. In other cases, users can license eFlashTools from our e-commerce enabled web site.

      Display Products. We offer display products from two locations, the U.S. and Asia (through our affiliate, Estecom) allowing us to quickly and cost-effectively deliver Thin Film Transistor Liquid Crystal Display (TFT-LCD) solutions to customers worldwide. Our customers use our TFT-LCD solutions to develop casino gaming systems and in embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. In addition to providing engineering and manufacturing expertise, we also provide an extensive logistical and global supply organization to support this product line.

Product-Related Logistics and Services
      Our logistics and services offerings are tailored to meet the specific needs of our customers. As a complement to our product sales, we offer our customers procurement, inventory management, repair, test, retail and bulk packaging and drop shipping services. Our global footprint allows us to provide these services to our customers in any region of the world. For example, we supply upgrade memory modules to over 600 end customers per week worldwide for one of our OEM customers. Our global inventory management capabilities allow us to manage a vast array of customer and supplier part numbers across all of our manufacturing and logistics hubs worldwide, to help our customers minimize inventory levels while maintaining reliable delivery. For example, we manage the supply chain of all of the memory semiconductors and modules around the world for a leading networking OEM.
Design, Manufacturing and Test

Design
      We view design as the customer’s path to market advantage. By working closely with our customers, we are able to deliver technically advanced products designed to meet their specific needs. We have design centers in Fremont (California), Tewksbury (Massachusetts), Irvine (California) and Gunpo (South Korea). Our engineers focus on applications development, component selection, schematic design, layout, firmware and software driver development. The layouts for memory modules are complex due to their high component and trace densities. These complexities increase as the speed of memory semiconductors increases. Our advanced engineering and design capabilities allow us to address our customers’ increasingly complex needs. We work closely with our customers and suppliers to design competitive solutions to satisfy our customers’ memory requirements and shorten their time to market.

Manufacturing
      We believe that the efficiency of our manufacturing operations has benefited from our many years of design experience and our existing library of proven designs which stress high manufacturability and quality. We offer localized, cost-efficient ISO 9001 certified manufacturing services from consignment to turnkey manufacturing, all backed by test services using advanced testing equipment. Our manufacturing facilities are located in Fremont (California), Penang (Malaysia), Sao Paulo (Brazil), Santo Domingo (Dominican Republic) and Aguada (Puerto Rico). In addition, we maintain third party manufacturing arrangements in China and India. Over 16 years of manufacturing experience enables us to quickly move from manufacturing initiation to full production volumes of a new product, a key to helping our customers’ achieve rapid time to market for their new product introductions. Our manufacturing processes rely on a high level of automation and involve the use of a substantial base of fine pitch surface mount equipment which is specialized for the production of memory modules. Our surface mount manufacturing lines have been optimized to support the placement and configuration of a high number of semiconductors on each board, in contrast to surface mount equipment used in less specialized electronics manufacturing which typically involves a fewer number of semiconductors and a greater number of passive components on each printed circuit board. As a result of our design efficiencies, high level of automation and general manufacturing expertise, we believe that we are able to achieve high manufacturing yields and reduced direct labor costs and offer our customers quick turnaround of both small and large projects.

Test
      Product testing is an important aspect of our manufacturing operations. We test our memory products for full functionality. We have a track record of achieving stringent quality targets across a broad spectrum of system applications. We believe that we have established substantial technical expertise in the testing of memory modules for high-end applications. We have a group of experienced test engineers that have developed proprietary testing routines and parameters which, combined with our advanced test equipment, enable us to diagnose problems in system design or memory components, characterize the performance of new products and provide high quality products in volume.
Suppliers
      To address the needs of our OEM customers, we have developed and maintain relationships with leading semiconductor manufacturers located in the United States, Germany, Japan, Taiwan and South Korea. Our semiconductor suppliers include many of the world’s largest semiconductor memory manufacturers, such as Samsung, Infineon, Micron, Hynix and Elpida. We frequently work jointly with these vendors in bidding for customers’ design-in opportunities. We work closely with our primary suppliers to better ensure that materials are available and delivered on time at competitive prices. Our long-standing relationships with leading semiconductor suppliers enable us to procure sufficient quantities of acceptable materials during periods of industry shortages. Our flexible and responsive global manufacturing capabilities, inventory management systems and worldwide IT infrastructure allow us to cost-effectively move materials from one site to another and often employ what might otherwise be excess inventory among other products and OEM customers.
      We are dependent on a small number of suppliers for the materials we use in manufacturing our products. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If we were unable to procure certain of these materials, we might need to reduce manufacturing operations. We purchase almost all of our materials on a purchase order basis and generally do not have long-term contracts with any suppliers.
Customers
      Our principal customers include leading computing, networking, communications and industrial OEMs. Overall, we served more than 350 customers in 2004. For 2002, 2003, 2004 and the nine months ended May 27, 2005, our ten largest OEM customers accounted for 85%, 87%, 86% and 80% of revenues, respectively. In 2002, 2003, 2004 and the nine months ended May 27, 2005, Hewlett Packard accounted for 64%, 73%, 64% and 44% of our revenues, respectively. For 2002, Motorola accounted for 11% of our revenues. For 2004 and the nine months ended May 27, 2005, Cisco accounted for 11% and 18% of our revenues, respectively. During these periods, no other customers accounted for more than 10% of our revenues. We have long-standing relationships with Hewlett Packard and Cisco. These relationships, which span over 10 years, are multi-dimensional and exist within individual business units and engineering organizations rather than only within global supply management, at these customers.
      The following table sets forth our principal end-user markets in 2004 and representative customers in each of these end-user markets:
End Market for Our Products

			Networking/		Industrial
	Servers	Desktop/PC	Communications	Printers	Automation	Storage

Representative Customers	HP, Sun, Siemens, SGI, Intel	HP, Dell, IBM	Cisco, Motorola, Redback Networks	HP, Xerox, EFI	Rockwell, Jeppesen, Honeywell	Network Appliance, EMC, Dot Hill
Sales, Support and Marketing
      We primarily sell our products directly to major OEMs. Our sales organization also utilizes a network of independent sales representatives located throughout North America, Europe and Asia. Our direct sales and marketing efforts are conducted in an integrated process incorporating these independent sales representatives, together with our own customer service representatives and our senior executives. Larger OEM customers are supported by dedicated sales and support teams. Our advanced memory solutions group provides on-site field application engineering support to our customers. Our applications engineers work closely with our OEM customers in designing our products into the OEMs’ systems. Our sales offices are located throughout North America, Latin America, Europe and Asia. We have over 91 sales and marketing personnel worldwide.
      In addition, through our channel sales organization, we sell to value added resellers, or VARs, value added dealers, or VADs, and distributors. Channel sales utilize a limited number of independent sales representatives. We also utilize an on-line memory configuration application which allows quick and easy access to detailed memory upgrade information, helping meet the special needs of system builders, solution integrators, VARs and end-users.
      We provide our customers with comprehensive service and technical support. We have customer service personnel on both the east and west coasts in North America, as well as in Latin America, Europe and Asia in order to be close to the customer. Our customer service staff works closely with our customers and our sales teams. Technical support to our customers is provided by our advanced memory solutions and engineering development teams. We have developed a number of on-line tools, some customized for single customers, to assist our customers.
      Our marketing activities include active membership in industry organizations such as JEDEC, PCMCIA, USB Implementers Forum and CFA. Technology collaborators include Intel, AMD and ServerWorks, a division of Broadcom. We advertise in technical journals, publish articles in leading industry periodicals and utilize direct mail solicitation. We also participate in many industry trade shows worldwide.
Research and Development
      We believe that the timely development of new memory modules is essential to maintaining our competitive position. Our research and development activities are focused primarily on new high-speed memory modules, ongoing improvement in manufacturing processes and technologies and continual improvement in test routines and software. We plan to continue to devote research and development efforts to the design of new memory module products which address the requirements of OEMs.
      Our engineering staff works closely with our OEM customers and provides services throughout the product life cycle, including component selection, schematic design, layout, manufacturing and test engineering expertise. We design our products to be compatible with existing industry standards and, where appropriate, develop and promote new standards. An important aspect of our research and development effort is to understand the challenges presented by our OEM customers’ requirements and satisfy them by utilizing our industry knowledge, proprietary technologies and our technical expertise. Our research and development expenses totaled $13.8 million, $12.5 million, $13.5 million and $6.9 million in 2002, 2003, 2004 and the nine months ended May 27, 2005, respectively.
Intellectual Property
      We attempt to protect our intellectual property rights through a variety of measures, including non-disclosure agreements, trade secrets and to a lesser extent, patents and trademarks. There can be no assurance, however, that such measures will provide adequate protection for our trade secrets or other proprietary information, that disputes with respect to the ownership of our intellectual property rights will not arise, that our trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that we can otherwise meaningfully protect our intellectual property rights.
      We have five issued patents and nine patent applications pending in the United States. We expect to file new patent applications where appropriate to protect our proprietary technologies; however, we believe that our continued success depends primarily on factors such as the know-how, technological skills and innovation of our personnel rather than on patent protection.
      The memory, computing, networking, communications and industrial markets are characterized by frequent claims alleging infringement of patents, trademarks, copyrights or other intellectual property rights of others. We have been and may from time to time continue to be notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other third parties. There can be no assurance that these or other companies will not in the future pursue claims against us with respect to the alleged infringement. In addition, litigation may be necessary to protect our intellectual property rights, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.
Properties
      Our corporate headquarters are located in a 130,000 square foot facility in Fremont, California. The lease on this facility expires in April 2009. We design, manufacture and sell our products throughout the world at the following facilities:

	Building Size
Location	(Sq. Feet)	Leased or Owned	Expiration	Capabilities

Fremont, California	130,000	Leased	April 2009	Manufacturing Design Sales
Irvine, California	4,400	Leased	August 2009	Design Sales
Tewksbury, Massachusetts	10,500	Leased	March 2006	Design Sales
Aguada, Puerto Rico	55,000	Leased	December 2007	Manufacturing Sales
Sao Paulo, Brazil	25,000	Leased	December 2007	Manufacturing Sales
Santo Domingo, Dominican Republic	49,000	Leased	April 2008	Manufacturing
Penang, Malaysia	50,000	Owned	N/A	Manufacturing Sales
Gunpo, South Korea	8,500	Owned	N/A	Design Sales
      In addition to the above facilities, we have an arrangement with a third party in Bangalore, India for the manufacturing of memory modules under the SMART brand. We also recently entered into an agreement with a company in Singapore to provide us with manufacturing services in China under which we provide the equipment and the technical expertise, and the manufacturer provides a 10,000 square foot facility and manufacturing personnel.
Backlog
      Sales of our products are generally made pursuant to purchase orders. We include in backlog only those customer orders for which we have accepted purchase orders and to which we expect to ship within the next twelve months. Since orders constituting our current backlog are subject to changes in delivery schedules or cancellation with only limited or no penalties, backlog is not necessarily an accurate indication of future revenues.
Competition
      We conduct business in an industry characterized by intense competition, rapid technological change, constant price pressures and evolving industry standards. Certain of our competitors have substantially greater financial, marketing, technical, distribution and other resources, greater name recognition, lower cost structures and larger customer bases. We compete against semiconductor manufacturers that maintain captive memory module production capabilities, including Samsung, Micron, Infineon and Hynix. Our primary independent memory module competitors include Kingston, Viking InterWorks, a Sanmina-SCI Company, SimpleTech and Dataram.
      We face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. In addition, certain of our competitors, such as Samsung, Infineon and Micron, are our significant suppliers. These suppliers have the ability to manufacture competitive products at lower costs than we do as a result of their higher levels of integration and therefore have the ability to sell competitive products at lower prices than our products. We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets. In the PC market in Asia, we also expect to face increasing competition from local competitors such as A-Data and MA Labs. These companies may have similar or alternative products that are less costly or provide additional features.
      To remain competitive, we must continue to provide technologically advanced products and manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, reduce manufacturing and testing costs and compete favorably on the basis of price. In addition, increased competitive pressure has led in the past and may continue to lead to intensified price competition, resulting in lower prices and gross margins.
Employees
      As of May 27, 2005, we employed 1,019 regular, full time employees of which 742 were in manufacturing (including test, quality assurance and materials work), 68 were in design and product development, 91 were in marketing and sales and 118 were in finance, IT and administration. Our employees are not represented by any collective bargaining agreements and we have never experienced a work stoppage.
Environmental Matters
      Our operations and properties are subject to a variety of United States and foreign environmental laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous and non-hazardous materials and wastes, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements, or the identification of contamination, could cause us to incur substantial costs, including cleanup costs, fines and penalties, investments to upgrade our facilities, or curtailment of operations. We believe, based on current information, that any costs we may incur relating to environmental matters in the foreseeable future will not adversely affect us. We cannot be certain, however, that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events will not arise in the future and give rise to additional material environmental liabilities which could have a material adverse effect on our business, financial condition, and results of operations.
Legal Proceedings
      We are from time to time involved in legal matters that arise in the normal course of business. Based on information currently available, we do not believe that the ultimate resolution of any current matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT
      The following table sets forth certain information with respect to our executive officers and members of our board of directors as of September 1, 2005:

Name	Age	Position

Iain MacKenzie	46	Chief Executive Officer, President and Director
Jack A. Pacheco	45	Vice President and Chief Financial Officer
Wayne Eisenberg	47	Vice President of Worldwide Sales
Alan Marten	45	Vice President and General Manager of Memory Business Unit
Mike Rubino	53	Vice President of Engineering
Ajay Shah	45	Chairman of the Board of Directors
Gene Frantz	39	Director
John M. Marren	42	Director
Dipanjan Deb	36	Director
Ezra Perlman	33	Director
Dr. C.S. Park	57	Director
Mukesh Patel	47	Director
Clifton Thomas Weatherford	58	Director
      Our business was originally founded in 1988 under SMART Modular Technologies, Inc., or SMART Modular, and SMART Modular became a publicly traded company in 1995. Subsequently, SMART Modular was acquired by Solectron in 1999, where it operated as a subsidiary of Solectron. In April 2004, a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners acquired our business from Solectron, at which time we began to operate our business as an independent company under the laws of the Cayman Islands and the business was contributed to us. The following biographies describe the business experience of our executive officers and directors:
      Iain MacKenzie. Mr. MacKenzie has served as President and as a Director since the Acquisition and previously held equivalent positions at SMART Modular from 2002. Effective September 1, 2005, he is the Chief Executive Officer, President and Director. From 1998 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations of the Technology Solutions Business unit of Solectron. Before that, he was responsible for the start up of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Prior to joining SMART Modular, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). He holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.
      Jack A. Pacheco. Mr. Pacheco has served as our Chief Financial Officer since the Acquisition. In addition to his financial responsibilities, he oversees our information technology, human resources and legal activities. Prior to joining us, Mr. Pacheco served as Chief Financial Officer for Ignis Optics, Inc. from 2001 to 2004. After Solectron acquired SMART Modular in 1999, Mr. Pacheco served as the Chief Financial Officer of the Technology Solutions Business unit of Solectron until 2001. From 1994 to 1999, he served as SMART Modular’s Corporate Controller and Vice President of Finance. He holds an M.B.A. from Golden Gate University in San Francisco, California and a B.S. in Business Administration from Washington State University.
      Wayne Eisenberg. Mr. Eisenberg has served as our Vice President of Worldwide Sales since the Acquisition and previously held an equivalent position at SMART Modular from 2002. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART Modular, including Vice President Sales, Director OEM Sales, Director Western Area OEM Sales, and Director Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data

Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.
      Alan Marten. Mr. Marten has served as Vice President and General Manager of our Memory Products Division since the Acquisition and held an equivalent position at SMART Modular from 1998. Mr. Marten is responsible for our product line management and business strategy. Prior to this, Mr. Marten was SMART Modular’s Director of Sales from 1990 to 1994, and was Vice President of Sales and Marketing from 1995 to 1997. Mr. Marten began his career at AMD as a financial analyst and a product-marketing manager and then joined Arrow Electronics where he served as Director of Product Management Semiconductor and Memory Products from 1987 to 1989. Mr. Marten holds a B.S. in Economics from Santa Clara University, California.
      Mike Rubino. Mr. Rubino has served as our Vice President of Engineering since the Acquisition and previously held an equivalent position at SMART Modular from 1999. Mr. Rubino is responsible for our memory product design, test development, documentation control, NPI, failure analysis, customer solution definition, BOM engineering, and new technology evaluation. Mr. Rubino has also held various positions at IBM, Burroughs Corp., Schenck Trebel Corp. and Grumman Aerospace. He holds a B.S. in Electrical Engineering from R.I.T. in Rochester, New York and an M.S. in Electrical Engineering from Syracuse University.
      Ajay Shah. Mr. Shah has been a Director since April 2004. Mr. Shah is the Managing Partner of Shah Capital Partners and Shah Management. Shah Management manages over $300 million in assets, which includes Shah Capital Partners, a fund focused on private equity investments in developed private and public technology companies. From 1999 to 2002, Mr. Shah was the CEO of, and led the founding of the Technology Solutions Business unit of, Solectron, which was composed of Solectron subsidiaries that develop, market and manufacture a variety of electronics products including SMART Modular, Force Computers, DY4 Corporation and US Robotics. In 1988, Mr. Shah co-founded SMART Modular. He currently serves on the boards of CMAC MicroTechnology, Moser Baer India Ltd., Proactive Networks and TES Corporation, B.V. He also serves on the boards of KQED Public Broadcasting, San Francisco, The Tech Museum, San Jose and The Indian School of Business, India and as a Trustee of the American India Foundation. Mr. Shah holds an M.S. in Engineering Management from Stanford University, California, and a Bachelor’s in Engineering from the University of Baroda, India.
      Gene Frantz. Mr. Frantz has been a Director since April 2004. Mr. Frantz is a Partner of Texas Pacific Group, or TPG, focusing on investments in technology and telecom. Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz also serves on the board of Network General. Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley.
      John W. Marren. Mr. Marren has been a Director since April 2004. Mr. Marren is a Partner of Texas Pacific Group, or TPG, and currently leads TPG’s technology team. Before joining TPG in 2000 Mr. Marren was a managing director at Morgan Stanley from 1996 to 2000, most recently as co-head of the Technology Investment Banking Group. From 1992 to 1996, he was managing director and senior semiconductor research analyst at Alex. Brown & Sons. Prior to Alex. Brown & Sons, Mr. Marren spent eight years in the semiconductor industry working for VLSI Technology and Vitesse Semiconductor. Mr. Marren is currently the Chairman of the Board of MEMC Electronic Materials and also serves on the boards of ON Semiconductor Corporation, Conexant Systems, Inc., Celerity, Network General Corporation and Isola. Mr. Marren holds a B.S. in Electrical Engineering from the University of California, Santa Barbara.
      Dipanjan Deb. Mr. Deb has been a Director since April 2004. Mr. Deb is a founder of Francisco Partners and has been a partner since its formation in 1999. Prior to founding Francisco Partners, Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking for Robertson, Stephens & Company and a management consultant at McKinsey & Company. Mr. Deb also serves on the boards of AMI Holdings, Inc., Legerity, Credence Systems Corporation, Ultra Clean Holdings, Inc. and Conexant Systems, Inc. Mr. Deb holds an M.B.A. from the

Stanford Graduate School of Business and a B.S. in Electrical Engineering and Computer Science from University of California, Berkeley.
      Ezra Perlman. Mr. Perlman has been a Director since April 2004. Mr. Perlman is a Principal with Francisco Partners. Prior to joining Francisco Partners in 2003, Mr. Perlman was a Senior Associate with Battery Ventures from 2000 to 2002, where he was involved in identifying, executing and managing private equity investments in software companies. Earlier, Mr. Perlman was an executive in the credit card industry with Advanta and a management consultant with Oliver, Wyman & Company. Mr. Perlman also serves on the board of WRQ, Inc. He holds an M.B.A. from the Stanford Graduate School of Business and B.A. in Applied Mathematics from Harvard University.
      Dr. C.S. Park. Dr. Park has been a Director since June 2004. Dr. Park is Chief Executive Officer and Chairman of Maxtor Corporation, a company that manufactures hard drives and provides storage solutions. Prior to joining Maxtor in November 2004, he served as investment partner and senior advisor at H & Q Asia Pacific, a private equity firm, from April 2004 to September 2004, and as a managing director for the firm from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc., a company that manufactures semiconductor products, from March 2000 to May 2002. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor America Inc. from September 1996 to March 2000. Dr. Park served as President and Chief Executive Officer of Maxtor from February 1995 to July 1996. From 1993 to 1995, he was Chairman, President and Chief Executive Officer of Axil Computer, Inc., a workstation computer manufacturer. Dr. Park also serves on the board of STATS ChipPAC Ltd., a Singapore based public company in the semiconductor industry and has been Chairman of Maxtor’s board since 1998. He holds a Doctorate in Business Administration from Nova Southeastern University, an M.B.A. from the University of Chicago and a B.A. from Yonsei University, South Korea.
      Mukesh Patel. Mr. Patel has been a Director since April 2004. Mr. Patel is President and CEO of Metta Technology, which he co-founded in 2004. He also served as CEO of Sparkolor Corporation, which Intel Corporation acquired in late 2002. In addition, Mr. Patel co-founded SMART Modular, which Solectron acquired in 1999, serving at SMART Modular as Vice President and General Manager Memory Product Division from August 1995 to August 1998 and as Vice President, Engineering from February 1989 to July 1995. Prior to SMART Modular, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel also serves on the board of AEHR Test Systems. He holds a B.S. in Electrical Engineering from Bombay University, India.
      Clifton Thomas Weatherford. Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software from August 1997 until his retirement in December 2002. With over 35 years of experience in global technology, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schulmberger, and Tandem Computers in the U.S., Europe and Japan. Mr. Weatherford also serves on the board of Saba Software, Ilog S.A., Synplicity, Aspect Communications and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston.
Board Structure and Compensation
      Pursuant to a shareholders’ agreement, our shareholder, Modular, L.L.C., which is primarily owned by Texas Pacific Group, Francisco Partners and Shah Capital Partners, has the right to nominate up to five members of our board of directors and to nominate jointly with our President or Chief Executive Officer (who shall serve as a member of our board of directors during his employment with us) three other independent directors to our board as long as it holds at least 25% of our outstanding Ordinary Shares. However, as Modular, L.L.C.’s ownership interest in us decreases, its right to nominate directors will be reduced. In addition, the shareholders’ agreement and our articles of association provide that our board of directors may not take certain significant actions without the approval of Modular, L.L.C. so long as it owns at least 25% of our outstanding Ordinary Shares. For a more complete description of the shareholders’ agreement, see the section captioned “Certain Relationships and Related Party Transactions.”

      Our board of directors currently consists of nine directors. Each director serves until his death, disability, retirement, resignation, removal (with or without cause) or otherwise. Non-employee independent directors are paid a $20,000 annual fee, a $3,000 annual fee per committee on which a non-employee independent director serves (except for the audit committee, in which case it is $5,000) and a $6,000 annual fee per committee on which a non-employee independent director serves as the chairperson (except for the audit committee, in which case it is $20,000). In addition, our policy is to grant an option to purchase 50,000 ordinary shares to each non-employee independent director upon first joining the board and an option to purchase 10,000 shares annually.
      Our board of directors has the following committees:

Audit Committee
      The audit committee of our board of directors reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors. In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our board of directors and reviewed by the audit committee. Under our corporate governance guidelines, if a director has a conflict of interest, the director must disclose the interest to the audit committee and our board of directors and must recuse himself or herself from participation in the discussion and must not vote on the matter. In addition, the audit committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration, including potential conflicts of interest. Our audit committee consists of Messrs. Frantz, Park, Patel, Perlman, and Weatherford, who serves as chairperson and financial expert.

Compensation Committee
      The compensation committee of our board of directors makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. Our compensation committee consists of Messrs. Deb, Frantz, Marren, Perlman, and Shah.

Executive Committee
      The executive committee of our board of directors has all the powers of the board of directors in the management of the business and affairs of the Company at all times when the board of directors is not in session, except those functions assigned to specific committees. Our executive committee consists of Messrs. Frantz, MacKenzie, Patel, Perlman and Shah.

Nominating and Corporate Governance Committee
      The nominating and corporate governance committee of our board of directors, formed in July 2005, identifies and recommends nominees to our board of directors, oversees and sets compensation for our directors and oversees compliance with our corporate governance guidelines. Our nominating and corporate governance committee consists of Messrs. Frantz, Park, Perlman, Shah, and Weatherford.
Compensation Committee Interlocks and Insider Participation
      During the last fiscal year, none of our executive officers was serving on the board of directors or on the compensation committee of any other company, any officers of which served either on our board of directors or on our compensation committee. Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included in this prospectus under the caption “Certain Relationships and Related Party Transactions.”

EXECUTIVE COMPENSATION
      The following table sets forth compensation information for our president and our four other executive officers who, based on salary and bonus compensation, were our most highly compensated executive officers for the fiscal year ended August 31, 2004.
Summary Compensation Table

			Long-Term
			Compensation

			Awards

	Annual Compensation		Securities
			Underlying	All Other
Name and Principal Position	Salary ($)	Bonus ($)	Options (#)	Compensation(1)

Iain MacKenzie	277,200	709,867	855,161	$482,100
President & Director
Jack A. Pacheco(2)	67,596	34,688	342,064	$—
Vice President & Chief Financial Officer
Wayne Eisenberg	170,000	371,252	283,425	$363,451
Vice President of Worldwide Sales
Mike Rubino	157,520	347,495	283,425	$138,586
Vice President of Engineering
Alan Marten	154,510	387,394	283,425	$364,431
Vice President and GM of Memory Business Unit

(1)	Amounts in this column consist of $29,068 in annual contributions by us to defined contribution plans and $1,319,500 in change of control bonuses in connection with the Acquisition.

(2)	Mr. Pacheco joined us as Vice President and Chief Financial Officer in April 2004. The salary and bonus figures shown in the table above are therefore only for the portion of fiscal 2004 during which Mr. Pacheco was employed by us.
Option Grants in Fiscal Year Ended August 31, 2004
      The following table shows options to purchase our Ordinary Shares granting during the fiscal year ended August 31, 2004 to the executive officers listed in the Summary Compensation Table above.

					Potential Realizable
	Individual Grants(1)				Value at Assumed
					Annual Rates of
	Number of	Percent of			Stock Price
	Ordinary Shares	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term ($)(2)
	Options	Employees in	Price
Name	Granted (#)	Fiscal Year	($/Share)	Expiration Date	5% ($)	10% ($)

Iain MacKenzie	855,161	17%	$0.17	June 14, 2014	91,427	231,694
Jack A. Pacheco	342,064	7%	$0.17	June 14, 2014	36,571	92,678
Wayne Eisenberg	283,425	6%	$0.17	June 14, 2014	30,302	76,790
Mike Rubino	283,425	6%	$0.17	June 14, 2014	30,302	76,790
Alan Marten	283,425	6%	$0.17	June 14, 2014	30,302	76,790

(1)	All options granted become vested and exercisable over four years, with 25% becoming vested and exercisable on the first anniversary of the grant date and 1/48 becoming vested and exercisable monthly thereafter.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. These rates do not represent estimates or projections of future stock prices.

Aggregated Option Values at August 31, 2004
      The following table shows information regarding unexercised options held as of August 31, 2004 by executive officers listed in the Summary Compensation Table above. None of these individuals exercised stock options during fiscal 2004.

			Number of Ordinary Shares
			Underlying Unexercised		Value of the Unexercised
			Options Held at		In-The-Money Options at
	Ordinary Shares		Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Iain MacKenzie	—	—	—	855,161	—	—
Jack A. Pacheco	—	—	—	342,064	—	—
Wayne Eisenberg	—	—	—	283,425	—	—
Mike Rubino	—	—	—	283,425	—	—
Alan Marten	—	—	—	283,425	—	—

(1)	Because the exercise price and the fair market value of our stock, as determined by our board of directors, were equal as of August 31, 2004, there were no in-the-money options outstanding as of the end of the last fiscal year.
Equity Compensation Plan
      Our Stock Incentive Plan provides for the award of stock options, restricted stock, restricted stock units, or other stock-based awards. Subject to adjustment in the event of certain corporate transactions or events, these stock awards currently may consist of a maximum of 7,329,948 shares of common stock, including shares underlying previously granted awards. Shares of stock subject to awards that expire, are forfeited or otherwise terminate will again be available for grant under the plan. The plan is administered by the board of directors, but the board may delegate the administration of the plan to a committee at any time. The plan provides that awards may be granted to employees, directors and consultants of us or our affiliates.
      Generally, each option granted under the plan is required to expire on or before the tenth anniversary of the date of grant. The exercise price of each incentive stock option is required to be not less than 100% of the fair market value of the underlying stock subject to the option on the date of grant, and the exercise price of each non-statutory option is required to be not less than 85% of the fair market value of the underlying stock subject to the option on the date of grant. These minimum price provisions are increased, and other conditions and restrictions apply, with respect to awards granted to persons who own or are deemed to own more than 10% of the total combined voting power of our securities.
      The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the board, by delivery of other of our securities or any other form of legal consideration acceptable to the board.

PRINCIPAL SHAREHOLDER
      Our sole shareholder is Modular, L.L.C., which owns all of our issued and outstanding Ordinary Shares.
      The following table sets forth certain information regarding the beneficial ownership of our Ordinary Shares by (i) each person known by us to be the beneficial owner of 5% or more of the outstanding Ordinary Shares, (ii) each of our directors, (iii) each of the executive officers named in the section entitled “Management” above and (iv) all of our executive officers and directors as a group.
      Percentage of ownership is based on 48,872,340 Ordinary Shares outstanding as of July 1, 2005. Beneficial ownership is calculated based on SEC requirements. These requirements also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is July 1, 2005. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
      Other than as specifically noted below, the address of each of the named entities or individuals is c/o SMART Modular Technologies (WWH), Inc., 4211 Starboard Drive, Fremont, California 94538.

		Percentage of
	Number of	Ownership in
Beneficial Owner	Ordinary Shares	Ordinary Shares

Greater than 5% Shareholders:
Modular, L.L.C.(1)	48,872,340	100.00%
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
TPG Advisors III, Inc.(2)	5,095,038	10.43
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
TPG Advisors IV, Inc.(2)	7,816,220	15.99
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
T(3) Advisors II, Inc.(2)	6,455,619	13.21
301 Commerce St., Ste. 3300
Fort Worth, TX 76102
Francisco Partners, L.P.(3)	19,366,877	39.63
c/o Francisco Partners GP, LLC
2882 Sand Hill Road, Ste. 280
Menlo Park, CA 94025
Shah Capital Partners, L.P.	8,515,115	17.42
5201 Great America Parkway, Ste. 532
Santa Clara, CA 95054
Named Executive Officers and Directors:
Iain MacKenzie(4)	382,798	*
Jack Pacheco(5)	124,776	*
Wayne Eisenberg(6)	116,009	*
Alan Marten(7)	249,386	*
Mike Rubino(8)	96,003	*
Ajay Shah(9)	8,515,115	17.42
Gene Frantz	—	—
John W. Marren	—	—
Dipanjan Deb(10)	19,366,877	39.63
Ezra Perlman(10)	19,366,877	39.63
Dr. C.S. Park(11)	15,416	*
Mukesh Patel(12)	798,101	1.63
Clifton Thomas Weatherford	—	—
All Executive Officers and Directors as a group (13 persons)(1)	29,664,481	59.95%

*	Indicates less than 1%.

(1)	Modular, L.L.C. is our sole shareholder. The Membership Units of Modular, L.L.C. are principally beneficially owned by TPG III SM, LLC (10.43%), TPG IV SM, LLC (15.99%), T3 II SM, LLC (13.21%), Francisco Partners, L.P. (39.63%) and Shah Capital Partners, L.P. (17.42%).

(2)	Includes 5,095,038 Ordinary Shares, 7,816,220 Ordinary Shares and 6,455,619 Ordinary Shares held by TPG III SM, LLC, TPG IV SM, LLC and T(3) II SM, LLC, respectively, by virtue of their ownership of 10.43%, 15.99% and 13.21%, respectively, of the outstanding Membership Units of Modular, L.L.C. TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T(3) II SM, LLC is indirectly controlled by T(3) Advisors II, Inc. (collectively, “TPG Advisors”). David Bonderman, James G. Coulter and William S. Price, III, are directors, officers and the sole shareholders of TPG Advisors. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

(3)	Voting and investment power belongs to a group of managing directors of Francisco Partners, L.P. (including Mr. Deb) who are employees of Francisco Partners, L.P. Francisco Partners, L.P.’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, Sanford Robertson and Gerald Morgan. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by Francisco Partners, L.P. Messrs. Deb and Perlman are employees of Francisco Partners, L.P. and disclaim beneficial ownership of the securities held by Modular, L.L.C. and Francisco Partners, L.P.

(4)	Includes Ordinary Shares held by Modular, L.L.C., representing ownership of a portion of Membership Units of Modular, L.L.C., and 249,421 Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(5)	Includes Ordinary Shares held by Modular, L.L.C., representing ownership of a portion of Membership Units of Modular, L.L.C., and 99,768 Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(6)	Includes Ordinary Shares held by Modular, L.L.C., representing ownership of a portion of Membership Units of Modular, L.L.C., and 82,665 Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(7)	Includes Ordinary Shares held by Modular, L.L.C., representing ownership of a portion of Membership Units of Modular, L.L.C., and 82,665 Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(8)	Includes Ordinary Shares held by Modular, L.L.C., representing ownership of a portion of Membership Units of Modular, L.L.C., and 82,665 Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(9)	Includes 8,515,115 Ordinary Shares beneficially owned by Shah Capital Partners, L.P., by virtue of its ownership of 17.42% of the outstanding Membership Units of Modular, L.L.C.

(10)	Includes 19,240,033 Ordinary Shares, 94,741 Ordinary Shares and 32,103 Ordinary Shares beneficially owned by Francisco Partners, L.P., Francisco Partners Fund A, L.P., and FP Annual Fund Investors, L.L.C., respectively, by virtue of their ownership of a total of 39.63% of the outstanding Membership Units of Modular, L.L.C. Individual is an employee of Francisco Partners, L.P. and disclaims beneficial ownership of the securities held by Modular, L.L.C. and Francisco Partners, L.P.

(11)	Represents Ordinary Shares that may be acquired upon the exercise of stock options exercisable within 60 days after July 1, 2005.

(12)	Represents Ordinary Shares beneficially owned by Patel Family Partners, L.P., by virtue of its ownership of 1.63% of the outstanding Membership Units of Modular, L.L.C.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Modular, L.L.C.
      We have entered into certain agreements with Modular, L.L.C., which is our sole shareholder and owns all of our issued and outstanding Ordinary Shares. Modular, L.L.C. is principally owned by Texas Pacific Group (39.6%), Francisco Partners (39.6%) and Shah Capital Partners (17.4%).

Shareholders’ Agreement
      We and Modular, L.L.C. have entered into a shareholders’ agreement. The shareholders’ agreement covers matters of corporate governance, restrictions on transfer of our securities and information rights.
      Corporate Governance. The shareholders’ agreement provides that Modular, L.L.C. has the right to nominate up to five members of our nine member board of directors, and to nominate jointly with our President or Chief Executive Officer (who shall also serve as a member of the board of directors during his employment with us) three other independent directors to our board as long as it holds at least 25% of our outstanding Ordinary Shares. However, as Modular, L.L.C.’s ownership interest in us decreases, its right to nominate directors will be reduced as follows:

Percent of Nominees for Election to Our Board
of Directors (to Be Rounded up to the Nearest
Percentage Share Ownership	Whole Number of Directors)

25% or more	50%
Less than 25%	25%
Less than 20%	20%
Less than 10%	10%
Less than 5%	0%
      The shareholders’ agreement and our articles of association also provide that our board of directors may not take certain significant actions without the approval of Modular, L.L.C. as long as it owns at least 25% of our outstanding Ordinary Shares. These actions include:

•	mergers, acquisitions or certain sales of assets;

•	any liquidation, dissolution or bankruptcy;

•	issuances of securities;

•	determination of compensation and benefits for our chief executive officer, president and chief financial officer;

•	appointment or dismissal of any of the chairman of our board of directors, chief executive officer, president, chief financial officer or any other executive officer in any similar capacity;

•	amendments to the shareholders’ agreement or exercise or waiver of rights under the shareholders’ agreement;

•	amendments to our memorandum or articles of association;

•	any increase or decrease in the number of directors that comprise our board of directors;

•	the declaration of dividends or other distributions;

•	any incurrence or refinancing of indebtedness in excess of $10 million;

•	approval of our business plan, budget and strategy; and

•	modification of our long-term business strategy.

      All of the provisions of the shareholders’ agreement are expressly subject to any requirements as to governance imposed by rules of the Securities and Exchange Commission and of any exchange on which our securities are listed.
      Restrictions on Transfer. Generally, Modular, L.L.C. is prohibited from transferring our securities without complying with restrictions relating to the timing of the transfer, the number of securities subject to the transfer and the transferee of such securities.
      Information Rights. So long as Modular, L.L.C. holds any of our securities, it has the right to receive from us financial information, monthly management reports, reports from our independent public accountants and such additional information regarding our financial position or business as it reasonably requests.

Registration Rights Agreement
      We and Modular, L.L.C. have entered into a registration rights agreement under which Modular, L.L.C. has registration rights with respect to our Ordinary Shares.
      Demand Registration. The registration rights agreement provides that, any time following the earlier of 180 days after the effective date of the registration statement for an initial public offering of our Ordinary Shares or upon the expiration of the lock-up period imposed by the managing underwriters for such initial public offering or one year after the date of the registration rights agreement, we can be required to effect additional registration statements, or demand registrations, registering the securities held by Modular, L.L.C. We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed either $25.0 million if the demand registration would constitute an initial public offering or $5.0 million in all other cases or if we have effected a demand registration within the preceding ninety days. If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to Modular, L.L.C. and its permitted transferees.
      Incidental Registration. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms to these forms, whether or not such registration is for our own account, Modular, L.L.C. will have the opportunity to participate in such registration. Expenses relating to these “incidental registrations” are required to be paid by us.
      If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to Modular, L.L.C. and its permitted transferees. We and the shareholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.
Arrangements with the Investors

Advisory Agreements with Texas Pacific Group, Francisco Partners and Shah Capital Partners
      In April 2004, we entered into advisory agreements with each of Texas Pacific Group, Francisco Partners and Shah Capital Partners pursuant to which each may provide financial, advisory and consulting services to us and our affiliates. These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our board of directors and each of Texas Pacific Group, Francisco Partners and Shah Capital Partners may agree. Specific services provided by each of Texas Pacific Group, Francisco Partners and Shah Capital Partners to date have included, among others, the design of our equity capital structure and assistance with analysis of our structure for tax purposes, analyzing various financing alternatives, assistance in the identification and appointment of our directors, creation of our employee stock incentive plan and negotiation of certain employment agreements between us and our employees. Each advisory agreement has an initial term of ten years. There are no minimum levels of service required to be provided pursuant to each advisory agreement.
      Pursuant to the advisory agreements, we paid to each of Texas Pacific Group, Francisco Partners and Shah Capital Partners a transaction fee of $2.4 million, $2.4 million and $1.2 million, respectively, plus reasonable out-of-pocket expenses, for the services rendered by them in connection with the structuring of the financing for our restructuring and divestiture from Solectron in April 2004 and for certain other management services rendered.
      During the term of the advisory agreements, we are also required to pay to each of Texas Pacific Group, Francisco Partners and Shah Capital Partners an annual advisory fee of $1.0 million, plus reasonable out-of-pocket expenses. These fees and expenses are payable to each of Texas Pacific Group, Francisco Partners and Shah Capital Partners on a quarterly basis. We have incurred $1,875,000 for management fees for the nine months ended May 27, 2005, respectively. These fees are included in selling, general and administrative expenses in the accompanying condensed consolidated and combined statements of operations.
      Each advisory agreement also includes customary indemnification provisions in favor of Texas Pacific Group, Francisco Partners and Shah Capital Partners, as applicable, and customary limitations of each entity’s liability for services rendered under the advisory agreement in good faith and with reasonable care.

Payment of Dividend and Redemption of Preferred Shares
      A portion of the proceeds from the sale of the old notes was used to redeem all of our outstanding Series A Redeemable Preferred shares from our sole shareholder, Modular, L.L.C., which is principally owned by Texas Pacific Group (39.6%), Francisco Partners (39.6%) and Shah Capital Partners (17.4%).

DESCRIPTION OF OTHER INDEBTEDNESS
      The following is a summary of our senior secured credit facility. This summary is not complete and is qualified in its entirety by reference to the actual agreement and related documents, which are available as set forth in the section captioned, “Where You Can Find More Information.”
      Contemporaneously with the closing of the offering of the old notes, we amended and restated our loan and security agreement to provide for a new senior secured credit facility. We also entered into an intercreditor agreement with the agent under the senior secured credit facility and the trustee under the notes. The new senior secured credit facility provides for up to $35.0 million of aggregate borrowing capacity ($20.0 million of which may be in the form of letters of credit), subject to a borrowing base calculated by reference to the amounts of eligible accounts and eligible inventory owned by the borrowers under the senior secured credit facility — SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited and SMART Modular Technologies (Puerto Rico) Inc. Any letters of credit outstanding under our senior secured credit facility will reduce availability for borrowing thereunder. The senior secured credit facility is available for general corporate purposes until March 28, 2009, unless earlier terminated.
      Obligations under the senior secured credit facility and hedging agreements and certain other financial (including cash management) arrangements are unconditionally guaranteed, jointly and severally, by us and each of our wholly owned domestic and foreign subsidiaries, other than Estecom and SMART Modular Technologies (Deutschland) GmbH, and cross guaranteed by the other borrowers (except that certain foreign subsidiaries will not guarantee the obligations of the domestic borrower). All obligations of the borrowers and the Cayman Islands guarantors under the senior secured credit facility are secured by substantially all of the respective obligor’s assets, including but not limited to a first priority pledge of all capital stock of each obligor’s wholly owned subsidiaries, limited in the case of stock of foreign subsidiaries securing the obligations of the domestic borrower to 66% of the voting stock of such subsidiaries and excluding certain foreign subsidiaries.
      Borrowings under the senior secured credit facility bear interest at a rate equal to, at the option of the applicable borrower, either (i) the base rate (which is the prime rate most recently announced by the agent) or (ii) the applicable reserve adjusted London Interbank Offered Rate, or LIBOR, in each case, plus the applicable margin. The margin on base rate borrowings will range from 0% to 0.5% and the margin on LIBOR borrowings will range from 1.25% to 2.25%, in each case depending on the amount of unrestricted cash of the borrowers and guarantors and excess availability under the senior secured credit facility.
      A fee of 0.25% per annum will accrue on the unused portion of the senior secured credit facility. In addition, the borrowers will be required to pay letter of credit fees based on the undrawn amount of each letter of credit outstanding under the senior secured credit facility equal to the margin applicable to LIBOR borrowings and fronting fees based on the face amount of all outstanding letters of credit issued by any issuing bank.
      The senior secured credit facility contains, among other things, covenants restricting our ability and the ability of our subsidiaries to dispose of assets, merge, consolidate, reorganize or liquidate, pay dividends or make other distributions on or repurchase or redeem capital stock, prepay or amend certain indebtedness, incur indebtedness (including under capital leases) or provide guaranties, create liens, make certain investments or acquisitions, enter into transactions with affiliates, change the nature of our business, suffer a change of control and certain other corporate actions. The senior secured credit facility also requires us to comply with a fixed charge coverage ratio during any time when an event of default exists or the daily average amount of unrestricted cash subject to the control of our lenders and excess availability is less than $10 million for more than 30 consecutive days.
      Borrowings under the senior secured credit facility are subject to significant conditions, including the absence of any material adverse change.
      The senior secured credit facility also includes events of default usual for these types of credit facilities and transactions, including but not limited to the nonpayment of principal, interest, fees or other amounts owing under the senior credit facility, the violation of covenants, the incorrectness of representations and warranties, cross defaults and cross acceleration, the attachment of assets or the commencement of insolvency proceedings, material judgments or court orders and the actual or asserted invalidity of the guaranties or the security documents. The occurrence of an event of default could result in the lenders not being required to lend any additional amounts (or issue letters of credit) and in the acceleration of obligations under the senior secured credit facility, which could materially and adversely affect you.

DESCRIPTION OF THE NOTES
      Certain terms used in this description may be found under “— Certain Definitions.” In this description, the term “Company” refers only to SMART Modular Technologies (WWH), Inc. and not to any of its Subsidiaries.
      All of the new notes to be issued in exchange for the old notes will be issued pursuant to an indenture (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), dated as of March 28, 2005. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Security Documents referred to below under the caption “— Security” define the terms of the security interests that will secure the notes. The new notes and old notes will constitute a single series for all purposes under the indenture.
      The following description is a summary of the material provisions of the Indenture, the Registration Rights Agreement and the Security Documents. It does not restate those agreements in their entirety. We urge that you read the Indenture, the Registration Rights Agreement and the Security Documents because they, and not this description, define your rights as Holders of the notes. We have filed copies of the Indenture, the Registration Rights Agreement and the Security Documents as exhibits to the registration statement of which this prospectus forms a part, and such copies are available as set forth below under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
Brief Description of the Notes and the Note Guarantees

The Notes
      The notes:

•	are general secured obligations of the Company;

•	are secured by second-priority security interests in (i) all of the Capital Stock of the Subsidiaries (but limited to 66% of the Capital Stock of any Foreign Subsidiary held by any Domestic Subsidiary and excluding the Capital Stock of SMART Modular Technologies (Deutschland) GmbH and Estecom Co., Ltd. and (ii) substantially all of the assets of the Company and the Collateral Subsidiaries (the “Collateral”), subject to some limited exceptions;

•	are equal in right of payment to all existing and any future senior Indebtedness of the Company;

•	are senior in right of payment to all existing and any future Subordinated Indebtedness of the Company; and

•	are unconditionally guaranteed by the Guarantors.
      Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the notes under the Security Documents are second in priority (subject to Permitted Liens) to any and all security interests at any time granted to secure Credit Agreement Obligations, which include certain Hedging Obligations, Commodity Hedge Obligations and Cash Management Obligations. We also may Incur additional Indebtedness secured by first-priority liens or second-priority liens. See “Risk Factors — The collateral securing the notes is subject to control by the lenders with first-priority liens under our senior secured credit facility. If there is a default, the value of the collateral may not be sufficient to repay amounts due under both the senior secured credit facility and the notes.”

The Note Guarantees:
      The notes are guaranteed by the following Subsidiaries of the Company:

•	all Restricted Subsidiaries other than Estecom Co., Ltd.; and

•	any other Subsidiary that is required to execute a Note Guarantee in accordance with the provisions of the Indenture.

      The Note Guarantees:

•	are secured obligations of each Guarantor that is a Collateral Subsidiary and general unsecured obligations of each other Guarantor;

•	are secured by a second-priority security interest in the Collateral;

•	are equal in right of payment to all existing and any future senior Indebtedness of each Guarantor; and

•	are senior in right of payment to all existing and any future Subordinated Indebtedness of each Guarantor.
      Under the circumstances described below under the caption “— Certain Covenants — Limitation on Restricted Payments,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not Guarantee the notes. All of our Subsidiaries other than SMART Modular Technologies (Deutschland) GmbH are “Restricted Subsidiaries.”
      In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.
      SMART Modular Technologies (Deutschland) GmbH and Estecom Co., Ltd. are the only non-guarantor Subsidiaries. SMART Modular (Deutschland) GmbH is inactive and has no assets or liabilities and Estecom Co., Ltd. had assets of $5.5 million and liabilities of $1.9 million as of May 27, 2005.
Principal, Maturity and Interest
      We will issue up to an aggregate principal amount of $125.0 million of new notes. The Company may issue additional notes from time to time after this offering (the “additional notes”). Any offering of additional notes is subject to the covenant described below under the caption “— Limitation on Incurrence of Additional Indebtedness.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, collateral, amendments, redemptions and offers to purchase. The notes will mature on April 1, 2012. We will issue the notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.
      The notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.50% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1. The Company will pay interest to those Persons who were holders of record on the December 15, March 15, June 15 or September 15 immediately preceding the applicable interest payment date. The notes will bear interest from the initial issue date or, if interest has already been paid, from the date it was most recently paid.
      Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the notes.
      “LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
      “Interest Period”, means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.
      “Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.
      “London Banking Day”, is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
      “Representative Amount” means a principal amount of not less than U.S. $1.0 million for a single transaction in the relevant market at the relevant time.
      “Telerate Page 3750”, means the display designed as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
      The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
      The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
      The Calculation Agent will, upon the request of the Holder of any note, provide the interest rate then in effect with respect to the notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the notes.
      We also will pay additional interest to Holders if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. This additional interest provision is more fully explained under “The Exchange Offer”.
      Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us that is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is U.S. Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Transfer and Exchange
      Holders may exchange or transfer their notes at the same location given above under “— Methods of Receiving Payments on the Notes.” No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders, among other things, to furnish appropriate endorsements and transfer documents and to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.
      Except as provided in the Indenture, the registered Holder of any of the notes will be treated as the owner thereof for all purposes under the Indenture.
Guarantees
      All Restricted Subsidiaries, other than Estecom Co., Ltd., and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on a senior basis full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of the Company under the Indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on or additional interest, if any, on the notes, expenses, indemnification or otherwise. In addition, SMART Modular Technologies (Deutschland) GmbH is an Unrestricted Subsidiary and does not guarantee the notes. SMART Modular Technologies (Deutschland) GmbH is inactive and has no assets or liabilities and Estecom Co., Ltd. had assets of $5.5 million and liabilities of $1.9 million as of May 27, 2005. Such Guarantor will agree to pay, in addition to the amounts stated above, any and all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and contingent liability) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability in respect of its Note Guarantee could be reduced to zero.
      See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the guarantees and the liens securing the guarantees and require holders of the notes to return payments received from us or the guarantors.”
      Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
      If any Subsidiary (other than a Foreign Subsidiary from which the Company cannot, with commercially reasonable efforts, obtain such Guarantee or Lien as a result of the laws, rules or regulations of the jurisdiction applicable to such Foreign Subsidiary) shall be formed or acquired by the Company or a Restricted Subsidiary, then the Company shall, at the time, cause such Subsidiary to (a) execute a Guarantee of the obligations of the Company under the notes substantially in the form set forth in the Indenture, and (b) if such Subsidiary grants any Lien upon any of its property as security for any Credit Agreement Obligations, execute a Security Document upon substantially the same terms, but subject to the Intercreditor Agreement, that grants the Trustee a second-priority Lien upon such property for the benefit of the Holders, subject to the exceptions described below under the caption “— Security” and (c) deliver to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guarantee and any such Security Document is a valid, binding and enforceable obligation of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles. If granting the Lien described in clause (b) above requires the consent of a third party, such Subsidiary will use commercially reasonable efforts to obtain such consent with respect to the second-priority Lien for the benefit of the Trustee, but if the third party does not consent to the granting of the second-priority Lien after the use of commercially reasonable efforts, such Subsidiary will not be required to do so. Also if a second-priority Lien in such property cannot be granted or perfected under applicable law, the Subsidiary will not be required to grant such Lien.
      Notwithstanding the foregoing, a Note Guarantee of the notes provided by a Guarantor will be released without any action required on the part of the Trustee or any Holder:

(1) if (a) all of the Capital Stock of or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than us or any of our Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenants described below under the captions “— Limitation on Sales of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation”;

(2) if we designate such Guarantor as an Unrestricted Subsidiary; or

(3) upon Legal Defeasance of Covenant Defeasance as provided below under the caption “— Legal Defeasance and Covenant Defeasance.”
      At our request, the Trustee will execute and deliver any instrument evidencing such release.
Security
      The notes will be secured by a second-priority security interest (subject to Permitted Liens) on the Collateral. The Collateral consists of 100% of the Capital Stock of the Company’s Subsidiaries (but limited to 66% of the capital stock of any foreign subsidiary held by a Domestic Subsidiary and excluding the Capital Stock of SMART Modular Technologies (Deutschland) GmbH and Estecom Co., Ltd.) and substantially all of the other assets of the Company and the Collateral Subsidiaries (excluding leaseholds of real property, motor vehicles and Excluded Puerto Rico Assets) to the extent that a second-priority security interest is able to be granted or perfected therein.
      From and after the Closing Date, if the Company or any Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the notes by the second-priority security interests in the Collateral (other than security interests granted solely to secure Hedging Obligations, Commodity Hedge Obligations, Cash Management Obligations or for a Guarantor that is a Foreign Subsidiary for which the Company cannot, with commercially reasonable efforts, obtain such security interest as a result of the laws, rules or regulations of the jurisdiction applicable to such Guarantor that is a Foreign Subsidiary), it must concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the notes. Also, if granting a security interest in such property requires the consent of a third party, we will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the Holders of the notes. If such third party does not consent to the granting of the second-priority security interest after the use of commercially reasonable efforts, we will not be required to provide such security interest.
      The Company, the Guarantors and the Trustee are parties to the Security Documents defining the terms of the security interests that secure the notes. These security interests will secure the payment and performance when due of all of the obligations of the Company and the Guarantors under the notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. All filings and other similar actions required in connection with the perfection of such security interests have been completed.
      The security interests securing the notes will be second in priority to any and all security interests at any time granted to secure Credit Agreement Obligations. Credit Agreement Obligations include the obligations under the Credit Agreement and obligations under any future Bank Indebtedness of the Company and Restricted Subsidiaries that is secured by a Permitted Lien described in clause (1) of the definition thereof and is designated by us as first-priority Lien debt, as well as certain Hedging Obligations, Commodity Hedge Obligations and Cash Management Obligations. The security interests securing the notes will also be subject to Permitted Liens not prohibited by the Indenture, including those granted to third parties prior to or after the

Issue Date. The persons holding such liens may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Trustee to realize or foreclose on the Collateral.
      Subject to the terms of the Security Documents, the Company and the Collateral Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral that may be deposited with the Trustee or its agent or bailee (including the Credit Agent) in accordance with the provisions of the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
      Security interests in respect of Collateral comprised of, among other things, certain letter of credit rights, promissory notes, commercial tort claims, real property interests, patents, patent applications, copyright registrations, registered trademarks and investments in deposit accounts or securities accounts aggregating up to $2.0 million outstanding at any one time have generally not been perfected with respect to the Credit Agreement Obligations and will not be perfected with respect to the notes.
      No appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after satisfaction of the Credit Agreement Obligations or the holders of other Liens, which have priority over the security interests securing the notes, would be sufficient to satisfy the obligations owing to the Holders of the notes and holders of other debt that may be secured on a second priority basis. Moreover, by its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or at all.
      See “Risk Factors — Risks Related to our Indebtedness — The collateral securing the notes is subject to control by the lenders with first-priority liens under our senior secured credit facility. If there is a default, the value of the collateral may not be sufficient to repay amounts due under both the senior secured credit facility and the notes.”
      The Trustee and the Credit Agent have entered into the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of Credit Agreement Obligations, the Credit Agent will determine the time and method by which the security interests in the Collateral will be enforced. Prior to the Discharge of Credit Agreement Obligations, the Trustee will not be permitted to enforce the security interests or exercise any rights or remedies relating to the Collateral or otherwise, or object to the forbearance by the holders of Credit Agreement Obligations from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral even if an Event of Default has occurred and the notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to the notes or (b) as necessary to take any action not adverse to the first-priority liens in order to preserve or protect its rights in the second-priority liens. As a result, while any Credit Agreement Obligations are outstanding, neither the Trustee nor the Holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of holders of the Credit Agreement Obligations or challenge any decisions in respect thereof by the holders of the Credit Agreement Obligations.
      Pursuant to the Intercreditor Agreement, the Trustee, for itself and on behalf of the Holders of the notes, waives any and all rights it or the Holders of the notes may have as a junior lien creditor or otherwise to object to the manner in which the Credit Agent or the holders of the Credit Agreement Obligations seek to enforce or collect the Credit Agreement Obligations, regardless of whether any action or failure to act by or on behalf of the Credit Agent or the holders of the Credit Agreement Obligations is adverse to the interests of the Holders of the notes.
      In addition, if the Company or any Collateral Subsidiary is subject to any insolvency or liquidation proceeding, the Trustee and the Holders of the notes agree that:

•	if the Credit Agent or any of the holders of the Credit Agreement Obligations shall permit the use of cash collateral or permit the Company or any Collateral Subsidiary to obtain debtor-in-possession financing (a “DIP Financing”), the Trustee and the Holders of the notes will raise no objections to such use of cash collateral or DIP Financing and will not request adequate protection (unless any holders of the Credit Agreement Obligations are granted adequate protection in the form of additional collateral, in which case the Trustee may seek adequate protection in the form of a replacement lien on such additional collateral subordinated to the liens securing the Credit Agreement Obligations on the same basis as under the Intercreditor Agreement) and, to the extent the liens securing the Credit Agreement Obligations are subordinated or pari passu with such DIP Financing, will subordinate their liens on the Collateral to such DIP Financing and Credit Agreement Obligations on the same basis as under the Intercreditor Agreement;

•	none of them will seek relief from the automatic stay or other stay in any insolvency or liquidation proceeding in respect of the Collateral without the consent of the Credit Agent and certain holders of the Credit Agreement Obligations; and

•	none of them will contest (or support any other person contesting) any request by the Credit Agent or the holders of the Credit Agreement Obligations for adequate protection or any objection by the Credit Agent or the holders of the Credit Agreement Obligations to any motion or other relief based on the Credit Agent or the holders of the Credit Agreement Obligations claiming a lack of adequate protection.

      Also, pursuant to the Intercreditor Agreement, so long as the Discharge of Credit Agreement Obligations has not occurred, if the Trustee holds any lien on any asset of the Company or any other Guarantor securing the notes that are not also subject to a first priority security interest securing the Credit Agreement Obligations (other than any assets that the Credit Agent has released as security for any Credit Agreement Obligations), the Trustee, upon demand of the Credit Agent or any Guarantor, will either release the lien or assign it to the Credit Agent as collateral for the Credit Agreement Obligations in which event the Company and the Guarantors will cause a second-priority lien on such assets to be granted to the Trustee.
      Whether prior to or after the Discharge of Credit Agreement Obligations, we will be entitled to releases of assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) to enable us to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock” other than pursuant to an asset disposition to the Company or a Restricted Subsidiary;

(2) if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors; or

(3) if any Subsidiary that is a Guarantor is released from its Note Guarantee, that Subsidiary’s assets will also be released.
      In addition, pursuant to the Intercreditor Agreement, assets included in the Collateral will be released from the Liens securing the notes in connection with the exercise of remedies by the Credit Agent in respect of the Collateral or upon the occurrence of an event of default in respect of the Credit Agreement Obligations in connection with any sale or other disposition of such assets, to the extent the Liens on such assets securing the Credit Agreement Obligations are also released.
      The second-priority security interests on all Collateral will also be released upon (i) payment in full of the principal of, accrued and unpaid interest, including additional interest, if any, on the notes and all other obligations under the Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest, including additional interest, if any, are paid, (ii) a satisfaction and discharge of the Indenture and (iii) a Legal Defeasance or Covenant Defeasance as described below under the caption “— Legal Defeasance and Covenant Defeasance.”

Optional Redemption
      Optional Redemption. Except as stated below, we may not redeem the notes prior to April 1, 2008. On and after this date, we may redeem the notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, including additional interest, thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Redemption
Year	Price

2008	103%
2009	102%
2010	101%
2011 and thereafter	100%
      At any time prior to April 1, 2008, the notes may be redeemed, in whole or in part at the option of the Company, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including additional interest, if any, to the date of the redemption (the “Make-Whole Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.
      “Applicable Premium” means, with respect to the notes at any Make-Whole Redemption Date, the greater of:

(1) 1.0% of the principal amount of such notes; and

(2) the excess of

(A) the present value at such redemption date of (i) the redemption price of the note at April 1, 2008, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through April 1, 2008, assuming that LIBOR in effect on the date of the redemption notice would be LIBOR in effect through April 1, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to LIBOR as of such redemption date plus 0.5% per annum; over

(B) the principal amount of such notes, if greater.
      Optional Redemption upon Equity Offerings. Prior to April 1, 2008, the Company also may (but shall not have the obligation to), on one or more occasions, redeem up to a maximum of 35% of the aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) at a redemption price equal to 100% of the principal amount thereof, plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest, including additional interest, thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Equity Offerings by the Company; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) issued remains outstanding; and

(2) any such redemption by the Company must be made within 90 days of the date of the closing of the applicable Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Additional Amounts
      All payments of principal, premium, interest and additional interest (if any) in respect of each note and the Guarantees shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Cayman Islands (and, in the case of a Guarantor, the country of residence or incorporation of the Guarantor or jurisdiction in which the Guarantor has an office or is doing business) or any political subdivision or taxing authority thereof or therein or by any other jurisdiction in which the Company or any Guarantor is organized or resident, has an office or conducts business for tax purposes or from or through which payment is made (a “Taxing Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental authority having the force of law. In the event that any such withholding or deduction in respect of principal, premium, interest or additional interest is so required, the Company or the Guarantors, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by each Holder of any note of such amounts as would have been received by such Holder with respect to such note or Guarantee, as applicable, had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(a) for or on account of:

(1) any tax, duty, assessment or other governmental charge that would not have been imposed but for

(A) the existence of any present connection between such Holder or the beneficial owner of such note and the Taxing Jurisdiction (other than merely acquiring, holding or disposing of such note or Guarantee or the receipt of, or enforcement of rights under, the Guarantees or the notes, or the receipt of payments in respect thereof) including, without limitation, such Holder or the beneficial owner of such note being a national, domiciliary or resident thereof or being present or engaged in a trade or business therein or having a permanent establishment therein; or

(B) the presentation of such note (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that such Holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within such period of thirty (30) days; or

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(3) any tax, duty, assessment or other governmental charge that would not have been imposed but for the failure of a Holder or beneficial owner of notes, following our reasonable written request addressed to the holder, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, taxes imposed by the Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Taxing Jurisdiction); or

(4) any combination of items (1), (2) and (3); or

(b) with respect to any payment of the principal of or any premium, interest, or additional interest, on such note or Guarantee to such Holder (including a fiduciary or partnership) to the extent that the beneficial owner of such note would not have been entitled to such Additional Amounts had it been the Holder of the note.
      The Company (or any Guarantor making payments on the notes) will make any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

      At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of notes on the payment date. Each such officers’ certificate shall be relied upon until receipt of a further officers’ certificate addressing such matters. The Company and the Guarantors will provide to the Trustee a certified receipt issued by the relevant government authority evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such receipts shall be provided to Holders requesting such copies.
      Whenever there is mentioned in any context, the payment of principal, premium, interest or additional interest, in respect of any note or the net proceeds received on the sale or exchange of any note, such mention shall be deemed to include the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.
      The Company and the Guarantors, jointly and severally, will indemnify and hold harmless each eligible Holder of notes and, upon written request of any eligible Holder of notes, reimburse such Holder for the amount of (i) any taxes levied or imposed on and paid by such Holder as a result of payments made under or with respect to the notes held by such Holder; and (ii) any taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement will not be less than the net amount such Holder would have received if the taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided however, that the indemnification obligation provided for in this paragraph shall not (x) extend to taxes imposed for which the eligible Holder of notes would not have been eligible to receive payment of Additional Amounts hereunder and (y) exceed the amount of Additional Amounts that would otherwise have been payable to such eligible Holder in respect of the payment giving rise to the indemnification obligation. Holders will provide such evidence of payment as may be reasonably satisfactory to the Company.
      The Company or the Guarantors, as the case may be, will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes or the Guarantees, and the Company and the Guarantors, jointly and severally, will agree to indemnify and hold harmless the Holders for any such taxes (including penalties, interest and related expenses) paid by such Holders, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the Cayman Islands or any Taxing Jurisdiction, except those resulting from, or required to be paid in connection with, the enforcement of the notes or the Guarantees following the occurrence of any Event of Default with respect to the notes.
Optional Tax Redemption
      If, as a result of any change in or amendment to the laws, regulations or published tax rulings of general applicability of a Taxing Jurisdiction which is proposed and becomes effective on or after the date of this prospectus, in making any payment due or to become due under the notes or the Indenture, (a)(1) the Company is or would be required on the next succeeding interest payment date to pay Additional Amounts or (2) a Guarantor is, or on the next succeeding interest payment date would be, unable, for reasons outside its control, to cause the Company to pay amounts due under the notes, and with respect to any amount due under its Guarantee or the Indenture, a Guarantor is, or would be required on the next succeeding interest payment date, to pay Additional Amounts and (b) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or such Guarantor, as the case may be, the notes may be redeemed at the option of the Company in whole but not in part, upon not less than 30 nor more than 60 days’ notice in accordance with the procedures set forth in the Indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. The Company or such Guarantor will also pay to Holders on the date of redemption any Additional Amounts which are payable.

      Prior to the publication of any notice of redemption in accordance with the foregoing, the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective), describing the facts leading thereto and stating that the requirement to pay Additional Amounts cannot be avoided by the Company or the Guarantors, as the case may be, taking reasonable measures available to it and (ii) an opinion of independent legal counsel, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay Additional Amounts on the next succeeding interest payment date as a result of such change or amendment. Such notice, once delivered by the Company to the Trustee, will be irrevocable.
      No such notice of redemption may be given more than 90 days before the Company first becomes liable to pay any Additional Amounts or indemnification payments as a result of a change or amendment described above.
Selection and Notice of Redemption
      If we redeem less than all of the notes outstanding at any time, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of the notes to be redeemed at such Holder’s registered address.
      If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of such notes or portions thereof, plus accrued and unpaid interest, including additional interest, thereon, if any, to the applicable redemption date.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “— Certain Covenants — Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase notes in the open market or otherwise.
Certain Covenants
      The Indenture contains covenants including, among others, the following:

Repurchase of Notes at the Option of the Holder Upon a Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, including additional interest, thereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the notes pursuant to this section in the event that it has exercised its right to redeem all the notes as described under “— Optional Redemption”:

(1) prior to the first public offering of common stock of the Company, one or more of the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for the purposes of this clause (1) and clause (2) below, a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of an issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities by the Company or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) after the first public offering of common stock of the Company, any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

(3) during any period of two consecutive years, individuals who on the Issue Date constituted the Board of Directors (together with any new directors (A) whose election by such Board of Directors, or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Modular L.L.C. Shareholders’ Agreement), cease for any reason to constitute a majority of the Board of Directors then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Restricted Subsidiaries on a consolidated basis to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.

      Within 60 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, including additional interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
      The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture relating to Change of Control Offers, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      The Change of Control purchase feature may in certain circumstances make it more difficult or discourage a sale or takeover of the Company and thus the removal or incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure of credit rating. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under “— Limitation on Incurrence of Additional Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.
      The Credit Agreement may restrict the Company from repurchasing any notes and the Credit Agreement provides that certain asset sales and change of control events with respect to the Company would constitute a default thereunder. Any future Credit Facilities relating to Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is effectively prohibited from purchasing notes, the Company could seek the consent of its lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If its Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing notes. In such case, such failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and likely under any future Credit Facilities. See “Risk Factors — We may be unable to purchase the notes upon a change of control.”
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries on a consolidated basis. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries on a consolidated basis to another Person or group may be uncertain.

Limitation on Incurrence of Additional Indebtedness
      (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2.25:1.

      (b) Notwithstanding the foregoing paragraph (a), the Company and, to the extent specified, its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the “Permitted Debt”):

(1) Bank Indebtedness of the Company or any Guarantor in an aggregate principal amount outstanding at any time not to exceed $50.0 million less the aggregate amount of Indebtedness permanently repaid under “— Certain Covenants Limitation on Sales of Assets and Subsidiary Stock”;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor;

(3) Indebtedness outstanding on the Issue Date (including the Indebtedness represented by the notes and the Indenture and Guarantees thereof by the Restricted Subsidiaries and other than the Indebtedness described in clause (2) of this paragraph (b));

(4) Indebtedness consisting of Refinancing Indebtedness incurred in respect of any Indebtedness described in the foregoing paragraph (a) and in clauses (3), (5), (11) or this clause (4) of this paragraph (b);

(5) Indebtedness consisting of Guarantees of (A) any Indebtedness permitted under paragraph (a), so long as the Person providing the Guarantee is a Guarantor or (B) any Indebtedness permitted under this paragraph (b);

(6) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of worker’s compensation claims, self insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety, bid, appeal or similar bonds and completion guarantees provided by the Company and the Restricted Subsidiaries in the ordinary course of their business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the Incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 60 days following such drawing or Incurrence;

(7) Indebtedness under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business;

(8) Purchase Money Indebtedness, mortgage financings and Capitalized Lease Obligations Incurred by the Company or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) (and Refinancing Indebtedness Incurred in respect of such Indebtedness) in an aggregate principal amount not in excess of the greater of (x) $15.0 million and (y) 10% of Consolidated Net Tangible Assets (measured at Incurrence of such Indebtedness), in each case at any one time outstanding;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted

Subsidiary; provided, that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(11) the Incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt; provided, however, that (A) the Company has a Consolidated Coverage Ratio immediately prior to such Incurrence of at least 1:1 and (B) the Company would have a higher Consolidated Coverage Ratio immediately after giving effect to such Incurrence than the Consolidated Coverage Ratio immediately prior to such Incurrence;

(12) Indebtedness of Foreign Subsidiaries Incurred to finance the working capital of such Foreign Subsidiaries in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding; and

(13) Indebtedness of the Company or any Guarantor in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $25.0 million.

      (c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Issue Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

(4) the aggregate amount of any Indebtedness Guaranteed pursuant to clause (5) of paragraph (b) will be included in the calculation of Indebtedness but the corresponding amount of the Guarantee will not be so included.
      (d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.
      (e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, and (2) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on Liens
      The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or any Guarantor, except Permitted Liens.
      In addition, if the Company or any Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations (other than security interests granted solely to secure Hedging Obligations, Commodity Hedge Obligations or Cash Management Obligations), it must concurrently grant a second-priority Lien (subject to Permitted Liens) upon such property as security for the notes, subject to certain exceptions and limitations, all as more fully described above in the second paragraph under the caption “— Security.”

Limitation on Restricted Payments
      (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, other than the making of a Permitted Investment;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness (A) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition or (B) Subordinated Indebtedness consisting of intercompany Indebtedness permitted under the covenant “— Limitation on the Incurrence of Additional Indebtedness”); or

(4) make any Investment (other than a Permitted Investment) in any Person,
      (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in and not excluded from clauses (1) through (4) of this paragraph (a) being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of (without duplication):

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the sum of (A) the aggregate Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries) and (B) up to $10.0 million of the Fair Market Value of property (other than cash) constituting Cash Equivalents or a Permitted Business received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company);

(iii) 100% of the aggregate Qualified Proceeds received by the Company from the issuance or sale of debt securities of the Company or Disqualified Stock of the Company that after the Issue Date have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries) less the amount of any cash or the Fair Market Value of any property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange; provided, however, that no amount will be included in this clause (iii) to the extent it is already included in Consolidated Net Income;

(iv) in the case of any Investment by the Company or any Restricted Subsidiary (other than any Permitted Investment) made after the Issue Date, the disposition of such Investment by, or repayment of such Investment to, the Company or a Restricted Subsidiary or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from such Investment, in an aggregate amount equal to the lesser of (x) the aggregate amount of such Investment treated as a Restricted Payment pursuant to clause (4) above and (y) the aggregate amount in cash received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; provided, however, that no amount will be included in this clause (iv) to the extent it is already included in Consolidated Net Income;

(v) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to clause (4) above; and

(vi) the amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries and (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and treated as a Restricted Payment pursuant to clause (4) above.

      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries); provided, however, that the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (C) (ii) of paragraph (a) above.

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by, exchanged for, or out of the proceeds of, the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to paragraph (b)(4) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded from the calculation of the amount of Restricted Payments;

(3) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiary that is permitted to be Incurred pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness”;

(4) any purchase or redemption of Subordinated Indebtedness from Net Available Cash to the extent permitted by the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that at the time of such purchase, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

(7) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year;

(8) the declaration and payment of any dividend (or the making of any similar distribution or redemption) to the holders of any class or series of Disqualified Stock of the Company or a Guarantor issued or Incurred after the Issue Date in accordance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness”; provided, that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; or

(9) payments and transactions in connection with

(a) the Financial Advisory Agreements; provided, however, that a one-time payment representing the present value of all future payments thereunder shall be permitted and

(b) application of the proceeds of this offering and the Credit Agreement (including the redemption of Redeemable Preferred Stock), and the payment of fees and expenses with respect thereto;

(10) the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of that Unrestricted Subsidiary;

(11) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of any Restricted Subsidiary issued after the date of the indenture, provided, that the aggregate price paid for any such repurchased, redeemed, acquired or retired Capital Stock shall not exceed the sum of:

(a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

(b) any accrued dividends thereon the payment of which would be permitted pursuant to clause (8) above;

(12) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(13) any payment, distribution or dividend to pay taxes, franchise taxes and other fees to maintain the Company’s or any Restricted Subsidiary’s existence;

(14) payments not to exceed $200,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and

(15) other Restricted Payments in an aggregate amount not to exceed $15.0 million; provided, however, that each of the foregoing (other than clauses (6) and (9)(a) of this paragraph (b)) shall be excluded from calculation of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:

(A) any encumbrance or restriction pursuant to applicable law, regulation, order or an agreement in effect at or entered into on the Issue Date;

(B) the Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, that the restrictions contained in any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Credit Agreement are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the Holders than those contained in the Credit Agreement;

(C) the Indenture, the notes, the Guarantees and/or the Security Documents;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary) and outstanding on such date;

(E) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (E) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (E); provided, however, that the encumbrances and restrictions contained in any agreement or amendment relating to such Refinancing are not, in the good faith judgment of the Board of Directors, materially less favorable to the Holders than the encumbrances and restrictions contained in the agreements relating to the Indebtedness so Refinanced;

(F) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) that is contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(G) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(H) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(I) agreements for the sale of assets containing customary restrictions with respect to such assets;

(J) restrictions relating to the common stock of Unrestricted Subsidiaries;

(K) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(L) encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(M) encumbrances and restrictions applicable only to Foreign Subsidiaries;

(N) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Additional Indebtedness” and “— Limitation on Liens” that limit the right of the debtor to dispose of the assets securing that Indebtedness;

(O) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of the Indenture; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary are, in the good faith judgment of the Board of Directors, no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect at, or entered into on, the Issue Date;

and with respect to clause (3) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Sale/ Leaseback Transactions
      The Company will not, and will not permit any Guarantor to, enter into any Sale/ Leaseback Transaction; provided that the Company or any Guarantor may enter into a Sale/ Leaseback transaction if:

(1) the Company or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/ Leaseback Transaction in compliance with the covenant described above under the caption “— Limitation on Incurrence of Additional Indebtedness”;

(2) the gross cash proceeds of the Sale/ Leaseback Transaction are at least equal to the Fair Market Value (in the case of gross cash proceeds in excess of $7.5 million as determined in good faith by the Board of Directors), of the property that is the subject of that Sale/ Leaseback Transaction; and

(3) the transfer of assets in that Sale/ Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described below under the caption “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Sales of Assets and Subsidiary Stock
      The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.
      Within 365 days after the receipt of any Net Available Cash from such Asset Disposition (the “Net Available Cash Offer Payment Date”), the Company or such Restricted Subsidiary may apply an amount equal to 100% of the Net Available Cash from such Asset Disposition

(A) to repay or cash collateralize any Credit Agreement Obligations, to repay Indebtedness of the Company or any of its Restricted Subsidiaries secured by assets not in the Collateral, or to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(B) to acquire Capital Stock of another Permitted Business; provided that if the Company or such Restricted Subsidiary shall have entered into a binding agreement prior to the Net Available Cash Offer Payment Date to acquire such Capital Stock, the Company or such Restricted Subsidiary may apply such amounts to such acquisition within an additional 6-month period:

(i) as a result of the acquisition, such Person becomes a Restricted Subsidiary; or

(ii) the Investment in such Capital Stock is permitted by clause (16) of the definition of Permitted Investments;

(C) to make a capital expenditure; or

(D) to acquire other long-term assets that are used or useful in the Permitted Business; provided that if the Company shall have entered into a binding agreement prior to the Net Available Cash Offer

Payment Date to acquire such long-term assets, the Company may apply such amounts to such acquisition within an additional 6-month period;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
      For the purposes of clause (2) above of this covenant only, the following are deemed to be cash:

•	the assumption of any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability in connection with such Asset Disposition; and

•	any securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days of receipt by the Company or such Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received.
      The 75% limitation referred to in clause (2) above will not apply to any Asset Disposition in which the cash or Qualified Proceeds portion of the consideration received therefrom, determined in accordance with the two immediately preceding bullet points, is equal to or greater than what the after-tax proceeds would have been had that Asset Disposition complied with the aforementioned 75% limitation.
      Pending the final application of any Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.
      Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Disposition Offer to all Holders of notes and all holders of other Indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of principal amount plus accrued and unpaid interest, including additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis; provided, however, that the Company shall not be obligated to purchase notes in denominations other than integral multiples of $1,000 principal amount at maturity. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.
      The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition provisions of the Indenture, the Company will comply in all material respects with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Disposition provisions of the Indenture by virtue of such conflict.
      The agreements governing the Company’s other Indebtedness (including the Credit Agreement) may contain prohibitions of, and restrictions on, certain events, including events that would constitute an Asset Disposition and our ability to repurchase notes in an Asset Disposition Offer. In addition, the exercise by the

Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Disposition could cause a default under these other agreements. Finally, the Company’s ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — We may be unable to purchase the notes upon a change of control.”

Limitation on Transactions with Affiliates
      (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable (other than in immaterial respects) to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in comparable arm’s-length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

(3) that, in the event such Affiliate Transaction involves an amount in excess of $15.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.
      (b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment permitted to be paid pursuant to the covenant described under “— Limitation on Restricted Payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements (including change of control arrangements and severance arrangements), stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of directors, officers, consultants or employees of the Company or any Restricted Subsidiary in the ordinary course of business;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the payment of management, consulting and advisory fees to the Sponsors or their Affiliates made pursuant to the Financial Advisory Agreements, and any related out of pocket expenses; provided, however, that a one-time payment representing the present value of all future payments thereunder shall be permitted;

(7) transactions with Unrestricted Subsidiaries customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture, and which are fair to the Company or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors or the senior management of the

Company or its Restricted Subsidiaries, as applicable or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(8) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;

(9) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company;

(10) the entrance into by the Company, and performance by the Company under the Modular L.L.C. Shareholders’ Agreement and the Modular L.L.C. Registration Rights Agreement; or

(11) transactions between or among the Company and/or its Restricted Subsidiaries.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries
      The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

(1) to the Company or another Restricted Subsidiary;

(2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition;

(4) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary; or

(5) in the case of a Restricted Subsidiary other than a wholly-owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority shareholders of the Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority shareholder if the minority holder does not acquire its pro rata amount), so long as the Company or another Restricted Subsidiary owns and controls at least the same percentage of the Voting Stock of, and economic interest in, such Restricted Subsidiary as prior to such issuance.
      The cash proceeds of any sale of Capital Stock permitted under clauses (2) and (3) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

Limitation on Lines of Business
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

Limitation on Merger, Sale or Consolidation
      (a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, a partnership or limited liability company, in each case organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, or the Cayman Islands and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company (x) would, at the time of such transaction and after giving effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, be able to Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” or (y) would, together with its Restricted Subsidiaries, have a Consolidated Coverage Ratio immediately after the transaction (after giving effect thereto as if that transaction had occurred at the beginning of the applicable four quarter period) than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture.
      (b) In addition, the Company will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) in the case of any Guarantor that is a Domestic Subsidiary, the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico, and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;
provided, however, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of the Company and the other terms of the Indenture, including the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” are complied with.
      (c) Notwithstanding the foregoing:

(1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Wholly Owned Subsidiary;

(2) the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits;

(3) nothing herein shall limit any conveyance, transfer or lease of assets between or among any of the Company and the Guarantors; and

(4) the foregoing clause (3) of paragraph (a) above will not prohibit a merger between the Company and a Person that owns all of the Capital Stock of the Company created solely for the purpose of holding the Capital Stock of the Company; provided, however, that the other terms of paragraph (a) above are complied with.
Reports
      The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file those reports, in each case, within the time periods specified in the Commission’s rules and regulations.
      In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required rules and regulations of the Commission, the Company will file a copy of all that information and reports referred to in clauses (1) and (2) (the “Required Information”) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) a default in any payment of interest on any note or in any payment of additional interest with respect thereto, continued for 30 days;

(2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure by the Company or any Guarantor to comply with its obligations under the covenant described under “— Limitation on Merger, Sale or Consolidation”;

(4) the failure by the Company or any Guarantor to comply for 30 days after notice with any of their obligations under the covenants described under the covenants, “— Repurchase of Notes at the Option of the Holder Upon a Change of Control,” “— Limitation on Incurrence of Additional Indebtedness,” “— Limitation on Restricted Payments,” or “— Limitation on Sales of Assets and Subsidiary Stock,” (in each case, other than a failure to purchase notes);

(5) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the notes, the Indenture, the Note Guarantees or the Security Documents (other than those referred to in clauses (1), (2), (3), and (4) of this paragraph);

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in the Indenture;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or any other Significant Subsidiary (the “bankruptcy provisions”);

(8) with respect to any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent against the Company or any Restricted Subsidiary that is a Restricted Subsidiary, the failure by the Company or such Restricted Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days following such judgment or decree without being paid, discharged, waived or stayed (the “judgment default provision”); and

(9) (a) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be, unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice, or (b) the Company or Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Significant Subsidiary, shall deny or disaffirm its obligations under any Note Guarantee or Security Document.
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
      However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding notes notify the Company and the Trustee of the default and the Company or the relevant Guarantor, as applicable, do not cure such default within the time specified after receipt of such notice.
      The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clause (7) above with respect to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.
      In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the fourth preceding paragraph, the declaration of acceleration of the notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.
No Personal Liability of Directors, Officers, Employees and Shareholders
      No director, officer, employee, shareholder, member or incorporator of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The Company may at any time terminate all its obligations under the notes and the Indenture (“Legal Defeasance”), except for certain obligations, including those respecting the Defeasance Trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Company may at any time terminate:

(1) its obligations under the covenants described under “— Certain Covenants” and in the Security Documents; and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Events of Default and Remedies” above and the limitations contained in clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above (“Covenant Defeasance”).
      In the event that the Company exercises its Legal Defeasance option or their Covenant Defeasance option, each Guarantor will be released from all of their obligations with respect to its Note Guarantee.
      The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5) (other than with respect to transfer and exchange and similar obligations excepted from “Legal Defeasance”), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under “— Events of Default and Remedies” above or because of the failure of the Company to comply with clause (3) under paragraph (a) of the covenant described under “— Limitation on Merger, Sale or Consolidation” above.
      In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “Defeasance Trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, including interest thereon to maturity or such redemption date and additional interest, if any, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel, subject to customary assumptions and exclusions to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of Legal Defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Amendment, Supplement and Waiver
      Subject to certain exceptions, the Indenture, the notes, the Note Guarantees or the Security Documents may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest or any additional interest on any note;

(3) reduce the principal of or extend the Stated Maturity of any note;

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption” above;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Note Guarantees in any manner adverse to the Holders.

      In addition, without the consent of the Holders of at least 80% in principal amount of the notes then outstanding, (a) no amendment may release from the Lien of the Indenture or the notes and the Security Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such Security Documents and (b) no amendment to, or waiver of, the provisions of the Indenture or the Security Documents may alter the priority of the Lien securing the Collateral in any manner that adversely affects the rights of Holders of the notes.
      Without the consent of any Holder, the Company and Trustee may amend or supplement the Indenture, the notes, the Note Guarantees or the Security Documents:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

•	to add Guarantees with respect to the notes, including any Note Guarantees, or provide for additional security;

•	to provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•	to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

•	to make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture;

•	to provide for the issuance of the Exchange Notes;

•	to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA; or

•	if necessary, in connection with any addition or release of Collateral otherwise permitted under the terms of the Indenture or Security Documents.
      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.
      In addition, without the consent of any Holder of notes, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations will automatically apply to the comparable provision of the comparable Security Document entered into in connection with the notes, provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the lien of the Security Documents, except to the extent that a release of such lien is permitted by the terms of the Intercreditor Agreement and (B) no such amendment, waiver or consent shall materially and adversely affect the Holders of the notes without the consent of the Trustee (acting at the direction of the Holders of a majority of the aggregate principal amount of the notes). We will also be entitled to other releases of the Collateral or the Note Guarantees as described above under the captions “— Guarantees” and “— Security.”
      After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.
Concerning the Trustee
      U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
Governing Law
      The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Certain Definitions
      “Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary;

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;
      Notwithstanding the foregoing, the following items shall not be deemed to be Asset Dispositions:

(A) a disposition by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(B) an issuance of Capital Stock by a Subsidiary to the Company or to a Restricted Subsidiary;

(C) for purposes of the covenants described under “— Limitation on Sales of Assets and Subsidiary Stock” only, a disposition that constitutes a Restricted Payment permitted by the covenant described under “— Limitation on Restricted Payments”;

(D) a disposition of assets with a Fair Market Value of less than $2.0 million;

(E) a Sale/ Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets;

(F) a disposition of Cash Equivalents, the proceeds of which are used within five business days to make another Permitted Investment;

(G) a disposition of obsolete, uneconomical, negligible, worn out or surplus property or equipment in the ordinary course of business and the periodic clearance of aged inventory;

(H) any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;

(I) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

(J) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice; and

(K) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.
      Notwithstanding the foregoing, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Certain Covenants — Repurchase of Notes at the Option of the Holder Upon a Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Limitation on Merger, Sale or Consolidation” and not by the provisions of the covenant described under the caption “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”
      “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).
      “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the number of years obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the then outstanding sum of all such payments.
      “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
      “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.
      “Business Day” means each day which is not a Legal Holiday.
      “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.
      “Cash Equivalents” means any of the following:

(1) United States dollars;

(2) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of “A-3” (or higher) according to Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. or “P-2” (or higher) according to Moody’s Investor Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(6) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments in the ordinary course of business denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above (provided, that with respect to the items specified in clause (3) above, such commercial bank has a capital and surplus of not less than $250.0 million, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).
      “Cash Management Obligations” means with respect to any Person all obligations of such Person in respect of overdrafts and other liabilities owed to any other Person that arise from treasury, depositary, cash management or related services, including processing of electronic funds through clearing houses, and credit card, credit card processing, debit card and purchase card services.
      “Closing Date” means March 28, 2005.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Collateral” means all property and assets of the Company or any Guarantor with respect to which from time to time a Lien is granted as security for the notes.
      “Collateral Subsidiaries” means the Domestic Subsidiaries and each Subsidiary of the Company organized under the laws of the Cayman Islands or the United Kingdom (or any subdivision thereof).
      “Commission” means the Securities and Exchange Commission.
      “Commodity Hedge Obligations” means with respect to any Person any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or arrangement as to which such Person is party.

      “Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (in each case other than Indebtedness Incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

      For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.
      If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).
      “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating;

(a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; and

(b) all current maturities of long-term debt.
      “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the imputed interest with respect to Attributable Debt;

(2) amortization of debt discount;

(3) capitalized interest;

(4) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(5) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

(6) net payments associated with Hedging Obligations (including amortization of fees) (other than any such payments associated with the Bank Indebtedness or the notes; provided that in no event shall any amortization of deferred debt issuance costs be included in Consolidated Interest Expense);

(7) dividends in respect of all Disqualified Stock (other than dividends payable in Capital Stock (other than Disqualified Stock) of the Company) of the Company and all Preferred Stock of any of the Restricted Subsidiaries of the Company, to the extent held by Persons other than the Company or another Restricted Subsidiary;

(8) interest Incurred in connection with investments in discontinued operations; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

      “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that:

(1) any net income of any Person (other than the Company), if such Person is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from such Consolidated Net Income;

(3) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its shareholders or other holders of its equity, shall be excluded from such Consolidated Net Income except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

(5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;

(6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

(7) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded from such Consolidated Net Income; and

(8) any non-cash restructuring charges shall be excluded from such Consolidated Net Income.
      “Consolidated Net Tangible Assets” means Total Assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the

Company and its Restricted Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1) the excess of cost over Fair Market Value of assets or businesses acquired;

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the issue date of the notes as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7) Investments in and assets of Unrestricted Subsidiaries.
      “Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.
      “Credit Agent” means Wells Fargo Foothill, Inc., in its capacity as administrative and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the “Credit Agent” pursuant to the Intercreditor Agreement.
      “Credit Agreement” means the Amended and Restated Loan and Security Agreement dated the Closing Date among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (Puerto Rico) Inc., the other obligors party thereto, the lenders party thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent, and the Loan Documents (as defined therein), including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding) and any indentures or credit facilities or commercial paper facilities or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that replace, refund or refinance any part of the loans, notes, other credit facilities, commitments or other obligations thereunder (including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof) unless such agreement or instrument expressly provides that it is not intended to be and is not the Credit Agreement hereunder.
      “Credit Agreement Obligations” means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under the covenant described in “— Limitation on Incurrence of Additional Indebtedness” and is secured by a Permitted Lien described in clause (1) of the definition thereof, (ii) all other obligations (not constituting Indebtedness) of the Company or Guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of the Company or any Guarantor in respect of Hedging Obligations, Commodity Hedge Obligations or Cash Management Obligations that are secured by common Collateral under the same collateral documents that secure obligations under the Credit Agreement or are designated by the Company to be “Credit Agreement Obligations” for purposes of the Indenture.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing or financial accommodation (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.
      “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Discharge of Credit Agreement Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations, Commodity Hedge Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full in cash of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.
      “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock or

(3) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (1), (2) and (3), on or prior to 90 days after the Stated Maturity of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed Disqualified Stock; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 90 days after the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “— Repurchase of Notes at the Option of the Holder Upon a Change of Control” and “— Limitation on Sales of Assets and Subsidiary Stock”; and provided further, however, that if Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.
      “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) provision for taxes based on income or profits of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense (including amortization of goodwill and other intangibles) of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

(5) all other non-cash expenses or losses of the Company and its Consolidated Restricted Subsidiaries for such period (including, but not limited to, such expenses or losses in connection with restructuring activities, whether incurred before or after the Issue Date, but excluding gains or losses due solely to fluctuations in currency values and tax effects according to GAAP), determined on a consolidated basis in accordance with GAAP;

(6) any payments pursuant to the Financial Advisory Agreements; and

(7) up to a maximum aggregate amount for all periods of $20.0 million of restructuring charges, payable in cash, taken in connection with any restructuring charges incurred subsequent to November 30, 2003, provided, such charges are reflected in the calculations pursuant to this clause (7) only in the period such charges are incurred;
and minus (x) all non-cash items increasing Consolidated Net Income of such Person for such Period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and (y) any non-cash outlays which relate to any non-cash charge during any Period.
      Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or other holders of its equity.
      “Equity Offering” means a primary offering of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 and Form S-4.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Excluded Puerto Rico Assets” means, to the extent such property or assets are located in Puerto Rico and to the extent not permitted under applicable law, interests or claims under insurance policies, judgments, tort claims, tax refunds, tax refund claims or claims against governmental entities.
      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of the Indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.
      “Financial Advisory Agreements” means collectively, (A) the letter agreement dated as of April 16, 2004 among SMART Modular Technologies, Inc., TPG Genpar III, L.P., TPG Genpar IV, L.P. and T3 Genpar II, L.P.; (B) the letter agreement dated as of April 16, 2004 between SMART Modular Technologies, Inc. and Francisco Partners, L.P.; and (C) the letter agreement dated as of April 16, 2004 between SMART Modular Technologies, Inc. and SCP Management Company, L.L.C., or, in each case, any amendment or replacement thereto (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.

      “First-Lien Credit Facilities” means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the Company as a “First-Lien Credit Facility” for the purposes of the Indenture.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, including those set forth in:

(1) the opinions and pronouncements of the Public Company Accounting Oversight Board;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.
      All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.
      “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
      “Guarantor” means any Subsidiary that has issued a Note Guarantee.
      “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
      “Holder” means the Person in whose name a note is registered on the Registrar’s books.
      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
      “Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8), and (9) below) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP:

(1) the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt in respect of Sale/ Leaseback Transactions of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) any Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.
      The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest;

(2) the principal amount thereof, in the case of any other Indebtedness (except as set forth below) provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the Closing Date, the Spot Rate in effect on the Closing Date;

(3) the net termination value of any Hedging Obligations as of such date or, in the case of any Hedging Obligation permitted to be incurred pursuant to clause (7) of Permitted Debt, zero; and

(4) in the case of any Indebtedness permitted to be incurred pursuant to clause (6) of Permitted Debt, zero.
      “Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Closing Date, between the Credit Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.
      “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party.
      “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement but excluding commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that an Investment by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of “Qualified Proceeds”
      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Limitation on Restricted Payments”;

(1) “Investment” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such re-designation less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such re-designation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
      “Issue Date” means the date on which the notes are originally issued under the Indenture.
      “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.
      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
      “Modular L.L.C. Registration Rights Agreement” means the Registration Rights Agreement dated as of March 8, 2005 between the Company and Modular, L.L.C. or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.
      “Modular L.L.C. Shareholders’ Agreement” means the Shareholders’ Agreement dated as of March 8, 2005 between the Company and Modular, L.L.C. and the other parties named therein or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.
      “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all direct costs relating to such Asset Disposition, including all legal, title, accounting and investment banking fees, and recording tax expenses, sales and other commissions and other fees and relocation expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP;

(2) all payments made on any Indebtedness that (x) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (y) must, by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition until such time as that reserve is reversed in which case Net Available Cash shall include the amount of the reserve so reversed.

      “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Non-Recourse Debt” means Indebtedness,

(1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company to secure debt of that Unrestricted Subsidiary) or assets of the Company or any of its Restricted Subsidiaries;
provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions (and any related right of recourse) contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to the Indenture.
      “Note Guarantee” means each Guarantee of the obligations with respect to the notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.
      “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or the Assistant Secretary of the Company.
      “Officer’s Certificate” means a certificate signed by an Officer of each Person issuing such certificate.
      “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Guarantor or the Trustee.
      “Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.
      “Permitted Debt” has the meaning set forth in “— Limitation on Incurrence of Additional Indebtedness” above.
      “Permitted Holders” means the Sponsors and their Affiliates and any successors thereto.

      “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary:

(1) in the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) in cash or Cash Equivalents;

(4) in receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) in loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $2.0 million in the aggregate outstanding at any one time;

(7) in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”;

(9) that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business and otherwise in accordance with the Indenture;

(10) in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(11) acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12) existing as of the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);

(13) consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

(14) consisting of Guarantees of Indebtedness or intercompany Indebtedness permitted under the covenant “— Limitation on Incurrence of Additional Indebtedness”;

(15) the consideration for which consists solely of Capital Stock other than Disqualified Stock of the Company; and

(16) so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $20.0 million.
      “Permitted Liens” means any of the following Liens:

(1) Liens upon any property of the Company or any Restricted Subsidiary securing any Indebtedness permitted to be incurred under clause (1) of the second paragraph of the covenant set forth above under the caption “— Limitation on Incurrence of Additional Indebtedness” and all other obligations of the Company or any Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;

(2) Liens securing the notes and the Note Guarantees;

(3) Liens in favor of the Company or any Restricted Subsidiary;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary; provided that such Liens were not Incurred in contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by the Company of any Restricted Subsidiary; provided that such Liens were not Incurred in contemplation of such acquisition;

(6) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (8) of the second paragraph of the covenant entitled “— Incurrence of Additional Indebtedness” covering only the assets acquired with such Indebtedness or additions or improvements to such assets;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);

(9) Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;

(10) Liens securing Hedging Obligations, Commodity Hedge Obligations or Cash Management Obligations;

(11) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 180 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(13) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

(14) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof;

(16) any interest or title of a lessor in the property subject to any lease or arising from filing UCC financing statements regarding leases;

(17) judgment Liens in respect of judgments that do not constitute an Event of Default;

(18) Liens existing on the Issue Date;

(19) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligation of a like nature incurred in the ordinary course of business;

(20) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;

(21) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary; and

(22) Liens securing Indebtedness or obligations that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $10.0 million.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of all or a portion of such asset, including additions and improvements;
provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset or the relevant addition or improvement.
      “Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Cash Equivalents, (3) the Fair Market Value of assets that are used or useful in the Permitted Business and (4) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.
      “Redeemable Preferred Stock” means the Series A Redeemable Preferred Stock, par value $0.0001 per share, of the Company.

      “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” shall have a correlative meaning.
      “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced;
      provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or a Guarantor; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
      “Related Business” means any business related, ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the Issue Date.
      “Representative” means the trustee, agent or representative (if any) for an issue of senior Indebtedness.
      “Restricted Subsidiary” means any direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.
      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.
      “Security Agreements” means all security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Trustee executed and delivered on or prior to the date of the Indenture.
      “Security Documents” means, collectively, the Security Agreements, the Intercreditor Agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Trustee, for the benefit of the trustee and the holders of the secured notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.
      “Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Credit Agent for the benefit of, on a first priority basis, the Lender Group and the Bank Product Providers (as each term is defined in the Credit Agreement)] or the Trustee, as the case may be, on a second priority basis, for the benefit of the Trustee and the Holders.

      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of either clause (1) or (2) of Article 1 Rule 1-02(w) under Regulation S-X promulgated by the Commission pursuant to the Securities Act, as such regulation is in effect on the Closing Date.
      “Sponsors” means TPG Partners III, L.P., Francisco Partners GP, LLC and Shah Capital Partners, L.P.
      “Spot Rate” means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.
      “Stated Maturity” means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such security was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
      “Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. “Subordinated Indebtedness” of a Guarantor has a correlative meaning.
      “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.
      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Issue Date.
      “Total Assets” means, with respect to any date of determination, the Company’s total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.
      “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
      “Trust Officer” means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
      “Unrestricted Subsidiary” means:

(1) (A) SMART Modular Technologies (Deutschland) GmbH and (B) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary but only to the extent that the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or, if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Limitation on Restricted Payments.”

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Limitation on Incurrence of Additional Indebtedness” and

(y) no Default shall have occurred and be continuing.
      Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.
      “Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM
The Global Notes
      Notes will be issued in the form of one or more registered notes in global form (the “Global Notes”), which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

THE EXCHANGE OFFER
      In a registration rights agreement between SMART and the initial purchasers of the old notes, we agreed

(1) to file a registration statement, on or prior to 240 days after the date of original issuance of the old notes (the “closing date”), with respect to an offer to exchange the old notes for a new issue of notes to be issued under the same indenture, with terms substantially the same as of the old notes but registered under the Securities Act,

(2) to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 330 days of the closing date, and

(3) use our commercially reasonable efforts to consummate the exchange offer and issue the new notes within 25 business days after the registration statement is declared effective.
      The registration rights agreement provides that, if (a) we fail to file the exchange offer registration statement within 240 days after the closing date; (b) we fail to have the exchange offer registration statement declared effective within 330 days of the closing date; (c) notwithstanding consummation of the exchange offer, we are required to file a shelf registration statement and we fail to so file or have such statement declared effective within the time periods provided in the registration rights agreement or (d) the exchange offer registration statement or the shelf registration statement, as the case may be, has been declared effective but ceases to be effective or usable in accordance with and during the time periods specified in the registration rights agreement, then we will be required to pay additional interest on the old notes over and above the regular interest on the notes. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.
Terms of the Exchange Offer; Period for Tendering Old Notes
      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at midnight, New York City time, on , 2005; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2005 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $125,000,000 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resale of the New Notes.”

Important rules concerning the exchange offer
      You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by SMART in its sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither SMART, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how
      If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.
In addition,

(1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3) you must comply with the guaranteed delivery procedures described below.
      The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to SMART.

How to sign your letter of transmittal and other documents
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1) by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2) for the account of an eligible institution.
      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States.
      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.
      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by SMART, proper evidence satisfactory to SMART of its authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of New Notes
      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See — “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

      In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.
      If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
      Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program.
      If your old notes are held through DTC, you must complete a form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.
Guaranteed Delivery Procedures
      If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old notes

•	the amount of old notes tendered

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.
Withdrawal Rights
      You can withdraw your tender of old notes at any time on or prior to the expiration date.
      For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.
      Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.
      If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
      That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.
Exchange Agent
      U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, as follows:
Deliver To:
U.S. Bank National Association, Exchange Agent
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance Department
Facsimile Transmissions:
(651) 495-8158
To Confirm by Telephone
or for Information:
(800) 934-6802
      Delivery to an address or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
      The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
      The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $700,000.
Transfer Taxes
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the New Notes
      Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.
      However, any purchaser of old notes who is an “affiliate” of SMART or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its old notes in the exchange offer and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.
      By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1) it is not our “affiliate”;

(2) any new notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.
      In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE EXCHANGE OFFER
      The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.
CERTAIN CAYMAN ISLANDS TAX CONSIDERATIONS
      The following is a discussion on certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
      Payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the notes, nor will gains derived from the disposal of the notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. The Company has obtained an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from the 10th day of February 2004, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and that no tax to be levied on profits, income, gains or appreciations shall be payable on or in respect of the notes or by way of the withholding on payments of interest or principal to any holder of the notes.
      No stamp duty is payable in respect of the issue of the notes. An instrument of transfer in respect of a note is stampable if executed in or brought into the Cayman Islands.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.
      We will not receive any proceeds from any sale of new notes by broker-dealers.
      New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new notes or

•	a combination of those methods of resale
at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
      Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.
      Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Davis Polk & Wardwell, Menlo Park, California, will opine for us on whether the new notes are valid and binding obligations of SMART.
EXPERTS
      The consolidated and combined financial statements of SMART and its subsidiaries as of August 31, 2004, 2003 and 2002 and for the period from January 28, 2004 (inception) to August 31, 2004 (successor business), and the period from September 1, 2003 to April 16, 2004 and the years ended August 31, 2003 and 2002 (predecessor business) and the related consolidated and combined financial statement schedule have been included in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP refer to the restatement of the consolidated and combined statements of cash flow for all periods presented.
      The financial statements of SMART Modular Technologies Sdn. Bhd. as of August 31, 2004 and 2003 and for each of the years in the three-year period ended August 31, 2004 have been included in the prospectus in reliance upon the report of KPMG (Malaysia), Chartered Accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.
      If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. We also maintain an Internet site at http://www.smartm.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
SMART Modular Technologies (WWH), Inc.:
      We have audited the accompanying consolidated and combined balance sheets of SMART Modular Technologies (WWH), Inc. and subsidiaries as of August 31, 2004, 2003, and 2002, and the related consolidated and combined statements of operations, business/shareholder’s equity and other comprehensive income (loss), and cash flows for the period from January 28, 2004 (inception) to August 31, 2004 (successor business), and the period from September 1, 2003 to April 16, 2004 and the years ended August 31, 2003 and 2002 (predecessor business). These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of SMART Modular Technologies (WWH), Inc. and subsidiaries as of August 31, 2004, 2003, and 2002, and the results of their operations and their cash flows for the period from January 28, 2004 (inception) to August 31, 2004 (successor business), and the period from September 1, 2003 to April 16, 2004 and the years ended August 31, 2003 and 2002 (predecessor business), in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 2, the consolidated and combined statements of cash flows for all periods presented have been restated.
KPMG LLP
Mountain View, California
March 8, 2005

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED BALANCE SHEETS
August 31, 2004, 2003 and 2002

	Successor
	Business	Predecessor Business

	2004	2003	2002

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$36,747	$44,654	$33,326
Accounts receivable, net of allowance of $3,267, $2,371, and $1,164 in 2004, 2003, and 2002, respectively (in thousands)	170,415	133,793	95,286
Receivable from affiliates	—	264,915	243,604
Inventories	47,405	61,145	48,912
Deferred tax asset	—	—	13,179
Prepaid expenses and other	1,685	3,312	4,424

Total current assets	256,252	507,819	438,731
Property and equipment, net	12,630	17,845	31,633
Goodwill	—	43,303	43,303
Receivable from affiliates	—	30,020	38,656
Long-term deferred tax asset	—	—	12,539
Intangible assets	16,990	—	—
Other	1,543	1,117	2,558

Total assets	$287,415	$600,104	$567,420

LIABILITIES AND BUSINESS/SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$129,597	$119,560	$80,716
Payables to affiliates	—	8,262	3,675
Accrued expenses	20,155	19,976	21,203
Advance from customer	5,000	—	—
Revolving line of credit	52,444	—	—

Total current liabilities	207,196	147,798	105,594
Payable to affiliates	—	25,158	12,846
Deferred tax liabilities	3,625	—	—
Other long-term liabilities	—	570	1,716

Total liabilities	210,821	173,526	120,156

Business/shareholder’s equity:
Contributed capital	—	216,763	214,676
Common stock, $0.00016667 par value; authorized 600,000,000 shares; issued and outstanding 48,872,340 shares	8,145	—	—
Preferred stock, $0.001 par value; authorized 10,000,000 shares; issued and outstanding 1,024,700 shares; liquidation preference aggregating $65,140,000	65,140	—	—
Accumulated other comprehensive (loss) income	(106)	366	119
Retained earnings	3,415	209,449	232,469

Total business/shareholder’s equity	76,594	426,578	447,264

Total liabilities and business/shareholder’s equity	$287,415	$600,104	$567,420

See accompanying notes to financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

	Successor
	Business	Predecessor Business

	Period Ended	Period Ended	Years Ended August 31,
	August 31,	April 16,
	2004	2004	2003	2002

	(Dollars in thousands)
Net sales:
Product net sales	$221,883	$653,257	$823,353	$624,354
Service revenue	11,794	5,914	5,028	2,009

Net sales	233,677	659,171	828,381	626,363
Cost of sales	203,720	602,098	751,534	583,581

Gross profit	29,957	57,073	76,847	42,782

Operating expenses:
Research and development	4,447	9,012	12,512	13,830
Selling, general, and administrative	19,064	29,454	46,447	51,083
Impairment of goodwill	—	43,302	—	—
Restructuring and impairment costs	1,300	6,224	8,221	8,332

Total operating expenses	24,811	87,992	67,180	73,245

Income (loss) from operations	5,146	(30,919)	9,667	(30,463)

Interest (expense) income, net	(927)	170	7,685	14,209
Other income (expense), net	451	(148)	(52)	(1,581)

Total other (expense) income	(476)	22	7,633	12,628

Income (loss) before provision (benefit) for income taxes	4,670	(30,897)	17,300	(17,835)
Provision (benefit) for income taxes	1,255	2,301	29,320	(9,903)

Net income (loss)	$3,415	$(33,198)	$(12,020)	$(7,932)

See accompanying notes to financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF BUSINESS/SHAREHOLDER’S EQUITY AND
OTHER COMPREHENSIVE INCOME (LOSS)

						Accumulated
		Common Stock		Preferred Stock		Other		Total Business/	Comprehensive
	Contributed					Comprehensive	Retained	Shareholder’s	Income
	Capital	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Equity	(Loss)

	(Dollars in thousands)
Predecessor Business
Balances as of August 31, 2001	$213,987	—	$—	—	$—	$(69)	$270,401	$484,319
Capital contribution	689	—	—	—	—	—	—	689
Dividends to Parent	—	—	—	—	—	—	(30,000)	(30,000)
Unrealized gain on investments	—	—	—	—	—	188	—	188	$188
Net loss	—	—	—	—	—	—	(7,932)	(7,932)	(7,932)

Balances as of August 31, 2002	214,676	—	—	—	—	119	232,469	447,264	$(7,744)

Capital contribution	2,087	—	—	—	—	—	—	2,087
Dividends to Parent	—	—	—	—	—	—	(11,000)	(11,000)
Unrealized loss on investments	—	—	—	—	—	(117)	—	(117)	$(117)
Foreign currency translation	—	—	—	—	—	364	—	364	364
Net loss	—	—	—	—	—	—	(12,020)	(12,020)	(12,020)

Balances as of August 31, 2003	216,763	—	—	—	—	366	209,449	426,578	$(11,773)

Dividends to Parent	—	—	—	—	—	—	(31,247)	(31,247)
Net return of capital to Parent	(128,439)	—	—	—	—	—	(145,004)	(273,443)
Unrealized loss on investments	—	—	—	—	—	(2)	—	(2)	$(2)
Foreign currency translation	—	—	—	—	—	(363)	—	(363)	(363)
Net loss	—	—	—	—	—	—	(33,198)	(33,198)	(33,198)

Balances as of April 16, 2004	88,324	—	—	—	—	1	—	88,325	$(33,563)

Successor Business
Balances as of April 17, 2004	—	—	—	—	—	—	—	—
Issuance of common stock	—	48,872,340	8,145	—	—	—	—	8,145
Issuance of preferred stock	—	—	—	1,024,700	65,140	—	—	65,140
Foreign currency translation	—	—	—	—	—	(106)	—	(106)	(106)
Net income	—	—	—	—	—	—	3,415	3,415	3,415

Balances as of August 31, 2004	$—	48,872,340	$8,145	1,024,700	$65,140	$(106)	$3,415	$76,594	$3,309

See accompanying notes to financial statements

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Successor Business	Predecessor Business

			Years Ended
			August 31,
	Period Ended	Period Ended
	August 31, 2004	April 16, 2004	2003	2002

	(Dollars in thousands)
	Restated
	See Note 2
Cash flows from operating activities:
Net income (loss)	$3,415	$(33,198)	$(12,020)	$(7,932)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,306	5,350	11,648	17,339
Gain on sale of investment	—	—	(2,432)	—
Impairment of property and equipment, and goodwill	—	48,977	5,111	7,289
Provision for inventory reserves	—	—	—	20,542
Changes in operating assets and liabilities:
Accounts receivable, net of allowance	(18,570)	(18,052)	(38,507)	(40,342)
Receivable from affiliates	—	—	(7,629)	15,867
Inventories	28,445	(13,867)	(12,233)	3,878
Prepaid expenses and other current assets	2,927	(1,214)	1,112	(676)
Deferred tax assets	—	—	28,553	(1,324)
Accounts payable	(13,369)	23,406	38,834	50,261
Payable to affiliates	—	(8,262)	(6,756)	(41,001)
Accrued expenses	(633)	(9,203)	(4,060)	723

Net cash provided by (used in) operating activities	5,521	(6,063)	1,621	24,624

Cash flows from investing activities:
Purchase of predecessor business, net of cash acquired	(104,081)	—	—	—
Capital expenditures	(670)	(2,495)	(3,320)	(3,978)
Proceeds from sale of property and equipment	522	2,344	—	—
Proceeds from sale of investments	—	—	2,432	—
Other	776	301	2,035	(538)

Net cash provided by (used in) investing activities	(103,453)	150	1,147	(4,516)

Cash flows from financing activities:
Dividends paid	—	(31,247)	(11,000)	(30,000)
Advance from customer	—	5,000	—	—
Advances from (payments to) affiliates	—	(3,584)	20,619	(22,674)
Advances (payments) of short-term loan	(10,000)	10,000	—	—
Advances on revolving line of credit	52,444	—	—	—
Other	1,079	(989)	(1,059)	(935)
Sale of common stock	8,145	—	—	—
Sale of preferred stock	65,140	—	—	—

Net cash (used in) provided by financing activities	116,808	(20,820)	8,560	(53,609)

Effect of exchange rate changes on cash and cash equivalents	(16)	(34)	—	—

Net (decrease) increase in cash and cash equivalents	18,860	(26,767)	11,328	(33,501)
Cash and cash equivalents at beginning of period	17,887	44,654	33,326	66,827

Cash and cash equivalents at end of period	$36,747	$17,887	$44,654	$33,326

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$472	$—	$—	$—
Taxes	346	263	700	(588)
Non-cash financing activity:
Non-cash dividend/return of capital to Parent	—	273,443	—	—
See accompanying notes to financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
August 31, 2004, 2003, and 2002

(1)	Summary of Significant Accounting Policies

(a)	Organization and Operations of the Company
      SMART Modular Technologies (WWH), Inc. (SMART or the Company) designs, manufactures, and markets memory modules, Flash memory cards, and communication products primarily to the computer, networking, and telecommunication industries. SMART also provides logistics and procurement services for original equipment manufacturers. SMART is headquartered in Fremont, California, and has operations in Fremont, California; Wilmington, Massachusetts; Scotland; Puerto Rico; Malaysia; the Dominican Republic; and Brazil.
      The Company was incorporated in the Cayman Islands on January 28, 2004. The Company issued 48,872,340 shares of common stock, par value of $0.00016667, to the Company’s investors at a price of $0.1667 per share. Holders of common stock are entitled to dividends according to the par value of the shares if declared by the directors.
      In addition, the Company issued 1,024,700 shares of Series A redeemable preferred stock, par value of $0.001, to the Company’s investors at a price of $63.57 per share. Holders of Series A preferred stock are entitled to dividends according to the par value of the shares if declared by the directors, in preference and priority to any payments of dividends to holders of the Company’s common stock. Each share of Series A preferred stock has a liquidation preference of $63.57 per share and vote equally with shares of common stock. The Company may, by written notice to the holder, redeem the Series A preferred shares at liquidation value.
      No dividends have been declared or paid on preferred or common stock since the inception of the Company.
      On April 16, 2004, in a series of simultaneous transactions, SMART and its wholly owned subsidiaries acquired the business unit known as SMART Modular Technologies (SMART Modular) from Solectron Corporation (Solectron). The acquisition was accounted for as a purchase of a business (see note 1c).

(b)	Basis of Presentation

Successor Business
      The accompanying consolidated financial statements as of August 31, 2004 and for the period from April 17, 2004 (inception) to August 31, 2004 are comprised of SMART Modular Technologies (WWH), Inc. and its wholly owned subsidiaries. Intercompany transactions have been eliminated in the financial statements.

Predecessor Business
      Prior to the acquisition of the Predecessor business by SMART, the Predecessor business was comprised of the combined financial statements of SMART Modular Technologies, Inc. (excluding its contract manufacturing business “SMART Puerto Rico — CM”); SMART Modular Technologies (MA), Inc. (a Solectron subsidiary); and SMART Brazil (a Solectron subsidiary).
      All of the combined entities were ultimately wholly owned by Solectron. Intercompany transactions and balances have been eliminated in the combined financial statements. The combined financial statements have been prepared from the historical accounting records of the Company and reflect the application of allocation policies adopted by Solectron and SMART for various costs and activities. These allocations have been determined on the basis that Solectron and the Company consider to be a reasonable allocation of the cost of services utilized by or benefiting the Company. The allocation of assets and liabilities between SMART and

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
SMART Puerto Rico — CM has been determined on a basis of identifying assets and liabilities specific to those entities.
      The accompanying combined financial statements as of August 31, 2003 and 2002, and for the period from September 1, 2003 to April 16, 2004, and years ended August 31, 2003 and 2002, may not necessarily reflect the combined financial position, results of operations, changes in stockholder’s equity, and cash flows of the Company in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

(c)	Acquisition of Business
      On April 16, 2004, SMART acquired SMART Modular. The following table summarizes the purchase price allocated to the business and the estimated fair value of the assets acquired and liabilities assumed (in thousands):

Allocation of
Purchase Price

Current assets	$250,192
Property and equipment	15,026
Goodwill	138
Intangibles	18,296
Other assets	918

Total assets acquired	284,570

Current liabilities	168,732
Deferred tax liabilities — non-current	3,870

Total liabilities assumed	172,602

Net assets acquired	$111,968

(d)	Year-End
      The Company’s financial reporting year ends on the last Friday in August but for financial statement purposes is indicated as ending on August 31. As a result of the change in entity described above, all periods prior to the acquisition by SMART Modular Technologies (WWH), Inc. on April 16, 2004 are referred to herein as predecessor periods, and the periods subsequent to April 16, 2004 are referred to as successor periods.

(e)	Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from the estimates made by management.

(f)	Revenue Recognition
      The Company recognizes revenue in accordance with the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Under SAB No. 104, revenue is

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. Revenue typically is recognized at the time of shipment and when the customer takes title of the goods.
      In addition, the Company has certain business with select customers that is accounted for on an agency basis (that is, the Company recognizes the fees associated with serving as an agent with no associated cost of sales) in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Revenue related to these transactions is recorded as service revenue in the statements of operations. Amounts billed to customers for service transactions totaled approximately $286 million, $217 million, $210 million and $60 million for the period ended August 31, 2004 (successor business), the period ended April 16, 2004 and the years ended August 31, 2003 and 2002 (predecessor business), respectively.

(g)	Cash and Cash Equivalents
      Cash and cash equivalents include cash on hand and deposits with banks as well as highly liquid short-term investments with maturities at date of purchase of three months or less.

(h)	Allowance for Doubtful Accounts
      The Company evaluates the collectibility of accounts receivable based on a combination of factors. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due and, thereby, reduces the net recognized receivable to the amount management reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on a combination of factors including the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment, and historical experience.

(i)	Inventories
      Inventories are valued at the lower of cost or net realizable value. Cost is determined on a first-in, first-out basis and includes material, labor, and manufacturing overhead. At each balance sheet date, we evaluate our ending inventories for excess quantities and obsolescence. This evaluation includes analysis of sales levels by product family. Among other factors, we consider historical demand and forecasted demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining obsolescence and net realizable value. We adjust remaining balances to approximate the lower of our manufacturing cost or market value. If we anticipate demand or market conditions to be less favorable than our projections, additional inventory write-downs may be required, and would be reflected in cost of sales in the period the revision is made.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(j)	Property and Equipment
      Property and equipment are recorded at cost. Depreciation and amortization are computed based on the shorter of the estimated useful lives or the related lease terms, using the straight-line method. Estimated useful lives are presented below.

Asset	Period

Buildings	20 to 50 years
Manufacturing equipment	3 to 5 years
Office furniture, software, computers, and equipment	2 to 5 years
Leasehold improvements	Shorter of estimated life or lease term

(k)	Goodwill
      In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS No. 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. SFAS No. 142 was effective for fiscal years beginning after December 15, 2001; however, SMART elected to early adopt the accounting standard effective in fiscal 2002.
      SMART performs its goodwill impairment test of its single reporting unit annually during the fourth quarter of its fiscal year and more frequently if an event or circumstance indicates that an impairment loss has occurred. Such events or circumstances may include significant adverse changes in the general business climate, among others. The test is performed by determining the fair value of the reporting unit using a discounted future cash flow model and comparing the fair value to the carrying value of the reporting unit, including goodwill.
      If the fair value of the reporting unit is less than its carrying value, SMART then allocates the fair value of the unit to all the assets and liabilities of the unit (including any unrecognized intangible assets) as if the reporting unit’s fair value was the purchase price to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
      During the period ended April 16, 2004, in connection with the proposed sale of SMART Modular by Solectron, Solectron’s assessment of the carrying value of the SMART Modular goodwill, based on the estimated proceeds from the proposed sale, resulted in an impairment charge of $43.3 million, which was pushed down to SMART Modular’s books.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(l)	Intangibles
      The following table summarizes the gross amounts and accumulated amortization of intangible assets by type as of April 17 and August 31, 2004 (in thousands):

	Life	April 17, 2004	Amortization	Reduction	August 31, 2004

Customer relationships	5	$11,797	(786)	(202)	$10,809
Technology	3	1,826	(203)	(30)	1,593
Trademark	7	4,673	—	(85)	4,588

Total		$18,296	(989)	(317)	$16,990

      During the period ended August 31, 2004, the Company recognized the benefit of a net operating loss (NOL) for which no deferred tax asset had been set up on the date of acquisition. As a result of the utilization of this NOL, goodwill has been reduced to zero and intangible assets have been reduced by $317,000.

(m)	Impairment of Long-Lived Assets
      The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in September 2002. Under SFAS No. 144, long-lived assets, excluding goodwill, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value, less cost to sell.
      Impairment of owned facilities and equipment in connection with restructuring activities initiated during fiscal year 2002 were recorded in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

(n)	Income Taxes
      The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and credit carry-forwards. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the enactment period in which the rate change occurs. U.S. income and foreign withholding taxes are not provided on that portion of unremitted earnings of foreign subsidiaries expected to be reinvested indefinitely.

Predecessor Business
      Prior to April 17, 2004, SMART Modular was a member of an affiliated group, and accordingly, its federal taxable income or loss is included in the consolidated federal income tax return filed by Solectron Corporation. The Company is also included in certain state returns of Solectron. The tax provision for the years ended August 31, 2003 and 2002 has been allocated on the “pro-rata” method by the Parent based on the Company’s contribution to pretax income or loss. Any valuation allowance against deferred tax assets taken by the Parent on a consolidated basis has been allocated to its subsidiaries based on the subsidiary’s deferred tax asset position. For the period from September 1, 2003 to April 16, 2004, the Company calculated its provision on a stand-alone basis. Had the Company calculated its provision for federal and state taxes for

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
this period on the “pro-rata” method, the tax provision for this period would have been approximately $0.3 million less.

(o)	Foreign Currency Translation
      For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates during the period. The effect of this translation is reported in other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in results of operations. For foreign subsidiaries using the U.S. dollar as their functional currency, the financial statements of these foreign subsidiaries are re-measured into U.S. dollars using the historical exchange rate for property and equipment and certain other non-monetary assets and liabilities and related depreciation and amortization on these assets and liabilities. The Company uses the exchange rate at the balance sheet date for the remaining assets and liabilities, including deferred taxes. A weighted average exchange rate is used for each period for revenues and expenses.
      The gains or losses resulting from the re-measurement process are recorded in other expense in the statements of operations. To date, the effects of such transaction gains and losses and re-measurement adjustments on the Company’s operations have not been material.

(p)	Deferred Grants
      The Company has periodically received grants for the hiring and training of new employees and the purchase of certain capital equipment at its East Kilbride, Scotland facility. These grant proceeds have been deferred and amortized over the period the related expense is incurred or the equipment is depreciated. Grants relating to equipment purchases reduce depreciation expense and grants related to training reduce selling, general, and administrative expense. Amounts amortized were $-0-, $-0-, $343,000, and $656,000 for the periods ended August 31, 2004 and April 16, 2004 and years ended August 31, 2003 and 2002, respectively.

(q)	Stock-Based Compensation

Predecessor Business
      SMART Modular participated in the stock-based compensation plans of Solectron. The Company accounted for its participation in those stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related pronouncements. No compensation expense related to employees’ stock options has been recognized in the financial statements as all options in Solectron’s common stock granted under stock option plans had an exercise price equal to the market value of the underlying Solectron common stock on the date of the grant. Under SFAS No. 123, Accounting for Stock-Based Compensation, entities are required to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant.
      Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Had the Company’s share of the compensation expense for Solectron’s stock option plans and awards been determined based on the fair value of the awards on the date of

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
the grant, consistent with the provisions of SFAS No. 123, the Company’s net loss would have increased to the pro forma amounts indicated below (in thousands):

	Period Ended	Years Ended August 31,

	April 16, 2004	2003	2002

Net loss, as reported	$(33,198)	$(12,020)	$(7,932)
Pro forma stock-based compensation	(3,672)	(5,272)	(7,622)

Pro forma net loss	$(36,870)	$(17,292)	$(15,554)

      For purposes of computing pro forma net loss, the fair value of each Solectron option grant and employee stock purchase right is estimated at the date of grant using the Black-Scholes option-pricing model.
      The assumptions used to value the option grants and purchase rights are stated below:

	Period Ended	Years Ended August 31,

	April 16, 2004	2003	2002

Stock options:
Expected life	3.9 years	3.9 years	3.8 years
Volatility	75%	79%	70%
Risk-free interest rate	2.30% to 3.06%	1.93% to 2.3%	3.01% to 3.98%
Dividend yield	—	—	—
Employee Stock Purchase Plan:
Expected life of purchase right	6 months	6 months	6 months
Volatility	75%	79%	70%
Risk-free interest rate	1.00%	0.99% to 1.51%	1.74% to 2.27%
Dividend yield	—	—	—

Successor Business
      The Company has a stock-based compensation plan. The Company accounts for its stock based compensation plan using the intrinsic value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees, and related pronouncements. No compensation expense related to employees’ stock options has been recognized in the financial statements as all options granted under stock option plans had an exercise price of $0.17 on the date of grant which is the fair value of the common stock. Under SFAS No. 123, Accounting for Stock-Based Compensation, entities are required to recognize as expense over the vesting period the fair value of all stock based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. If compensation expense for the stock option plans and awards had been determined based on the fair value of the awards on the date of the grant, consistent with the provisions of SFAS No. 123, the effect on the Company’s net income would have been insignificant.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      For purposes of computing pro forma net loss, the fair value of each SMART option grant is estimated at the date of grant using the Black Scholes option-pricing model. The assumptions used to value the option grants are stated below:

Expected life	4 years
Volatility	0%
Risk-free interest rate	3.16%
Dividend yield	—

(r)	Loss Contingencies
      The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of a loss and the ability to reasonably estimate the amount of loss in determining the necessity for and amount of any loss contingencies. Estimated loss contingencies are accrued when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates the most current information available to determine whether any such accruals should be recorded or adjusted.

(s)	Comprehensive Income (Loss)
      Comprehensive income (loss) consists of net (loss) income and other gains and losses affecting stockholder’s equity that, under accounting principles generally accepted in the United States of America are excluded from net (loss) income. For the Company, this consists of foreign currency translation adjustments and unrealized gains and losses on investments. Tax effects of these amounts are not significant.

(t)	Concentration of Credit Risk and Fair Value of Financial Instruments
      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s revenues and related accounts receivable balance reflect a concentration of activity with a limited number of customers (see note 12). The Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers to minimize collection risk on trade accounts receivable and maintains allowances for potentially uncollectible accounts. The fair value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable, short-term loan payable and revolving line of credit approximates the carrying value due to their short maturity.

(u)	New Accounting Pronouncements
      In January 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities (VIE) (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN No. 46R, which was issued in December 2003, replaces FIN No. 46. SMART is required to apply FIN No. 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities, and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change.
      If determining the carrying amounts is not practical, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities, and non-controlling interest of the VIE. The adoption of

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
FIN No. 46R did not have a material impact on SMART’s financial position, results of operations, or cash flows as SMART does not have any interest in VIEs.
      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statements.
      In December 2003, the SEC issued SAB No. 104, Revenue Recognition. SAB No. 104 supercedes SAB No. 101, Revenue Recognition in Financial Statements. The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements, superceded as a result of the issuance of EITF Issue No. 00 21, Revenue Arrangements with Multiple Deliverables.
      Additionally, SAB No. 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB No. 101 that had been codified in Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF Issue No. 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. The adoption of SAB No. 104 did not have a material impact on SMART’s financial position, results of operations, or cash flows.
      In March 2004, EITF reached a consensus on EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF Issue No. 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three- step model to evaluate whether an investment is other-than-temporarily impaired. On September 30, 2004, the FASB approved the issuance of FASB Staff Position (FSP) EITF Issue No. 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF Issue No. 03-1 to investments in securities that are impaired. SMART does not expect the adoption of EITF Issue No. 03-1 to have a material effect on its financial position, results of operations, or cash flows.

(2)	Statements of Cash Flows Restatement
      The Company has restated certain amounts in its statements of cash flows as follows:

(1) For the period ended April 16, 2004 and fiscal years 2003 and 2002, certain receivables from (payables to) affiliates previously classified as operating cash flows have been reclassified as financing cash flows. The cash flows in question relate to advances that the Company made to the Parent or received from the Parent on a periodic basis. These amounts are different than trade receivables that the Company had with the Parent.

(2) For the period ended August 31, 2004 certain items previously presented as non-cash have been reclassified into financing and investing activities to reflect the formation of the Company and the acquisition of the predecessor business.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The following presents the changes discussed above (in thousands):

	Period Ended		Period Ended
	August 31, 2004		April 16, 2004

	Previously		Previously
	Reported	As Restated	Reported	As Restated

Changes in operating assets and liabilities:
Receivable from affiliates	—	—	(8,015)	—

Net cash provided by(used in) operating activities	5,521	5,521	(14,078)	(6,063)

Cash flows from investing activities
Purchase of predecessor business, net cash acquired	—	(104,081)	—	—

Net cash provided by (used in) investing activities	628	(103,453)	150	150

Cash flows from financing activities
Borrowing (repayment) of short term loan	(10,000)	(10,000)	15,000	10,000
Advances on revolving line of credit	2,444	52,444
Advance from customer	—	—	—	5,000
Advances from (payments to) affiliates	—	—	4,431	(3,584)
Other	—	1,079	653	(989)
Sale of common stock	—	8,145	—	—
Sale of preferred stock	—	65,140	—	—

Net cash (used in) financing activities	(7,556)	116,808	(12,469)	(20,820)

Net increase (decrease) in cash and cash equivalents	(1,513)	18,860	(26,767)	(26,767)
Cash and cash equivalents at beginning of period	38,260	17,887	44,654	44,654
Cash and cash equivalents at end of period	36,747	36,747	17,887	17,887

	Year Ended		Year Ended
	August 31, 2003		August 31, 2002

	Previously		Previously
	Reported	As Restated	Reported	As Restated

Changes in operating assets and liabilities:
Receivable from affiliates	(21,311)	(7,629)	(28,935)	15,867

Net cash provided by (used in) operating activities	(12,051)	(1,621)	(20,178)	24,264

Cash flows from investing activities
Purchase of predecessor business	—	—	—	—

Net cash provided by (used in) investing activities	1,147	1,147	(4,516)	(4,516)

Cash flows from financing activities
Advances from (payments to) affiliates	34,291	20,619	22,218	(22,674)
Other	(1,059)	(1,059)	(935)	(935)

Net cash used in financing activities	22,232	8,560	(8,807)	(53,609)

Net increase (decrease) in cash and cash equivalents	11,328	11,328	(33,501)	(33,501)
Cash and cash equivalents at beginning of period	33,326	33,326	66,827	66,827
Cash and cash equivalents at end of period	44,654	44,654	33,326	33,326

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(3)	Related Party Information

(a)	Predecessor Business
      The following table summarizes the related party receivables and payables as of August 31, 2003 and 2002 (in thousands):

	Predecessor Business

	2003	2002

Receivables from affiliates:
Current:
Advances	$252,569	$238,897
Accounts receivable — trade	12,346	2,990
Other	—	1,717

	$264,915	$243,604

Long-term	$30,020	$38,656

Payables to affiliates:
Current:
Accounts payable — trade	$4,212	$660
Other — intercompany charges	4,050	3,015

	$8,262	$3,675

Long-term	$25,158	$12,846

      Affiliates are other subsidiaries of Solectron. The intercompany advances (current) have been made under a cash management agreement with the Parent. The advances bore interest at a rate of 5.8% for the period from September 2002 to March 2003 and resulted in $7.0 million of interest income. Under the agreement, interest ceased at the end of March 2003. In 2002, the advances bore interest at a rate of 5.75% and resulted in $13.2 million of interest income.
      Long-term receivables represent cash advances made to other Solectron subsidiaries. Long-term advances made to and from Solectron subsidiaries were interest free. There were no scheduled repayment dates for long-term receivables or payables. Included in long-term payable as of August 31, 2003 and 2002 is $19.6 and $12.8 million, respectively, for amounts due to the Parent for income taxes.
      In the normal course of business, the Company had transactions with the Parent and affiliates as follows (in thousands):

		Years Ended
		August 31,
	Period Ended
	April 16, 2004	2003	2002

Affiliates:
Revenues	$80,572	$60,982	$12,735
Purchase of goods and services	(6,309)	(52,370)	(4,573)
Parent company:
Management fees paid	—	(2,480)	(2,800)
Interest income	—	6,977	13,176

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      In addition, certain members of senior management within the Company are investors in an entity that provides warehousing services for the Company. Services provided amounted to approximately $344,000, and $481,000, $313,000, and $138,000 for the period ended August 31, 2004 (successor business), and period ended April 16, 2004 and years ended August 31, 2003 and 2002 (predecessor business), respectively. These expenses are classified as cost of sales in the accompanying consolidated and combined statements of operations.

(b)	Successor Business
      In April 2004, the Company entered into an advisory agreement with Texas Pacific Group, Francisco Partnership, and other investors (Investors) of Modular LLC, the Company’s Parent, pursuant to which Investors may provide financial advisory and consulting services to the Company. These services have included executive and management services; identification, support, and analysis of acquisitions and dispositions by the Company to its subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projects, and monitoring of compliance with financing agreements; and human resource functions, including search for and hiring of executive and other services for the Company upon which the Company’s board of directors and Investors agree.
      Specific services provided by the Investors to date have included, among others, the design of the Company’s equity capital structure and assistance with analysis of the Company’s structure for tax purposes, analyzing various financing alternatives, assistance in the acquisition of directors, creation of the Company’s employee stock incentive plan, and negotiation of certain employment contracts.
      Pursuant to this agreement, the Company paid fees in the amount of $6.0 million to affiliates of its Parent company for advice on the acquisition and has accrued $913,000 for management fees for the period ended August 31, 2004. The management fees total $2.5 million per annum and are paid on a quarterly basis to the Investors. The fees paid to affiliates of the Parent have been considered part of the purchase price of the predecessor business. The management fees are included in selling, general, and administrative in the accompanying consolidated and combined statements of operations.

(4)	Inventories
      Inventories consisted of the following as of August 31, 2004, 2003, and 2002 (in thousands):

	Successor Business	Predecessor Business

	2004	2003	2002

Raw materials	$21,992	$32,579	$23,155
Work in process	3,370	8,630	3,285
Finished goods	22,043	19,936	22,472

	$47,405	$61,145	$48,912

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(5)	Net Property and Equipment
      Property and equipment consisted of the following as of August 31, 2004, 2003, and 2002 (in thousands):

	Successor
	Business	Predecessor Business

	2004	2003	2002

Buildings	$—	$2,506	$2,506
Office furniture, software, computers, and equipment	1,474	11,904	14,393
Manufacturing equipment	11,059	62,083	74,154
Leasehold improvements	2,414	6,568	8,536

	14,947	83,061	99,589
Less accumulated depreciation and amortization	2,317	65,216	67,956

Net property and equipment	$12,630	$17,845	$31,633

      Property and equipment are presented net of government grants in the amount of $-0-, $602,000, and $945,000 as of August 31, 2004, 2003, and 2002, respectively.

(6)	Income Taxes
      The components of income tax expense (benefit) for the period ended August 31, 2004 (successor business), and period ended April 16, 2004 and years ended August 31, 2003 and 2002 (predecessor business) are as follows (in thousands):

		Predecessor Business
	Successor
	Business
			Years Ended
	Period Ended	Period Ended	August 31,
	August 31,	April 16,
	2004	2004	2003	2002

Current:
Federal	$368	$114	$10	$(8,790)
State	29	72	—	255
Foreign	1,008	2,115	690	1,589

	1,405	2,301	700	(6,946)

Deferred:
Federal	—	—	23,143	4,215
Foreign	(150)	—	5,477	(7,172)

	(150)	—	28,620	(2,957)

	$1,255	$2,301	$29,320	$(9,903)

      The income tax expense recorded for the predecessor business represents income tax on operations of the predecessor business up until the time of the purchase transaction (see note 1(n)).

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The effective income tax rate (expressed as a percentage of income (loss) before income taxes) varied from the U.S. statutory income tax rate for the period ended August 31, 2004 (successor business), and period ended April 16, 2004 and years ended August 31, 2003 and 2002 (predecessor business) as follows:

		Predecessor Business
	Successor
	Business
			Year Ended
	Period Ended		August 31,
	August 31,	Period Ended
	2004	April 16, 2004	2003	2002

Statutory tax rate	35.0%	(35.0)%	35.0%	(35.0)%
Foreign income taxes at different rates	18.0	6.0	5.3	9.4
State income tax, net of federal tax benefit	0.6	0.2	—	0.9
Tax holiday — Malaysia	(29.6)	(10.5)	(35.3)	(31.6)
Nondeductible goodwill	—	42.3	—	—
Change in valuation allowance	2.0	4.3	164.3	—
Other	0.9	0.2	0.2	0.8

	26.9%	7.5%	169.5%	(55.5)%

      The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities as of August 31, 2004, 2003, and 2002 were as follows (see note 1(n)) (in thousands):

	Successor
	Business	Predecessor Business

	2004	2003	2002

Deferred tax assets:
Accruals and allowances	$5,967	$5,299	$12,720
State income tax	—	—	459
Property and equipment	—	101	1,165
Net operating loss carryover	13,324	23,153	11,374

Deferred tax assets	19,291	28,553	25,718
Valuation allowance	(17,045)	(28,553)	—

Net deferred tax assets:	2,246	—	25,718

Deferred tax liabilities:
Property and equipment	(180)	—	—
Acquired intangibles	(5,691)	—	—

Deferred tax liabilities	(5,871)	—	—

Deferred tax assets (liabilities)	$(3,625)	$—	$25,718

      As of August 31, 2004, SMART Modular has U.S. federal net operating loss carry-forwards of approximately $37.0 million. The net operating losses if not utilized will expire in 2011 through 2023.
      The annual utilization of these net operating losses is limited under the “ownership change” provision of the U.S. Internal Revenue Code.
      The Company also has California state net operating losses in its unitary group of approximately $32.0 million which will expire if not utilized in 2011 and 2013.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The valuation allowance as of August 31, 2004 primarily relates to deferred tax assets acquired in the purchase transaction. Future reversal of this valuation allowance will be recorded first to reduce the basis of any acquired intangibles remaining. Any remaining valuation allowance reduction will be recorded as income tax benefit during the period in which the valuation allowance is reversed.
      Provision has been made for deferred income taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments are expected to result in additional tax liability. SMART has not provided deferred income taxes on approximately $1.3 million of undistributed earnings from certain non-U.S. and Puerto Rican operations as of August 31, 2004 because such earnings are intended to be reinvested indefinitely outside of the United States. Determination of the amount of unrecognized deferred taxes on these earnings is not practical.
      Worldwide income (loss) before taxes for all fiscal years presented consisted of the following (in thousands):

		Predecessor Business
	Successor
	Business
			Years Ended August 31,
	Period Ended	Period Ended
	August 31, 2004	April 16, 2004	2003	2002

U.S.	$(42)	$(40,583)	$5,533	$(13,066)
Non-U.S.	4,712	9,686	11,767	(4,769)

Total	$4,670	$(30,897)	$17,300	$(17,835)

      SMART has been granted a tax holiday (Pioneer Status) for its Malaysian site which is effective through September 30, 2004, subject to certain conditions. SMART has also been granted a tax holiday (International Procurement Company) for its Malaysian operations which is effective for 10 years beginning April 30, 2004, subject to certain conditions. In addition, SMART has been granted a continuing tax holiday for certain manufacturing operations in Puerto Rico subject to certain conditions.

(7)	Accrued Expenses
      Accrued expenses as of August 31, 2004, 2003, and 2002 consisted of (in thousands):

	Successor
	Business	Predecessor Business

	2004	2003	2002

Accrued employee compensation	$8,952	$13,694	$12,603
Accrued income taxes	3,438	700	4,090
Other accrued liabilities	7,765	5,582	4,510

Total	$20,155	$19,976	$21,203

(8)	Advance from Customer
      In connection with a supply agreement, a customer advanced $5.0 million to the Company in August 2004. The advance is payable when the terms of the agreement have been fulfilled, which is expected to be in fiscal 2005.

(9)	Revolving Line of Credit
      The Company has a revolving loan and security agreement with Wells Fargo Foothill, Inc. that provides the Company access to borrowings up to a maximum of $100 million. The ability to draw funds under this

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
credit facility is dependent upon sufficient collateral and meeting certain financial covenants, including the maintenance of certain financial ratios. There also are restrictions on payment of dividends and restrictions on the amount of common stock that may be repurchased annually. Interest on borrowings is calculated based on prime rate plus margin up to 1%, or based on LIBOR plus margins between 1.5% and 2.5%, depending on loan availability. As of August 31, 2004, borrowings under the loan and security agreement were $52.4 million and are due April 2009 when the loan and security agreement expires. As of August 31, 2004, the Company was in compliance with its covenants as required by the loan and security agreement.

(10)	Employee Benefit Plans

(a)	Stock Option Plan

Predecessor Business
      Solectron’s stock option plans provide for grants of options to employees of the Company to purchase Solectron’s common stock at the fair market value of such shares on the grant date. The options vest over a 4-year period beginning generally on the grant date and have a 10-year term.
      A summary of the activity under the Company’s portion of Solectron’s stock option plans and its preexisting plans is presented as follows:

	Number of	Weighted Average
	Solectron Shares	Exercise Price

Outstanding, August 31, 2001	3,378,041	$21.13
Granted	1,066,109	9.90
Exercised	(37,804)	10.12
Canceled	(507,215)	23.29

Outstanding, August 31, 2002	3,899,131	17.88
Granted	978,882	3.78
Exercised	(1,757)	3.46
Canceled	(778,913)	17.20

Outstanding, August 31, 2003	4,097,343	14.65
Granted	392,540	5.58
Exercised	(17,807)	3.84
Canceled	(319,698)	16.87

Outstanding, April 16, 2004	4,152,378	13.67
Cancellation of options upon acquisition by SMART	(4,152,378)	13.67
Outstanding, April 17, 2004	—	—

      The weighted average fair value of options granted during the period ended April 16, 2004 and in fiscal 2003 and 2002 were $3.19, $1.98, and $6.79, respectively.

Successor Business
      The Company’s stock option plans provide for grants of options to employees of the Company to purchase the Company’s common stock at the grant price during the grant period. The options vest over a 4-year period beginning generally on the grant date and have a 10-year term.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      During the period ended August 31, 2004, the Company issued 4,910,336 options at an exercise price of $0.17, which was the fair value of the common stock at the date of grant.
      The weighted average fair value of options granted in the period ended August 31, 2004 was $0.02.

(b)	Employee Stock Purchase Plan — Predecessor
      Under Solectron’s Employee Stock Purchase Plan, SMART Modular’s employees meeting specific employment qualifications were eligible to participate and could purchase shares of Solectron’s common stock semiannually through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions for up to 10% of qualified compensation.
      The weighted average fair value of the purchase rights granted by Solectron during the period ended April 16, 2004 and the years ended August 31, 2003 and 2002 was $2.19, $1.37, and $5.13, respectively.

(c)	Savings and Retirement Program

Predecessor Business
      The Company participates in Solectron’s 401(k) Plan. This plan provides for tax deferred salary deduction for eligible employees. Employees may contribute from 1% to 15% of their annual compensation to this plan, limited by an annual maximum amount as determined by the Internal Revenue Service. Solectron also makes discretionary matching contributions, which vest immediately, as periodically determined by its board of directors. The matching contributions made by Solectron during the period ended April 16, 2004 and the years ended August 31, 2003 and 2002 were $413,000, $663,000, and $683,000, respectively.

Successor Business
      The Company provides a 401(k) Plan to its employees. This plan provides for tax deferred salary deductions for eligible employees. Employees may contribute from 1% to 15% of their annual compensation to this plan, limited by an annual maximum amount as determined by the Internal Revenue Service. The Company also makes discretionary matching contributions, which vest immediately, as periodically determined by its board of directors. The matching contributions made by the Company during the period ended August 31, 2004 were $195,000.

(11)	Commitments and Contingencies

(a)	Synthetic Lease (Predecessor)
      During the fiscal year ended August 31, 2002, SMART Modular restructured its synthetic lease agreement related to its Fremont, California site. The synthetic lease has an expiration date in 2007. At the end of the lease term, SMART has an option, subject to certain conditions, to purchase or cause a third party to purchase the facility subject to the synthetic lease for the “Termination Value,” which approximates the lessor’s original cost, or may market the property to a third party at a different price. SMART is entitled to any proceeds from a sale of the property to a third party in excess of the Termination Value. In connection with its restructuring of the synthetic lease, SMART provided loans to the lessor equaling approximately 85% of its initial Termination Value.
      These loans are repayable solely from the sale of the property to third parties in the future, are subordinated to the amounts payable to the lessor at the end of the terms of the synthetic leases, and may be used as a credit against the Termination Value payable if SMART purchases the property. As of August 31,

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
2003, the approximate Termination Value and loan amount for the synthetic lease was $23.4 million and $19.9 million, respectively.
      Prior to the end of fiscal 2003, SMART obtained a waiver of the minimum cash interest coverage ratio covenant in the agreement. As a result of the waiver, SMART was in compliance with all applicable covenants as of August 31, 2003. Monthly lease payments are generally based on the Termination Value and the 30-day LIBOR index (1.1% as of August 31, 2003) plus an interest rate margin which may vary depending upon the Company’s Moody Investors Services and Standard and Poor’s rating, and are allocated between the lessor and SMART based on the proportion of the loan amount to the total Termination Value of the synthetic lease.
      After the restructuring, SMART continued to account for the synthetic lease arrangement as an operating lease in accordance with SFAS No. 13, Accounting for Leases, as amended. SMART’s loan to the lessor has been funded by the Parent.
      If SMART should determine that it is probable that the expected fair value of the property at the end of the lease term will be less than the Termination Value, the Company will recognize any expected loss on a straight-line basis over the remaining lease term. In connection with the acquisition of SMART Modular by SMART from Solectron, Solectron assumed the lease related to the Company’s Fremont, California site and, therefore, the Company has no obligation with respect to this lease.

(b)	Lease Agreement with Solectron (Successor)
      The Company entered into a lease agreement with Solectron for the Fremont, California site. The lease has a term of three years with an option to extend for one additional year. The terms of the lease were negotiated based on fair market value.

(c)	Commitments
      Rent expense for the period ended August 31, 2004 (successor business), and period ended April 16, 2004 and years ended August 31, 2003 and 2002 (predecessor business) was $1.0 million, and $2.5 million, $3.9 million and $4.3 million, respectively. As of August 31, 2004, the Company has commitments under operating leases for facilities and equipment.
      Minimum lease payments for the next five years are as follows (in thousands):

Year Ending August 31

2005	$1,446
2006	1,150
2007	900
2008	575
2009	582

$4,653

(d)	Product Warranties
      Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of the reserves, which total $1.1 million, $1.0 million, and $1.1 million as of August 31, 2004, 2003, and 2002, respectively, are based on established terms and the Company’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. The reserves are included in accrued expenses on the consolidated and combined balance sheets.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The following table reconciles changes in the Company’s accrued warranty (in thousands):

	Successor Business	Predecessor Business

			Years Ended August 31,
	Period Ended	Period Ended
	August 31, 2004	April 16, 2004	2003	2002

Beginning accrued warranty	$1,067	$960	$1,111	$1,135
Warranty claims	(230)	(819)	(1,049)	(889)
Accruals for product warranties	261	926	898	865

Ending accrued warranty	$1,098	$1,067	$960	$1,111

      The Company currently has in effect a number of agreements in which it has agreed to defend, indemnify and hold harmless its customers and suppliers from damages and costs which may arise from the infringement by its products of third-party patents, trademarks or other proprietary rights. The Company may periodically have to respond to claims and litigate these types of indemnification obligations. The Company believes its internal development processes and other policies and practices limit its exposure related to such indemnifications. Maximum potential future payments cannot be estimated because many of these agreements do not have a maximum stated liability. However, to date, the Company has not had to reimburse any of its distributors or customers for any losses related to these indemnifications. The Company has not recorded any liability in its financial statements for such indemnifications.

(e)	Legal Matters
      On February 9, 2004, the Company was notified that a former customer that had declared bankruptcy filed a claim that SMART received $1.7 million during the 90-day non-insider preference period “outside the ordinary course of business.” The former customer is seeking $1.5 million. SMART believes that the amount received was in the ordinary course of business and does not believe that the Company is liable.

(12)	Restructuring
      Beginning in the second quarter of fiscal 2001, SMART initiated a series of restructuring efforts of its operations in light of the economic downturn. The measures, which included reducing the workforce, closing facilities, and changing the strategic focus of a number of sites, were largely intended to align SMART’s capacity and infrastructure to anticipated customer demand as well as to rationalize its footprint worldwide.
      The restructuring and impairment costs include employee severance and benefit costs, cost related to leased facilities that have been abandoned and subleased, costs related to leased equipment that have been abandoned, and impairment of owned equipment and facilities no longer used by the Company which will be disposed of. Impairment of owned facilities and equipment in connection with restructuring activities initiated during fiscal years 2002 and 2001 were recorded in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.
      Impairment of owned facilities and equipment in connection with restructuring activities initiated beginning in fiscal 2003 were recorded in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For owned facilities and equipment, the impairment loss recognized was based on the estimated fair value less costs to sell with fair value estimated based on existing market prices for similar assets. Severance and benefit costs and other costs associated with restructuring activities initiated prior to January 1, 2003 were recorded in compliance with Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Severance and benefit costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with SFAS No. 112, Employer’s Accounting for Postemployment Benefits, as

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
SMART concluded that it had a substantive severance plan based on the similarity of the benefits offered by this restructuring activity with previous severance activities. Other costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. For leased facilities and equipment that will be abandoned and subleased, the estimated lease loss accrued represents future lease payments subsequent to abandonment less any estimated sublease income.

Predecessor Business

(a) Period Ended April 16, 2004
      The employee severance and benefit costs included in these restructuring charges relate to the elimination of 56 full-time positions worldwide. All positions under this plan have been eliminated. All of the positions eliminated were in the Americas region. The employment reductions primarily affected employees in manufacturing and back office support functions. Facilities and equipment subject to restructuring were primarily located in the Americas regions. For leased facilities that have been abandoned and will be subleased, the lease costs represent future lease payments subsequent to abandonment, less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value, less costs to sell, with fair value based on estimates of existing market prices for similar assets.
      In addition, the Company wrote off its goodwill based on the expected proceeds of the sale of SMART Modular to SMART. The goodwill impairment amounted to $43.3 million.
      For the period ended April 16, 2004, restructuring and impairment costs related to these actions amounted to $49.5 million. The following table summarizes restructuring charges for the period ended April 16, 2004 (in thousands):

Amount

Impairment of goodwill	$43,302
Impairment of equipment	5,675

Impairment of goodwill and equipment	48,977
Severance and benefit costs	219
Loss on leased facilities	80
Other	250

$49,526

(b) Fiscal 2003
      The employee severance and benefit costs included in these restructuring charges relate to the elimination of 292 full-time positions worldwide. All positions under this plan have been eliminated. Approximately 72% of the positions eliminated were in the Americas region and 28% were in Europe. The employment reductions primarily affected employees in manufacturing and back office support functions. Facilities and equipment subject to restructuring were primarily located in the Americas and Europe regions. For leased facilities that have been abandoned and will be subleased, the lease costs represent future lease payments subsequent to abandonment, less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value, less costs to sell, with fair value based on estimates of existing market prices for similar assets.
      During fiscal 2003, we recorded restructuring and impairment costs related to this plan of $8.2 million.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The following table summarizes restructuring charges in fiscal 2003 (in thousands):

Amount

Impairment of equipment	$2,897
Impairment of facilities	2,214

Impairment of equipment and facilities	5,111
Severance and benefit costs	2,631
Loss on leased equipment	115
Loss on leased facilities	364

$8,221

(c) Fiscal 2002
      The employee severance and benefit costs included in these restructuring charges relate to the elimination of 196 full-time positions worldwide and all such positions have been eliminated under this plan. Approximately 53% of the positions eliminated were in the Americas region and 47% were in Europe. The employment reductions primarily affected employees in manufacturing and back office support functions. Equipment subject to restructuring was primarily located in the Americas and Europe regions. For owned equipment, the impairment loss recognized was based on the fair value, less costs to sell, with fair value based on estimates of existing market prices for similar assets.
      During fiscal 2002, the Company recorded restructuring and impairment costs related to this plan of $8.3 million. The following table summarizes restructuring charges in fiscal 2002 (in thousands):

Amount

Impairment of equipment	$7,289
Severance and benefit costs	993
Loss on leased facility	50

$8,332

      The following table summarizes the restructuring accrual activity for the period ended April 16, 2004 and August 31, 2003 and 2002 (in thousands):

		Lease	Lease
	Severance and	Payments on	Payments on
	Benefits	Facilities	Equipment	Other	Total

Accrual as of August 31, 2001	$—	$—	$—	$—	$—
Provision	993	50	—	—	1,043
Cash payment	(993)	(50)	—	—	(1,043)

Accrual as of August 31, 2002	—	—	—	—	—
Provision	2,631	364	115	—	3,110
Cash payment	(1,138)	(325)	—	—	(1,463)

Accrual as of August 31, 2003	1,493	39	115	—	1,647
Provision	219	80	—	250	549
Cash payment	(1,586)	(119)	(115)	(250)	(2,070)

Accrual as of April 16, 2004	$126	$—	$—	$—	$126

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002
      The restructuring accrual is included in accrued expenses in the accompanying balance sheets.

Successor Business
Period Ended August 31, 2004
      The employee severance and benefit cost included in these restructuring charges related to the elimination of 89 full-time positions worldwide. All positions under this plan are expected to be eliminated by December 2004. All of the positions were in the Americas region. The employment reduction primarily affected employees in manufacturing and back office support functions. Equipment subject to restructuring were primarily located in the Americas regions.
      For the period ended August 31, 2004, the Company recorded restructuring and impairment costs related to this plan of $1.3 million against earnings. The following table summarizes restructuring charges for the period ended August 31, 2004 (in thousands):

Amount

Severance and benefits costs	$545
Loss on leased equipment	480
Other	275

$1,300

      The following table summarizes the restructuring accrual activity for the period ended August 31, 2004 (in thousands):

	Severance and	Lease Payments
	Benefits	on Equipment	Other	Total

Accrual as of April 17, 2004	$126	$—	$—	$126
Provision	545	480	275	1,300
Cash payment	(123)	(104)	(87)	(314)

Accrual as of August 31, 2004	$548	$376	$188	$1,112

      The restructuring accrual is included in accrued expenses in the accompanying balance sheets. Payments under this plan are expected to be substantially completed by February 2005.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(13)	Segment Information
      The Company operates in one reportable segment: the design, manufacture, and distribution of communication products to the information technology industry. The Company evaluates financial performance on a company wide basis. A summary of the Company’s operations by geographic area is as follows (in thousands):

		Predecessor Business
	Successor
	Business
			Year Ended
	Period Ended	Period Ended	August 31,
	August 31,	April 16,
	2004	2004	2003	2002

Revenues:
U.S.A.	$169,815	$461,086	$599,872	$453,185
Other North and Latin America	15,923	37,040	34,294	37,535
Europe	19,889	89,983	103,671	79,237
Asia	28,050	71,062	90,544	56,406

	$233,677	$659,171	$828,381	$626,363

Long lived assets:
U.S.A.	$6,761		$11,353	$20,489
Other North and Latin America	944		458	—
Europe	—		—	4,722
Asia	4,925		6,034	6,422

	$12,630		$17,845	$31,633

(14)	Major Customers
      A majority of the Company’s revenues are attributable to customers operating in the information technology industry. Revenues from major customers, defined as revenues in excess of 10% of total revenues, are as follows (in thousands):

	Successor Business		Predecessor Business

	2004		April 16,		2003		2002

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Customer A	111,740	48%	461,523	70%	604,660	73%	403,133	64%
Customer B	39,420	17%	—	—	—	—	—	—
Customer C	—	—	—	—	—	—	66,090	11%
      As of August 31, 2004, 2003, and 2002, 85%, 81%, and 80% of accounts receivable were concentrated with these customers, respectively. The loss of a major customer could have a material adverse effect on the Company’s business, operating results, or financial condition.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
August 31, 2004, 2003, and 2002

(15)	Other Income (Expense), Net
      The following table provides the detail of other income (expense) for the period ended August 31, 2004, the period ended April 16, 2004, and the years ended August 31, 2003 and 2002 (in thousands):

		Predecessor Business
	Successor
	Business
			Years Ended
	Period Ended	Period Ended	August 31,
	August 31,	April 16,
	2004	2004	2003	2002

Gain on sale of investment	$—	$—	$2,432	$—
Write-off of investment	—	—	(1,891)	—
Class action suit settlement	—	—	—	(1,900)
Foreign currency realized gains (losses)	546	(13)	(485)	(398)
Other	(95)	(135)	(108)	717

Total	$451	$(148)	$(52)	$(1,581)

(16)     Interest Income (Expense), Net
      The following table provides the components of interest income (expense) for the period ended August 31, 2004, the period ended April 16, 2004, and the years ended August 31, 2003 and 2002 (in thousands):

		Predecessor Business
	Successor
	Business
			Years Ended
	Period Ended	Period Ended	August 31,
	August 31,	April 16,
	2004	2004	2003	2002

Interest income	69	299	7,757	14,742
Interest expense	(996)	(129)	(72)	(533)

Interest income (expense), net	(927)	170	7,685	14,209

(17)	Subsidiary Guarantors
      The Company has not presented separate combined financial statements of subsidiary guarantors of its senior secured floating rate notes due 2012, as (1) each of the subsidiary guarantors is wholly owned by the parent company issuer of the senior secured floating rate notes due 2012, (2) the guarantees are full and unconditional, (3) the guarantees are joint and several, and (4) the parent company has no independent assets and operations and all subsidiaries of the parent company other than the subsidiary guarantors are minor.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor	Successor
	Business	Business

	May 27,	August 31,
	2005	2004

	(Unaudited)
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$103,906	$36,747
Accounts receivable, net of allowance of $3,824 and $3,267 as of May 27, 2005 and August 31, 2004, respectively	127,060	170,415
Inventories	48,230	47,405
Prepaid expenses and other current assets	5,974	1,685

Total current assets	285,170	256,252
Property and equipment, net	11,608	12,630
Goodwill	2,296	—
Intangible assets	9,243	16,990
Other non-current assets	5,271	1,543

Total assets	$313,588	$287,415

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$125,053	$129,597
Accrued expenses and other current liabilities	28,702	20,155
Advance from customer	5,000	5,000
Revolving line of credit	—	52,444

Total current liabilities	158,755	207,196
Long-term debt	125,000	—
Derivative instruments	957	—
Non-current deferred tax liability	131	3,625

Total liabilities	284,843	210,821

Shareholder’s equity:
Common stock	8,145	8,145
Preferred stock	—	65,140
Accumulated other comprehensive loss	(366)	(106)
Retained earnings	20,966	3,415

Total shareholder’s equity	28,745	76,594

Total liabilities and shareholder’s equity	$313,588	$287,415

See accompanying notes to condensed consolidated and combined financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

						Period From
	Three Months	Period From	Period From	Nine Months	Period From	September 1,
	Ended	April 17 to	March 1 to	Ended	April 17 to	2003 to
	May 27,	May 28,	April 16,	May 27,	May 28,	April 16,
	2005	2004	2004	2005	2004	2004

	(Unaudited)
	(Dollars in thousands)
Net sales	146,784	74,094	124,965	465,691	74,094	659,171
Cost of sales	121,441	64,304	113,053	394,178	64,304	602,098

Gross profit	25,343	9,790	11,912	71,513	9,790	57,073

Operating expenses:
Research and development	2,097	1,578	2,115	6,925	1,578	9,012
Selling, general and administrative	11,797	5,984	7,058	35,311	5,984	29,454
Impairment of goodwill	—	—	—	—	—	43,302
Restructuring and impairment costs	—	181	215	880	181	6,224

Total operating expenses	13,894	7,743	9,388	43,116	7,743	87,992

Income (loss) from operations	11,449	2,047	2,524	28,397	2,047	(30,919)
Interest (expense) income, net	(3,176)	(308)	(6)	(4,281)	(308)	170
Other income (expense), net	295	(181)	90	456	(181)	(148)

Total other income (expense), net	(2,881)	(489)	84	(3,825)	(489)	22
Income (loss) before provision for income taxes	8,568	1,558	2,608	24,572	1,558	(30,897)
Provision for income taxes	2,983	357	1,094	7,021	357	2,301

Net income (loss)	$5,585	$1,201	$1,514	$17,551	$1,201	$(33,198)

See accompanying notes to condensed consolidated and combined financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF
COMPREHENSIVE INCOME (LOSS)

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

						Period from
	Three Months	Period from	Period from	Nine Months	Period from	September 1,
	Ended	April 17 to	March 1 to	Ended	April 17 to	2003 to
	May 27,	May 28,	April 16,	May 27,	May 28,	April 16,
	2005	2004	2004	2005	2004	2004

	(Unaudited)
	(Dollars in thousands)
Net income (loss)	$5,585	$1,201	$1,514	$17,551	$1,201	$(33,198)
Other comprehensive income (loss):
Unrealized loss on investments, net of tax	—	—	—	—	—	(2)
Changes in fair value of derivative instruments	(871)	—	—	(871)	—	—
Foreign currency translation adjustments	170	(30)	(372)	611	(30)	(363)

Comprehensive income (loss)	$4,884	$1,171	$1,142	$17,291	$1,171	$(33,563)

See accompanying notes to condensed consolidated and combined financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

			Predecessor
	Successor Business		Business

			Period from
	Nine Months	Period from	September 1,
	Ended	April 17 to	2003 to
	May 27,	May 28,	April 16,
	2005	2004	2004

	(Unaudited)
	(Dollars in thousands)
Net cash provided by (used in) operating activities	72,771	(7,104)	(6,063)

Cash flows from investing activities:
Capital expenditures	(5,056)	(182)	(2,495)
Purchase of predecessor business, net of cash acquired	—	(104,081)	—
Cash paid for acquisition of business, net of cash acquired	(2,260)	—	—
Proceeds from sale of property and equipment	96	42	2,344
Other, net	220	—	301

Net cash used in (provided by) investing activities	(7,000)	(104,221)	150

Cash flows from financing activities:
Payments to affiliates	—	—	(3,584)
Dividends paid to parent	—	—	(31,247)
Proceeds from issuance of long term debt, net of debt issuance costs	120,817	—	—
Payments to repurchase preferred stock	(65,140)	—	—
Net (repayments) advances on revolving line of credit	(52,827)	47,810	—
Net advances (repayments) on other debt	(1,524)	(10,000)	10,000
Advance from customer	—	—	5,000
Sale of common stock	—	8,145	—
Sale of preferred stock	—	65,140	—
Other, net	—	1,169	(989)

Net cash provided by (used in) financing activities	1,326	112,264	(20,820)

Effect of exchange rate changes on cash and cash equivalents	62	(25)	(34)

Net increase (decrease) in cash and cash equivalents	67,159	914	(26,767)
Cash and cash equivalents at beginning of period	36,747	17,887	44,654

Cash and cash equivalents at end of period	$103,906	$18,801	$17,887

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	1,428	4	—
Income taxes	1,095	37	263
Non-cash financing activity:
Non-cash dividend/return of capital to parent	—	—	273,443
See accompanying notes to condensed consolidated and combined financial statements.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(UNAUDITED)
May 27, 2005

(1)	Basis of Presentation and Principles of Consolidation

(a)	Basis of Presentation
      The accompanying unaudited condensed consolidated and combined financial statements of SMART Modular Technologies (WWH), Inc. (the Company or SMART) as of May 27 2005 and August 31, 2004 and for the three and nine months ended May 27, 2005, as well as for the period from March 1 to April 16, 2004 (Predecessor Business) and from April 17 to May 28, 2004 (Successor Business), and for the period from September 1, 2003 to April 16, 2004 (Predecessor Business) and from April 17 to May 28, 2004 (Successor Business). These unaudited condensed consolidated and combined financial statements have been prepared by SMART in accordance with generally accepted accounting principles. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full fiscal year ending August 31, 2005. In the opinion of the Company’s management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations. All such adjustments are of a normal recurring nature. The interim condensed consolidated and combined financial statements should be read in conjunction with the financial statements for the year ended August 31, 2004. All significant intercompany transactions and balances have been eliminated in the condensed consolidated and combined financial statements.
      Our business was originally founded in 1988 under SMART Modular Technologies, Inc., or SMART Modular and SMART Modular became a publicly traded company in 1995. Our business was initially focused on the design and manufacture of standard memory modules for OEMs and semiconductor manufacturers. Throughout the 1990’s, we expanded our design, manufacturing and marketing efforts to offer specialty memory modules, PC card memory products and embedded computer modules. Subsequently, SMART Modular was acquired by Solectron Corporation (Solectron) in 1999, where it operated as a wholly owned subsidiary of Solectron.
      On April 16, 2004, in a series of simultaneous transactions, SMART and its wholly owned subsidiaries acquired the business unit known as SMART Modular Technologies, Inc. (SMART Modular or Predecessor Business) from Solectron. The acquisition was accounted for as a purchase of a business. SMART is a wholly owned subsidiary of Modular LLC.

(b)	Predecessor Business
      Prior to the acquisition of the Predecessor Business by SMART, the Predecessor Business was comprised of the combined financial statements of SMART Modular Technologies, Inc. (excluding its contract manufacturing business “SMART Puerto Rico — CM”); SMART Modular Technologies (MA), Inc. (a Solectron subsidiary); and SMART Brazil (a Solectron subsidiary).
      All the combined entities were ultimately wholly owned by Solectron. All significant intercompany transactions and balances have been eliminated in the combined financial statements. The combined financial statements have been prepared from the historical accounting records of the Company and reflect the application of allocation policies adopted by Solectron and SMART Modular for various costs and activities. These allocations of the cost of services were utilized by or benefiting the Company. The allocation of assets and liabilities between SMART Modular and SMART Puerto Rico — CM has been determined on a basis of identifying assets and liabilities specific to those entities.
      The accompanying condensed consolidated and combined financial statements for the period from April 17 to May 28, 2004, the period from March 1 to April 16, 2004 and the period from September 1, 2003 to April 16, 2004 may not necessarily reflect the combined results of operations and cash flows of the Company had the Company been a separate stand-alone entity during the period presented.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
      The Company uses a 52- to 53-week fiscal year ending on the last Friday in August. For clarity of presentation. SMART has indicated its fiscal year as having ended on August 31.
      The preparation of condensed consolidated and combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Product and Service Revenue
      Our product revenues are derived from the sale of memory modules, cards and analog to digital controller boards for TFT-LCD, which we design and manufacture. We recognize revenue primarily upon shipment, following receipt of written purchase orders, when the price is fixed or determinable, title has transferred and collection of resulting receivables is reasonably assured. Products are shipped and sold based upon purchase orders from customers. All amounts billed to customers related to shipping and handling are classified as sales, while all costs incurred by us for shipping and handling are classified as cost of sales expenses.
      Our service revenue consists of logistics and product-related services. The terms of our contracts vary, but we generally recognize service revenue upon the completion of the contracted services, typically upon shipment of the product.
      The Company has certain business with select customers that is accounted for on an agency basis (that is, the Company recognizes the fees associated with serving as an agent with no associated cost of sales) in accordance with Emerging Issues Task Force (EITF) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Revenue related to these transactions is recorded as service revenue in the statements of operations. Gross amounts billed to customers for service transactions totaled approximately $183 and $600 million for the three and nine months ended May 27, 2005, respectively. Gross amounts billed to customers for service transactions totaled approximately $89, $52 and $214 million for the period from April 17 to May 28, 2004, for the period from March 1 to April 16, 2004 and for the period from September 1, 2003 to April 16, 2004, respectively. Total service revenue recorded for the three and nine months ended May 27, 2005 amounted to approximately $9.3 and $28.9 million, respectively. Total service revenue recorded for the period from April 17 to May 28, 2004, for the period from March 1 to April 16, 2004 and for the period from September 1, 2003 to April 16, 2004, was approximately $4.0, $1.3 and $5.9 million, respectively.
      In addition, the Company began reporting revenue for a service program with its largest customer on a net revenue basis in April 2004 as a result of changes made to the terms of the existing services contract with this customer. As a result of this change, $78.2 and $314.6 million of gross billings have been classified as $4.5 and $17.4 million of service revenue for the three and nine months ended May 27, 2005, respectively, for this customer. Gross billings amounting to $38.1 million for this customer have been classified as $2.8 million of service revenue for the period from April 17 to May 28, 2004.

(d)	Recent Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS 151, amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current period charges. In addition, SFAS 151 requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 will be effective for SMART

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
beginning on September 1, 2005. SMART is currently evaluating the impact, if any, of this statement on its financial position and results of operations.
      In December 2004, the FASB issued SFAS No. 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95. This statement requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. The provisions of SFAS 123R will be effective for SMART beginning on September 1, 2006. SMART is currently evaluating the impact of this statement on its financial position and results of operations.
      In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces Accounting Principles Board (APB) opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement requires retrospective application, unless impracticable, for changes in accounting principles in the absence of transition requirements specific to newly adopted accounting principles. The provisions of SFAS 154 will be effective for SMART beginning on September 1, 2006. SMART is currently evaluating the impact, if any, of this statement on its financial position and results of operations.

(2)	Stock-Based Compensation

(a)	Predecessor Business
      SMART participated in the stock-based compensation plans of Solectron. The Company accounted for its participation in those stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related pronouncements. No compensation expense related to employees’ stock compensation has been recognized in the financial statements as all options for Solectron’s common stock granted under stock compensation plans had an exercise price equal to the market value of the underlying Solectron common stock at the date of the grant. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Had the Company’s share of the compensation expense for Solectron’s stock compensation plans and awards been determined based on the fair value of the awards on the date of the grant, consistent with the provisions of SFAS No. 123, the Company’s net income (loss) would have changed to the pro forma amounts indicated below (in thousands):

		Period from
	Period from March 1	September 1, 2003
	to April 16, 2004	to April 16, 2004

Net income (loss)	$1,514	$(33,198)
Pro forma stock-based compensation	(931)	(3,671)

Pro forma net income (loss)	$583	$(36,869)

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
      For the purpose of computing pro forma net loss, the fair value of each Solectron option grant is estimated at the date of the grant using the Black-Scholes option-pricing model. The assumptions used to value the option grants are stated below:

		Period from
	Period from March 1	September 1, 2003
	to April 16, 2004	to April 16, 2004

Stock options:
Expected life	3.9 years	3.9 years
Volatility	78%	78%
Risk-free interest rate	2.31%	2.31%
Dividend yield	—	—
Employee Stock Purchase Plan:
Expected life of purchase right	—	6 months
Volatility	—	77%
Risk-free interest rate	—	1.02%
Dividend yield	—	—

(b)	Successor Business
      The Company accounts for its stock-based compensation plan using the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related pronouncements. No compensation expense related to employees’ stock compensation has been recognized in the financial statements as all options granted under stock compensation plans had an exercise price equal to the fair value of the common stock on the date of grant. Under SFAS No. 123, Accounting for Stock-Based Compensation, entities are required to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provision of APB No. 25 and provide pro forma net income (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and provide pro forma disclosures required by SFAS No. 123 and No. 148 Accounting for Stock-Based Compensation — Transition and Disclosure.
      If compensation expense for the stock compensation plan and awards had been determined based on the fair value of the awards on the date of the grant, consistent with the provisions of SFAS No. 123, the effect on the Company’s net income would have changed to the pro forma amounts indicated below (in thousands):

	Three Months	Nine Months
	Ended May 27,	Ended May 27,
	2005	2005

Net income	$5,585	$17,551
Pro forma stock-based compensation	(10)	(25)

Pro forma net income	$5,575	$17,526

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
      For the purpose of computing pro forma net loss, the fair value of each option grant is estimated at the date of the grant using the Black-Scholes option-pricing model. The assumptions used to value the option grants are stated below:

	Three Months	Nine Months
	Ended May 27,	Ended May 27,
	2005	2005

Stock options:
Expected life	4 years	4 years
Volatility	0%	0%
Risk-free interest rate	3.76%	3.16 - 3.76%
Dividend yield	—	—
      The Company did not grant any stock options during the period from April 17, 2004 to May 28, 2004.

(3)	Related Party Information

(a)	Predecessor Business
      Affiliates are other subsidiaries of Solectron. In the normal course of business, the Company had transactions with the Parent and affiliates as follows (in thousands):

	Period from	Period from
	March 1 to	September 1, 2003
	April 16,	to April 16,
	2004	2004

Product revenues	$21,411	$80,542
Purchase of goods and services	(835)	(6,309)

(b)	Successor Business
      In April 2004, the Company entered into an advisory agreement with Texas Pacific Group, Francisco Partners, and Shah Capital Partners, each of which are investors in Modular LLC (collectively, the “Investors”), the Company’s sole shareholder, pursuant to which the Investors provide financial advisory and consulting services to the Company. These services have included executive and management services; identification, support, and analysis of potential acquisitions and dispositions by the Company; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projects, and monitoring of compliance with financing agreements; and human resource functions, including search for and hiring of executives and other services for the Company which the Company’s board of directors and Investors approve.
      Specific services provided by the Investors during the quarter have included, among others, analyzing various financing alternatives, assistance in human resource functions. Pursuant to the agreement, annual management fees amounted to $2.5 million and are paid on a quarterly basis to the Investors. Consequently, the Company has incurred approximately $625,000 and $1,875,000 for management fees for the three and nine months ended May 27, 2005, respectively. The Company has incurred approximately $288,000 for management fees for the period from April 17 to May 28, 2004. These fees are included in selling, general and administrative expenses in the accompanying condensed consolidated and combined statements of operations. On July 1, 2005, the Company executed an amendment to its advisory agreement with Shah Capital Partners, increasing the annual management fees from $500,000 to $1.0 million.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005

(4)	Inventories
      Inventories consist of the following as of May 27, 2005 and August 31, 2004 (in thousands):

	May 27,	August 31,
	2005	2004

Raw materials	$24,342	$21,992
Work-in-process	5,207	3,370
Finished goods	18,681	22,043

Total	$48,230	$47,405

(5)	Acquisition
      In September 2004, the Company acquired the assets of Estecom for approximately $3.25 million. The acquisition was accounted for as a purchase of a business and resulted in goodwill of $2,296,000. If Estecom achieves certain technology milestones and profit criteria by August 25, 2006, the former owners of Estecom would be entitled to additional purchase price payments of up to $1.1 million. The Company acquired Estecom to broaden its product offering in the Thin Film Transistor Liquid Crystal Display (TFT-LCD) display market and to expand into the gaming and industrial end markets.

(6)	Intangible Assets
      The following tables summarize the gross amounts and accumulated amortization for intangibles as of May 27, 2005 and August 31, 2004 (in thousands):

	May 27,	August 31,
	2005	2004

Customer Relationships	$11,797	$11,797
Technology	1,826	1,826
Trademark	4,680	4,673

Total	18,303	18,296
Accumulated amortization	(3,193)	(989)
Other deductions	(5,867)	(317)

Carrying value	$9,243	$16,990

      Amortization expense for the three and nine months ended May 27, 2005 was $689,000 and $2,204,000, respectively. Amortization expense for the period from April 17 to May 28, 2004 was $247,000.
      Other deductions include the benefit of the utilization of a net operating loss carry forward which had a related deferred tax asset and full valuation allowance recorded on the date of the acquisition of SMART Modular. At May 27, 2005 and August 31, 2004, this benefit amounted to approximately $2,875,000 and $317,000, respectively. As a result of the utilization of the net operating loss carry forward, the entire goodwill from the acquisition of SMART Modular in the amount of $138,000 was reduced to zero, and the intangible assets have been reduced by these amounts.
      In addition, other deductions at May 27, 2005 also include reductions to the carrying value of intangible assets as a result of the Company recording deferred tax assets in the third quarter of fiscal 2004, related to the acquisition of SMART Modular, of approximately $2,992,000.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005

(7)	Long Term Debt

(a)	Senior Secured Floating Rate Notes
      On March 28, 2005 the Company issued $125 million in senior secured floating rate notes due on April 1, 2012 (the “Notes”) in an offering exempted from registration by rule 144A and Regulation S under the Securities Act of 1933 (the “Offering”). The notes are jointly and severally guaranteed on a senior basis by all of our restricted subsidiaries, subject to some limited exceptions. In addition, the Notes and the guarantees are secured on a second-priority basis by the capital stock of, or equity interests in, most of our subsidiaries. The Notes accrue interest at the three-month London Inter Bank Offering Rate, or LIBOR, plus 5.50% per annum, payable quarterly in arrears, and are redeemable under certain conditions and limitations. The Company has agreed to file an exchange offer registration statement, or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement. If SMART fails to comply with certain of the obligations under the registration rights agreement, it will be subject to additional interest to the holders of the Notes.
      The proceeds from the Offering of approximately $120.8 million, were used to repay outstanding indebtedness of approximately $42.3 million under the Company’s existing revolving loan and security agreement, to redeem all of the outstanding shares of our Series A redeemable preferred stock for an aggregate amount of $65.1 million and for general corporate purposes ($13.4 million).
      The Company incurred approximately $4.8 million in related debt issuance costs, which are included in other non-current assets in the accompanying unaudited condensed consolidated balance sheet. Debt issuance costs related to the Notes are being amortized to interest expense on a straight-line basis, which approximates the effective interest rate method, over the life of the Notes.

(b)	Revolving Line of Credit
      SMART had a revolving loan and security agreement (the “Loan and Security Agreement”) with Wells Fargo Foothill, Inc. that allows SMART to borrow up to a maximum of $100 million. The ability to draw funds under this credit facility was dependent upon sufficient collateral and meeting certain financial covenants, including the maintenance of certain financial ratios. There also were restrictions on payment of dividends and restrictions on the amount of common stock that could be repurchased annually. Interest on borrowings was calculated based on prime rate plus a margin of up to 1%, or based on LIBOR plus margins between 1.5% and 2.5%, depending on loan availability.
      Contemporaneously with the closing of the Offering of the Notes, the Company amended and restated the Loan and Security Agreement with its lenders, providing for a new senior secured credit facility with the lenders party thereto and Wells Fargo Foothill, Inc., as administrative agent (the “New Senior Secured Credit Facility”). The New Senior Secured Credit Facility provides for up to $35.0 million of aggregate borrowing capacity ($20.0 million of which may be in the form of letters of credit), subject to a borrowing base calculated by reference to the amounts of eligible accounts and eligible inventory owned by the Company. Borrowings under the New Senior Secured Credit Facility will bear interest at a rate equal to, at our option, either (i) the base rate (which is the prime rate most recently announced by the agent) or (ii) the applicable reserve adjusted LIBOR, in each case, plus the applicable margin. The margin on base rate borrowings will range from 0% to 0.5%, and the margin on LIBOR borrowings will range from 1.25% to 2.25%, in each case depending on the amount of unrestricted cash and excess availability under the New Senior Secured Credit Facility. The New Senior Secured Credit Facility is available for general corporate purposes for a period of four years from the closing of the Offering of the Notes, unless earlier terminated.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
      In connection with the New Senior Secured Credit Facility, the Company incurred approximately $682,000 in debt issuance costs, which are included in other non-current assets in the accompanying unaudited condensed consolidated balance sheet. Debt issuance costs related to the New Senior Secured Credit Facility are being amortized to interest expense on a straight-line basis, which approximates the effective interest rate method, over four years, which represents the term of the New Senior Secured Credit Facility. In addition, the Company recorded approximately $1.2 million in interest expense in the accompanying third quarter unaudited condensed consolidated and combined statement of operations, for the write off of deferred debt issuance and other costs related to the original Loan and Security Agreement.
      As of May 27, 2005, the New Senior Secured Credit Facility was un-drawn and the Company was in compliance with its covenants as required by the New Senior Secured Credit Facility agreement.

(8)	Derivative Instruments

(a)	Fair Value of Financial Instruments
      The fair value of SMART’s cash, cash equivalents, accounts receivable and accounts payable approximates the carrying amount due to the relatively short maturity of these items. The fair value of the senior secured floating rate notes approximates the carrying amount due to the relatively recent date of their issuance.

(b)	Derivative Instruments
      On April 28, 2005, SMART entered into two interest rate swap agreements (the “Swaps”) with Wells Fargo Foothill, Inc. The Swaps are for $41,250,000 and $40,000,000 in notional amounts (the “Notional Amounts”) and expire on April 1, 2008 and April 28, 2010 (“the Expiration Dates”), respectively. SMART entered into the Swaps in order to hedge a portion of its future cash flows against interest rate exposure resulting from the Notes. Under the terms of the Swaps, SMART pays fixed interest rates of 9.78% and 9.97% related to the above Notional Amounts, respectively. In exchange, SMART receives a variable interest rate equal to the 3-month LIBOR rate plus 5.50%. The Swaps effectively replace the variable interest rate on $81,250,000 of the Notes with fixed interest rates through the respective Expiration Dates. The Swaps are designated as cash flow hedges under SFAS No. 133, as amended.
      The total fair value of the outstanding derivative instruments referred to above was a liability of approximately $957,000 as of May 27, 2005. SMART had no derivative financial instruments outstanding at August 31, 2004.
      For all derivative transactions, SMART is exposed to counterparty credit risk. To manage such risk, SMART limits its derivative transactions’ counterparties to major financial institutions. SMART does not expect to experience any material adverse financial consequences as a result of default by SMART’s counterparties.

(9)	Restructuring and Impairment
      Over the past few years, SMART has initiated a series of restructuring efforts of its operations in light of the economic downturn. The measures, which included reducing the workforce, consolidating facilities and changing the strategic focus of a number of sites, was largely intended to align SMART’s capacity and infrastructure to anticipated customer demand as well as to rationalize its footprint worldwide.
      The restructuring and impairment costs include employee severance and benefit costs, costs related to leased facilities vacated and subleased, impairment of owned facilities no longer used by SMART which will

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
be disposed or sold, costs related to leased equipment that is no longer in use, and impairment of owned equipment that will be disposed of or sold. Impairment of owned facilities and equipment in connection with restructuring activities initiated beginning in fiscal 2003 were recorded in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For owned facilities and equipment, the impairment loss recognized was based the estimated fair value less costs to sell with fair value estimated based on existing market prices for similar assets.
      Severance and benefit costs and other costs associated with restructuring activities initiated prior to January 1, 2003 were recorded in compliance with EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. Severance and benefit costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with SFAS No. 112, Employer’s Accounting for Post employment Benefits, as the Company concluded that it had a substantive severance plan. Other costs associated with restructuring activities initiated on or after January 1, 2003 are recorded in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. For leased facilities and equipment that will no longer be used and will be subleased, the estimated lease loss accrued represents future lease payments subsequent to vacation or end of use, less any estimated sublease income.

(a)	Predecessor Business
      The employee severance and benefit costs included in these restructuring charges related to the elimination of 56 full-time positions in the Americas region. The employment reductions primarily affected employees in manufacturing and back office support functions. Similarly, facilities and equipment subject to restructuring were primarily located in the Americas regions. For leased facilities that have been vacated and will be subleased, the lease costs represent future lease payments subsequent to premise vacation, less estimated sublease income. For owned facilities and equipment, the impairment loss recognized was based on the fair value, less costs to sell, with fair value based on estimates of existing market prices for similar assets.
      In addition, the Company wrote off its goodwill in an amount equal to approximately $43.3 million during the period from September 1, 2003 to April 16, 2004, based on the expected proceeds of the sale of SMART Modular to SMART. The following table summarizes restructuring charges included in the accompanying condensed consolidated and combined statements of operations for these plans (in thousands):

	Period from	Period from
	September 1, 2003	March 1
	to April 16,	to April 16,
	2004	2004

Impairment of goodwill	$43,302	$—
Impairment of equipment	5,675	—
Severance and benefit costs	219	215
Exit costs	80	—
Other	250	—

Total	$49,526	$215

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005

(b)	Successor Business
      During the nine months ended May 27, 2005, the Company recorded a restructuring and impairment charge of $880,000, related to the elimination of a product family. The following table summarizes restructuring charges included in the accompanying condensed consolidated and combined statements of operations for these plans (in thousands):

	Nine Months	Period from
	Ended	April 17
	May 27,	to May 28,
	2005	2004

Impairment of equipment	$65	$—
Severance and benefit costs	420	114
Exit costs	340	67
Other	55	—

Total	$880	$181

(c)	Restructuring Accrual
      The following table summarizes the restructuring accrual balance as of May 27, 2005 (in thousands):

		Lease Accrual
	Severance and	on	Exit
	Benefits	Equipment	Costs	Other	Total

Balance of accrual at August 31, 2004	$548	$376	$—	$188	$1,112
Provisions	420	—	340	55	815
Cash payments	(804)	(376)	(232)	(243)	(1,655)

Balance of accrual at May 27, 2005	164	—	108	—	272

      Accruals related to restructuring activities were recorded in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheets.

(10)	Income Taxes
      The provision for income tax expense is summarized as follows (in thousands):

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

	Three Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	April 17	March 1	Ended	April 17	September 1, 2003
	May 27,	to May 28,	to April 16,	May 27,	to May 28,	to April 16,
	2005	2004	2004	2005	2004	2004

Current	$1,604	$357	$1,094	$5,815	$357	$2,301
Deferred	1,379	—	—	1,206	—	—

Total	$2,983	$357	$1,094	$7,021	$357	$2,301

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005
      Income (loss) before provision for income taxes for the three and nine months ended May 27, 2005 and May 28, 2004, included the following components (in thousands):

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

	Three Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	April 17	March 1	Ended	April 17	September 1, 2003
	May 27,	to May 28,	to April 16,	May 27,	to May 28,	to April 16,
	2005	2004	2004	2005	2004	2004

U.S. income (loss)	$1,703	$(896)	$7,037	$7,090	$(896)	$(40,583)
Non-U.S. income (loss)	6,865	2,454	(4,429)	17,482	2,454	9,686

Total	$8,568	$1,558	$2,608	$24,572	$1,558	$(30,897)

(11)	Commitments and Contingencies

(a)	Legal Proceedings
      From time to time the Company has been involved in disputes and legal actions arising in the ordinary course of business. In the Company’s opinion, the estimated resolution of these disputes and legal actions is not expected to have a material impact on its consolidated financial position, results of operations or cash flows.

(b)	Product Warranties
      Product warranty accruals are established in the same period that revenue from the sale of the related products is recognized. The amounts of the accruals as of May 27, 2005 and August 31, 2004 are based on established terms and the Company’s best estimate of the amount necessary to settle future and existing claims on products sold as of the balance sheet date. The following table summarizes the changes in the Company’s accrued warranty (in thousands):

Balance of accrual at August 31, 2004	$1,098
Warranty claims	(558)
Warranty accruals	480

Balance of accrual at May 27, 2005	$1,020

      Product warranty accruals were recorded in accrued expenses and other current liabilities in the accompanying condensed consolidated balance sheets.
      The Company currently has in effect a number of agreements in which it has agreed to defend, indemnify and hold harmless its customers and suppliers from damages and costs which may arise from the infringement by its products of third-party patents, trademarks or other proprietary rights. The Company believes its internal development processes and other policies and practices limit its exposure related to such indemnities. Maximum potential future payments cannot be estimated because many of these agreements do not have a maximum stated liability. However, to date, the Company has not had to reimburse any of its customers or suppliers for any losses related to these indemnities. The Company has not recorded any liability in its financial statements for such indemnities.

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005

(12)	Segment and Geographic Information
      SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information” established standards for reporting information about operating segments in annual consolidated financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.
      The Company’s chief operating decision maker is its President. The President evaluates financial information on a company-wide basis for purposes of making decisions and assessing financial performance. Accordingly, the Company has one operating segment.
      Geographic net sales are attributable to the country in which the products are shipped to. Geographic information for continuing operations as of and for the periods presented is as follow (in thousands):

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

	Three Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	April 17	March 1	Ended	April 17	September 1, 2003
	May 27,	to May 28,	to April 16,	May 27,	to May 28,	to April 16,
	2005	2004	2004	2005	2004	2004

Geographic net sales:
U.S.A.	$104,135	$53,847	$81,940	$324,604	$53,847	$461,086
Other North and Latin America	10,935	4,101	8,384	45,236	4,101	37,040
Asia Pacific	22,288	9,397	13,186	63,560	9,397	71,062
Europe	9,426	6,749	21,455	32,291	6,749	89,983

	$146,784	$74,094	$124,965	$465,691	$74,094	$659,171

	May 27,	August 31,
	2005	2004

Long lived assets:
U.S.A.	4,747	6,761
Other North and Latin America	2,139	944
Asia Pacific	4,722	4,925

	$11,608	$12,630

SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
May 27, 2005

(13)	Concentration of Credit Risk
      Certain customers accounted for 10% or more of our net sales. The following table includes these customers and the percentage of net sales attributed to them:

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

	Three Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	April 17 to	March 1 to	Ended	April 17 to	September 1, 2003
	May 27,	May 28,	April 16,	May 27,	May 28,	to April 16,
	2005	2004	2004	2005	2004	2004

Customer A	46.0%	47.8%	70.4%	44.4%	47.8%	70.0%
Customer B	19.3%	15.5%	9.4%	17.6%	15.5%	8.4%
      The Company has concentration of credit risk due to sales to the customers listed above as well as to the Company’s other significant customers. In particular, Customer A and Customer B accounted for approximately 51% and 33% of total accounts receivable as of May 27, 2005 and approximately 53% and 32% of total accounts receivable as of August 31, 2004, respectively.
(14)     Interest (Expense) Income, Net
      The following table summarizes the components of interest (expense) income, net (in thousands):

			Predecessor			Predecessor
	Successor Business		Business	Successor Business		Business

	Three Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	April 17 to	March 1 to	Ended	April 17 to	September 1, 2003
	May 27,	May 28,	April 16,	May 27,	May 28,	to April 16,
	2005	2004	2004	2005	2004	2004

Interest income	$270	$18	$40	$473	$18	$299
Interest (expense)	(3,446)	(326)	(46)	(4,754)	(326)	(129)

Net interest (expense) income	$(3,176)	$(308)	$(6)	$(4,281)	$(308)	$170

(15)	Subsidiary Guarantors
      The Company has not presented separate combined condensed financial statements of subsidiary guarantors of its senior secured floating rate notes due 2012, as (1) each of the subsidiary guarantors is wholly owned by the parent company issuer of the senior secured floating rate notes due 2012, (2) the guarantees are full and unconditional, (3) the guarantees are joint and several, and (4) the parent company has no independent assets and operations and all subsidiaries of the parent company other than the subsidiary guarantors are minor.

INDEPENDENT AUDITOR’S REPORT
(COMPANY NO. 458945 - M)
      We have audited the accompanying balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2004 and 2003, and the related income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smart Modular Technologies Sdn. Bhd. as of August 31, 2004 and 2003 and the results of its operations, changes in shareholders’ equity and its cash flows for each of the years in the three-year period ended August 31, 2004 in conformity with the applicable approved accounting standards in Malaysia.
      Accounting principles generally accepted in Malaysia vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 19 to the financial statements.
KPMG
Firm No: AF: 0758
Chartered Accountants
Malaysia
Date: August 8, 2005

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
BALANCE SHEETS
August 31, 2004 and 2003

	Note	2004	2003

		(Ringgit Malaysia
		in thousands)
Property, plant and equipment	3	17,134	22,930
Current assets
Inventories	4	49,476	34,195
Trade and other receivables	5	186,985	139,952
Cash and cash equivalents	6	79,232	108,460

		315,693	282,607
Current liabilities
Trade and other payables	7	203,698	154,715
Taxation		347	235

		204,045	154,950
Net current assets		111,648	127,657

		128,782	150,587

Financed by:
Capital and reserves
Share capital	8	11,650	250
Reserves	9	117,082	150,287

Shareholders’ funds		128,732	150,537
Non-cumulative redeemable preference shares	10	50	50

		128,782	150,587

The notes set out on pages F-54 to F-70 form an integral part of, and should be read in conjunction with, these financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
INCOME STATEMENTS
August 31, 2004, 2003 and 2002

	Note	2004	2003	2002

		(Ringgit Malaysia in thousands)
Revenue	11	1,351,560	696,673	310,365
Cost of sales		(1,251,822)	(610,749)	(249,686)

Gross profit		99,738	85,924	60,679
Distribution costs		(8,164)	(6,655)	(1,058)
Administrative expenses		(22,137)	(16,939)	(6,110)
Other operating expenses		(23,677)	(19,893)	(7,461)
Other operating income		700	1,068	1,130

Operating profit	12	46,460	43,505	47,180
Financing costs		(62)	—	(540)

Profit before tax		46,398	43,505	46,640
Tax expense	13	(196)	(135)	(308)

Net profit after tax for the year		46,202	43,370	46,332

The notes set out on pages F-54 to F-70 form an integral part of, and should be read in conjunction with, these financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

		Share	Share	Retained
	Note	Capital	Premium	Profits	Total

	(Ringgit Malaysia in thousands)
Balances as of August 31, 2001		300	1,190	59,395	60,885
Net income		—	—	46,332	46,332

Balances as of August 31, 2002		300	1,190	105,727	107,217
Reclassification of share capital on non-cumulative redeemable preference shares to long term liabilities	10	(50)	—	—	(50)
Net income		—	—	43,370	43,370

Balances as of August 31, 2003		250	1,190	149,097	150,537
Issue of shares		11,400	—	—	11,400
Dividends	14	—	—	(79,407)	(79,407)
Net income		—	—	46,202	46,202

Balances as of August 31, 2004		11,650	1,190	115,892	128,732

The notes set out on pages F-54 to F-70 form an integral part of, and should be read in conjunction with, these financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
CASH FLOW STATEMENTS
August 31, 2004, 2003 and 2002

	2004	2003	2002

	(Ringgit Malaysia in thousands)
Cash flows from operating activities
Income before provision for income taxes	46,398	43,505	46,640
Adjustments for:
Loss on disposal of plant and equipment	625	—	—
Depreciation	7,642	9,536	8,810
Interest expense	56	—	540
Interest income	(700)	(923)	(1,099)
Impairment loss on plant and equipment	—	102	—
Dividend payable on non-cumulative redeemable preference shares classified as financing costs	6	—	—

Operating profit before working capital changes	54,027	52,220	54,891
Increase in:
Inventories	(15,281)	(19,883)	(4,420)
Trade and other receivables	(47,033)	(70,216)	(46,150)
Increase/(Decrease) in trade and other payables	48,983	112,634	(11,581)

Cash from/(used in) operations	40,696	74,755	(7,260)
Income taxes paid	(84)	(333)	(322)

Net cash generated from/(used in) operating activities	40,612	74,422	(7,582)
Cash flows from investing activities
Interest received	700	923	1,099
Purchase of plant and equipment	(2,512)	(8,100)	(8,857)
Proceeds from disposal of plant and equipment	41	—	—

Net cash used in investing activities	(1,771)	(7,177)	(7,758)
Cash flows from financing activities
Dividends paid — ordinary shares	(79,407)	—	—
— non-cumulative redeemable preference shares	(6)	—	—
Proceeds from issue of shares	11,400	—	—
Interest paid	(56)	—	(540)

Net cash used in financing activities	(68,069)	—	(540)

Net (decrease)/increase in cash and cash equivalents	(29,228)	67,245	(15,880)
Cash and cash equivalents at beginning of year	108,260	41,015	56,895

Cash and cash equivalents at end of year	79,032	108,260	41,015

The notes set out on pages F-54 to F-70 form an integral part of, and should be read in conjunction with, these financial statements.

NOTE

Cash and cash equivalents
      Cash and cash equivalents included in cash flow statements comprise the following amounts:

	2004	2003	2002

	(Ringgit Malaysia in thousands)
Short term deposits with a licensed bank (exclude pledged deposits)	53,686	75,947	40,383
Cash and bank balances	25,346	32,313	632

	79,032	108,260	41,015

The notes set out on pages F-54 to F-70 form an integral part of, and should be read in conjunction with, these financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS

(1)	Business and organization
      Smart Modular Technologies Sdn. Bhd. is a company incorporated in Malaysia with its registered office at 3rd Floor, Wisma Wang, 251-A, Jalan Burma, 10350 Penang, Malaysia. The principal activities of the Company are to carry on the business of suppliers and manufacturers of specialty and standard memory modules, flash memory cards, high performance embedded computer modules as well as communication card solutions and other electronic products associated with the semiconductor industry.

(2)	Summary of significant accounting policies
      The following accounting policies are adopted by the Company and are consistent with those adopted in previous years.

(a)	Basis of accounting
      The financial statements of the Company are prepared on the historical cost basis except as disclosed in the note to the financial statements and in compliance with applicable approved accounting standards in Malaysia.

(b)	Property, plant and equipment
      Property, plant and equipment are stated at cost less accumulated depreciation and amortisation and accumulated impairment losses.
      Property, plant and equipment retired from active use and held for disposal are stated at the carrying amount at the date when the asset is retired from active use, less impairment losses, if any.

Depreciation
      Capital expenditure-in-progress is stated at cost.
      Leasehold land is amortised in equal installments over the remaining period of the respective leases of 54 and 57 years.
      On other property, plant and equipment, depreciation is calculated to write off the cost of property, plant and equipment on a straight line basis over the terms of their estimated useful lives at the following principal annual rates:

Leasehold improvement	2% - 33%
Plant and machinery	20% - 50%
Computers	50%
Furniture, fittings and office equipment	20% - 50%
      For assets transferred from holding and related corporations, the original cost and accumulated depreciation are taken up in the financial statements and depreciation is provided based on the original cost as from the date of transfer using the above bases so as to write off the net book value of the transferred assets over their remaining useful lives.

(c)	Impairment
      The carrying amount of assets, other than inventories and financial assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
or the cash-generating unit to which it belongs exceeds its recoverable amount. Impairment losses are recognised in the income statement.
      The recoverable amount is the greater of the asset’s net selling price (the amount obtained from the sale of an asset in an arm’s length transaction between willing parties less cost to sell) and its value in use. In assessing value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.
      An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. The reversal is recognised in the income statement.

(d)	Inventories
      Inventories are stated at the lower of cost and net realisable value with the first-in, first-out basis being the main basis for cost. For work-in-progress and manufactured inventories, cost consists of materials, direct labour and an appropriate proportion of fixed and variable production overheads.

(e)	Trade and other receivables
      Trade and other receivables are stated at cost less allowance for doubtful debts.

(f)	Cash and cash equivalents
      Cash and cash equivalents consist of cash on hand, balances and deposits with banks and highly liquid investments which have an insignificant risk of changes in value. For the purpose of the cash flow statement, cash and cash equivalents are presented net of pledged deposits.

(g)	Liabilities
      Trade and other payables are stated at cost.

(h)	Provisions
      A provision is recognised when it is probable that an outflow of resources embodying economic benefits will be required to settle a present obligation (legal or constructive) as a result of a past event and a reliable estimate can be made of the amount.

(i)	Share capital

Non-Cumulative Redeemable Preference Share Capital
      Non-cumulative redeemable preference share capital is classified as liability if it is redeemable on a specific date or at the option of the shareholders and dividends thereon is recognised in the income statement as financing cost.

(j)	Research and development
      Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the income statement as an expense as incurred.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalised if the product or process is technically and commercially feasible and the Company has sufficient resources to complete development. Other development expenditure is recognised in the income statement as an expense as incurred.
     (k)     Foreign currency transactions
      Transactions in foreign currencies are translated to Ringgit Malaysia at rates of exchange ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Ringgit Malaysia at the foreign exchange rates ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated to Ringgit Malaysia at the foreign exchange rates ruling at the date of the transactions.
      The closing rate used in the translation is USD1.00 to RM3.80 (2003: USD1.00 to RM3.80).
     (l)     Income tax
      Tax on the profit for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.
      Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.
      Deferred tax is provided, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Temporary differences are not recognised for the initial recognition of assets or liabilities that at the time of the transaction affects neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.
      A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.
     (m)     Revenue

(i) Goods sold

Revenue from sale of goods is measured at the fair value of the consideration receivable and is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer.

(ii) Interest income

Interest income is recognised in the income statement as it accrues, taking into account the effective yield on the asset.
     (n)     Financing costs
      All interest and other costs incurred in connection with borrowings are recognised in the income statement as and when incurred.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
     (o)     Employee benefits

(i) Short term employee benefits

Wages, salaries and bonuses are recognised as expenses in the year in which the associated services are rendered by employees of the Company. Short term accumulating compensated absences such as paid annual leave are recognised when services are rendered by employees that increase their entitlement to future compensated absences, and short term non-accumulating compensated absences such as sick leave are recognised when absences occur.

(ii) Defined contribution plans

Obligations for contributions to defined contribution plan are recognised as an expense in the income statement as incurred.
(3)     Property, plant and equipment

	Long Term			Furniture,
	Leasehold			Fittings	Capital
	Land and	Plant and		and Office	Expenditure-
	Improvement	Machinery	Computers	Equipment	in-Progress	Total

	(Ringgit Malaysia in thousands)
Cost
At September 1, 2003	11,469	52,884	2,255	635	1,946	69,189
Additions	—	1,845	—	9	—	1,854
Inter company
— transfer in	—	11,240	—	—	—	11,240
— transfer out	—	(126)	—	—	—	(126)
Disposals	(46)	(964)	—	—	—	(1,010)
Reclassification	—	1,946	—	—	(1,946)	—

At August 31, 2004	11,423	66,825	2,255	644	—	81,147

Accumulated depreciation
At September 1, 2003	2,871	40,770	2,094	422	—	46,157
Charge for the year	684	6,761	139	58	—	7,642
Inter company
— transfer in	—	10,582	—	—	—	10,582
— transfer out	—	(96)	—	—	—	(96)
Disposals	(23)	(249)	—	—	—	(272)

At August 31, 2004	3,532	57,768	2,233	480	—	64,013

Accumulated impairment losses
At September 1, 2003	—	102	—	—	—	102
Disposal	—	(102)	—	—	—	(102)

At August 31, 2004	—	—	—	—	—	—

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	Long Term			Furniture,
	Leasehold			Fittings	Capital
	Land and	Plant and		and Office	Expenditure-
	Improvement	Machinery	Computers	Equipment	in-Progress	Total

	(Ringgit Malaysia in thousands)
Net book value
At August 31, 2004	7,891	9,057	22	164	—	17,134

At August 31, 2003	8,598	12,012	161	213	1,946	22,930

Depreciation charge for the year ended
August 31, 2003	864	8,297	278	97	—	9,536

August 31, 2002	671	7,556	442	141	—	8,810

      Depreciation for the year is charged to the Income Statement as:

	2004	2003

	(Ringgit
	Malaysia in
	thousands)
— Depreciation expense	4,146	4,568
— Research and development (“R&D”) expenditure (being depreciation on equipment used for R&D purposes)	3,496	4,968

	7,642	9,536

(4)	Inventories, at cost

	2004	2003

	(Ringgit Malaysia
	in thousands)
Raw materials	31,420	25,105
Work-in-progress	1,691	629
Manufactured inventories	5,123	8,461
Trading inventories	11,242	—

	49,476	34,195

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(5)	Trade and other receivables

	2004	2003

	(Ringgit Malaysia
	in thousands)
Trade receivables
— Immediate holding corporation	19,190	9,681
— Related corporations	17	29,331
— Others	157,368	100,257

	176,575	139,269
Other receivables, deposits and prepayments
— Immediate holding corporation	8,571	—
— Others	1,839	683

	10,410	683

	186,985	139,952

(6)	Cash and cash equivalents

	2004	2003

	(Ringgit Malaysia
	in thousands)
Short term deposits with licensed banks	53,886	76,147
Cash and bank balances	25,346	32,313

	79,232	108,460

      Included in short term deposits with licensed banks is RM200,000 (2003: RM200,000) pledged to a bank for bank guarantee granted to the Company.

(7)	Trade and other payables

	2004	2003

	(Ringgit Malaysia
	in thousands)
Trade payables
— Immediate holding corporation	5,873	12,658
— Related corporations	3,914	12,818
— Others	160,376	100,235

	170,163	125,711
Other payables and accrued expenses
— Ultimate holding corporation	—	817
— Immediate holding corporation	—	22,732
— Related corporation	—	1,075
— Others	33,535	4,380

	33,535	29,004

	203,698	154,715

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
      Prior to April 16, 2004, the ultimate holding corporation was Solectron Corporation, a corporation incorporated in Delaware, United States of America. The immediate holding corporation was Smart Modular Technologies Inc., a corporation incorporated in the State of California, United States of America.
      Solectron Corporation divested Smart Modular Technologies Inc., on April 16, 2004 to a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners.
      Subsequent to the aforesaid divestment, Modular, LLC, a corporation incorporated in Delaware, United States of America became the ultimate holding corporation.
      The immediate holding corporation was Smart Modular Technologies (WWH) Inc., a corporation incorporated in Cayman Islands, United Kingdom.
      The amounts due to the ultimate holding corporation, immediate holding corporation and related corporations were unsecured, interest-free and not subject to fixed terms of repayment.

(8)	Share capital

	2004	2003

	(Ringgit Malaysia
	in thousands)
Authorised:
Ordinary shares of RM1 each
At 1 September	250	250
Addition during the year	24,500	—

At 31 August	24,750	250

Non-Cumulative Redeemable Preference Shares of RM1 each
At 1 September	—	250
Reclassified to long term liabilities (Note 10)	—	(250)

At 31 August	—	—

Issued and fully paid:
Ordinary shares of RM1 each
At 1 September	250	250
Issue of ordinary shares of RM1 each	11,400	—

	11,650	250
50,000 Non-Cumulative Redeemable Preference Shares of RM1 each	—	50

	11,650	300
Reclassified to long term liabilities (Note 10)
50,000 Non-Cumulative Redeemable Preference Shares of RM1 each	—	(50)

At 31 August	11,650	250

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(9)	Reserves

	2004	2003

	(Ringgit Malaysia
	in thousands)
Non-Distributable
Share premium	1,190	1,190
Distributable
Retained profits	115,892	149,097

	117,082	150,287

      The share premium relates to the issuance of the non-cumulative redeemable preference shares.
      Subject to agreement with the Inland Revenue Board, the Company has sufficient Section 108 tax credit and tax exempt income to frank approximately RM1,325,000 and distribute its entire retained profits as dividends.

(10)	Non-cumulative redeemable preference shares

	2004	2003

	(Ringgit
	Malaysia in
	thousands)
Non-Cumulative Redeemable Preference Shares of RM1 each Authorised:
At 1 September	250	—
Reclassified from share capital (Note 8)	—	250

At 31 August	250	250

Issued and fully paid:
At 1 September	50	—
Reclassified from share capital (Note 8)	—	50

At 31 August	50	50

      The 50,000 non-cumulative redeemable preference shares (“NCRPS”) of RM1 each were issued at a premium of RM23.80 per share. The NCRPS are redeemable upon demand by the holders at par value together with a sum equal to the arrears of the preferential dividend declared upon passing a resolution by the holders of preference shares and upon giving notice of 60 days to the Company. The NCRPS were reclassified as long term liabilities from shareholders’ funds in accordance with Malaysian Accounting Standards Board (“MASB”) Standard 24.
      The holder of the non-cumulative redeemable preference shares of RM1 each:

i)	shall be entitled to dividends declared by the Company;

ii)	shall be ranked in regards to return of capital and dividend in priority to the holders of the ordinary shares for the time being of the Company;

iii)	shall not have any right to vote upon any resolution other than those pertaining to the winding up of the Company, reduction of share capital, amendment of the Memorandum and/or Articles of Association of the Company affecting directly or indirectly the rights and privileges of the holder of preference shares;

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

iv)	shall not be entitled to attend any general meeting unless the business of the meeting includes the consideration of a resolution upon which the holder of preference shares is entitled to vote;

v)	shall have the right to demand redemption of any part of the preference shares at par value together with a sum equal to the arrears of the preferential dividend declared at any time upon passing a resolution by the holders of preference shares and upon giving notice of 60 days to the Company; and

vi)	in the event of winding up of the Company, the holder of preference shares shall be entitled in priority to the holder of ordinary shares in paying of the capital paid up on the preference shares.

(11)	Revenue
      Revenue represents the invoiced value of goods sold less returns.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(12)	Operating profit
      Operating profit is arrived at:

	2004	2003	2002

	(Ringgit Malaysia
	in thousands)
After charging:
Auditors’ remuneration	25	20	20
Directors’ emoluments	869	933	716
Depreciation (Note 3)	4,146	4,568	5,712
Allowance for doubtful debts	4,915	1,482	47
Rental of building	651	111	88
Rental of equipment	116	161	177
Realised loss on foreign exchange	—	13	7
Staff costs (excluding directors’ emoluments)	15,643	9,689	6,544
Research and development expenditure *	20,929	19,778	7,453
Impairment loss on plant and equipment	—	102	—
Plant and equipment written off	—	4	—
Allowance for inventory obsolescence	7,882	2,942	2,448
Loss on disposal of plant and equipment	625	—	—
and crediting:
Interest income	700	923	1,099
Unrealised gain on foreign exchange	462	—	271
Realised gain on foreign exchange	162	—	—
Gain on disposal of equipment	—	—	405

*	The following are included in research and development expenditure:

	2004	2003	2002

	(Ringgit Malaysia
	in thousands)
Directors’ emoluments	420	478	347
Depreciation (Note 3)	3,496	4,968	3,098
Rental of building	—	17	13
Rental of equipment	—	38	20
Staff costs (excluding directors’ emoluments)	2,226	2,036	1,624

      The estimated monetary value of benefits received by directors other than in cash from the Company amounted to RM33,000, RM28,000 and RM24,000 in 2004, 2003 and 2002 respectively.
      The number of employees of the Company at the end of the year was 486 (2003: 333; 2002: 252).
      Staff costs include contributions to the Employees’ Provident Fund of RM1,604,000, RM1,233,000 and RM724,000 in 2004, 2003 and 2002 respectively.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(13)	Tax expense

	2004	2003	2002

	(Ringgit Malaysia
	in thousands)
Current tax expense
— Based on results for the year	196	245	308
Deferred tax expense
— Over provision in prior years	—	(110)	—

	196	135	308

Reconciliation of effective tax expense

	2004	2003	2002

	(Ringgit Malaysia in thousands)
Profit before tax	46,398	43,505	46,640

Income tax using Malaysian tax rate	12,992	12,181	13,059
Non-deductible expenses	1,259	383	90
Deferred tax benefits not recognized due to tax holidays	2,754	1,957	499
Tax incentives	(16,836)	(14,263)	(13,340)
Others	27	(13)	—

	196	245	308
Over provision in prior years	—	(110)	—

	196	135	308

      The Company was granted pioneer status under the Promotion of Investment Act, 1986 for design, development and manufacture of memory modules and data communication cards for an initial period of (5) five years commencing from 1 October 1999. The pioneer status tax holiday has been extended for another (10) ten years upon the expiry of the initial (5) five years granted.
      The Company was also granted the International Procurement Centre (“IPC”) status under Section 127 of the Income Tax Act, 1967 on April 30, 2004 which exempts the Company’s income derived from its approved trading activities for a period of (10) ten years.
      The tax expense relates to the domestic profit before tax of the Company.

(14)	Dividends

	2004	2003	2002

	(Ringgit Malaysia
	in thousands)
Interim dividends on ordinary shares
— 24163.76% tax exempt	60,409	—	—
— 163.06% tax exempt	18,998	—	—

	79,407	—	—

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(15)	Deferred tax
      No deferred tax assets have been recognised for the following temporary differences:

	2004	2003	2002

	(Ringgit Malaysia
	in thousands)
Property, plant and equipment
— capital allowances	3,943	3,947	1,390
Other deductible temporary differences	14,136	4,297	—

	18,079	8,244	1,390

      The deductible temporary differences do not expire under current tax legislation. The deductible temporary differences are expected to reverse during the tax holiday periods and therefore, no deferred tax assets have been recognized.

(16)	Significant inter-company transactions

	2004		2003	2002

	(Ringgit Malaysia in thousands)
Ultimate holding corporation
— Solectron Corporation
Purchases	202	*	—	898

Immediate Holding Corporation
— Smart Modular Technologies, Inc.
Sales	80,197	*	95,964	134,840
Purchases	144,614	*	94,211	43,442
Purchase of plant and equipment	—	*	1,475	721
Allocation of research & development costs	5,829	*	8,337	—
Allocation of management and other expenses	6,274	*	12,092	—
Related corporations
Sales	143,130	*	149,881	14,830
Purchases	17,015	*	54,484	11,623
Interest paid	—		—	540
Purchase of plant and equipment	639	*	1,721	1,807

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

	2004		2003	2002

	(Ringgit Malaysia
	in thousands)
Related corporations
Sales	44,318	#	—	—
Purchases	82,442	#	—	—
Purchase of plant and equipment	19	#	—	—
Allocation of research & development costs	3,910	#	—	—
Allocation of management and other expenses	3,735	#	—	—

*	transactions prior to the divestment by Solectron Corporation on April 16, 2004

#	transactions subsequent to the divestment by Solectron Corporation on April 16, 2004
      The above transactions were entered into in the normal course of business and the terms of which have been established on a negotiated basis.

(17)	Capital commitments

	2004	2003

	(Ringgit
	Malaysia
	in thousands)
Property, plant and equipment
— Contracted but not provided for in the financial statements	—	94

(18)	Financial instruments

Financial risk management objectives and policies
      Exposure to credit and foreign currency risk arises in the normal course of the Company’s business. The Board reviews and agrees policies for managing each of these risks are summarised below.

Credit risk
      Management has a formal credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.
      Short term deposits are placed only with reputable licensed banks to earn interest income.
      At balance sheet date, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset.

Foreign currency risk
      The Company incurs foreign currency risk on sales, purchases and other transactions that are denominated in currencies other than the Ringgit Malaysia. The currency giving rise to this risk is primarily the US dollars. As Ringgit Malaysia is currently pegged to the US dollar, the risk of fluctuation in value does not arise.

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

Effective interest rates and repricing analysis
      In respect of interest-earning financial asset, the following table indicates the effective interest rate at the balance sheet date and the periods, in which it reprices or matures, whichever is earlier.

	Effective
	Interest
	Rate per		Within
	Annum	Total	1 Year	1-5 Years

	%	(Ringgit Malaysia in thousands)
2004
Financial asset
Short term deposits with licensed banks	2.00	53,886	53,886	—
2003
Financial asset
Short term deposits with licensed banks	3.00	76,147	76,147	—

Fair values

Recognised financial instruments
      In respect of cash and cash equivalents, trade and other receivables and trade and other payables, the carrying amounts approximate fair value due to the relatively short term nature of these financial instruments.
      The fair value of the other financial liability carried on the balance sheet as at August 31, is represented in the following table:

	2004		2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(Ringgit Malaysia in thousands)
Non-cumulative redeemable preference shares (“NCRPS”)	50	#	50	#

#	It was not practicable to estimate the fair value of the financial liability without incurring excessive time and costs. The financial liability is carried at its original cost as stated in the balance sheet and the principal terms of the NCRPS are disclosed in Note 10 to the financial statements.
      At the balance sheet date, there were no unrecognised financial instruments.

(19)	United States generally accepted accounting principles
      As stated in note 2(a), the financial statements of Smart Modular Technologies Sdn. Bhd. (“Smart Penang” or “the Company”) have been prepared in accordance with applicable accounting standards approved in Malaysia (“Malaysian GAAP”) which differs in certain significant respects from US GAAP. A

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
reconciliation and description of the major differences between Malaysian GAAP and US GAAP affecting Smart Modular Technologies Sdn. Bhd. is as follows:

(a)	Reconciliation of net income
      The net income for the years ended August 31, under US GAAP appears as follows:

		2004	2003	2002

		(Ringgit Malaysia
		in thousands)
Net profit after tax as reported under Malaysian GAAP		46,202	43,370	46,332
Adjustment to cost of sales arising from the sale of inventories previously written up due to acquisition fair market value adjustment	(i)	(908)	—	—
Adjustment to cost of sales for depreciation of property, plant and equipment previously written up due to acquisition fair market value adjustment	(i)	(198)	—	—
Adjustment to cost of sales for amortization of intangible assets previously written up due to acquisition fair market value adjustment	(i)	(255)	—	—
Adjustment to distribution cost for amortization of intangible assets previously written up due to acquisition fair market value adjustment	(i)	(836)	—	—

Net profit after tax as reported under US GAAP		44,005	43,370	46,332

i) Acquisition fair market value adjustments

On April 16, 2004, Smart Modular (WWH), Inc. and its wholly owned subsidiaries acquired the business unit known as Smart Modular Technologies from Solectron Corporation. Pursuant to the purchase of the business, fair market value adjustments relating to Smart Penang were recorded in accordance with SFAS No. 141: Business Combination in which, property, plant and equipment, inventories and intangible assets (comprised primarily of customer relationships) of Smart Penang were written up to their appraised value. The fair market value adjustments were previously not recorded in the 2004 financials of Smart Penang under Malaysian GAAP as push down accounting is not required.

The US GAAP adjustments set out in the reconciliation reflects the additional cost of sales, depreciation and amortization expense arising from the assets of Smart Penang being written up to their appraised value.

ii) Presentation of revenue

Smart Inc. entered into a Service Agreement with Cisco Systems, International B.V. and Hewlett Packard Asia Pte Ltd to provide services related to the implementation and maintenance of an inventory hub through Smart Penang. The revenue related to the above transactions were reported gross by Smart Penang under the Malaysian GAAP.

US GAAP requires that such revenue be reported net since the Company is acting as an agent rather than as a principal. The US GAAP adjustment set out in the below reconciliation reflects the affected

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

revenue net of the attributable cost of sale for each of the respective financial year. The US GAAP adjustment has no impact on the net income.

	2004	2003	2002

	(Ringgit Malaysia in thousands)
Net revenue as reported under Malaysian GAAP	1,351,560	696,673	310,365
Cost of sale to be netted against revenue	(613,423)	(181,955)	—

Net revenue as reported under US GAAP	738,137	514,718	310,365

(b)	Reconciliation of Shareholders’ Equity
      Shareholders’ equity as at August 31, under US GAAP appears as follows:

	2004	2003	2002

	(Ringgit Malaysia in thousands)
Shareholders’ equity as reported under Malaysian GAAP	128,732	150,537	107,217
Adjustment to reclassify non-cumulative redeemable preference shares from equity to liability	—	—	(50)
Adjustment to record the revaluation surplus arising from the fair market value adjustment	17,534	—	—
Adjustment for cost of sales arising from the sale of inventories previously written up due to acquisition fair market value adjustment	(908)	—	—
Adjustment for depreciation for property, plant and equipment previously written up due to acquisition fair market value adjustment	(198)	—	—
Adjustment for amortization of intangible assets arising from acquisition fair market value adjustment	(1,091)	—	—

Shareholders’ equity as reported under US GAAP	144,069	150,537	107,167

(i) Non-cumulative redeemable preference shares (“NCRPS”)

Under Malaysian GAAP, the NCRPS was reclassified from equity to long term liabilities in financial year ended 2003 when the local accounting standard on Financial instruments: Disclosure and Presentation became effective. Under US GAAP, the NCRPS would have to be classified as liability in financial year 2002.

(c)	Balance sheet

		2004	2003

		(Ringgit Malaysia
		in thousands)
Total assets as reported under Malaysian GAAP		332,827	305,537
Adjustment to record property, plant and equipment at fair market value, net of accumulated depreciation	(i)	1,581	—
Adjustment to record intangible assets at fair market value, net of accumulated amortisation	(i)	13,756	—

Total assets as reported under US GAAP		348,164	305,537

SMART MODULAR TECHNOLOGIES SDN. BHD.
(COMPANY NO. 458945 - M)
NOTES TO THE FINANCIAL STATEMENTS — (Continued)

(i) Acquisition fair market value adjustments

Pursuant to the business purchase as discussed in note 19(a)(i), the US GAAP adjustments set out in the above reconciliation are made to write up the Company’s property, plant and equipment, and intangible assets (comprised primarily of customer relationships), to reflect these assets at their fair market value as well as to record the accompanying liabilities arising from the push down accounting.

(ii) Cash and cash equivalents

Under Malaysian GAAP, the balance sheet classification of cash and cash equivalents includes restricted cash balances of RM200,000 (2003: RM200,000). Under US GAAP, the restricted cash amounts would be separately identified as a current asset on the balance sheet at August 31, 2004.

d)	Statement of cash flows
      Interest received of RM700,000, RM923,000 and RM1,099,000 for the financial years ended August 31, 2004, 2003 and 2002 respectively are reflected as cash flow from investing activities. Under US GAAP, such cash flow would have been reflected as operating activities.
      Interest paid of RM56,000 and RM540,000 for the financial years ended August 31, 2004 and 2002 respectively are reflected as cash flow from financing activities. Under US GAAP, such cash flow would have been reflected as operating activities.

SMART MODULAR TECHNOLOGIES SDN. BHD.
BALANCE SHEETS
(Unaudited)

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia in
	thousands)
Property, plant and equipment	14,999	17,134
Current assets
Inventories	66,986	49,476
Trade and other receivables	172,927	186,985
Cash and cash equivalents	140,137	79,232

	380,050	315,693
Current liabilities
Trade and other payables	229,454	203,698
Taxation	477	347

	229,931	204,045
Net current assets	150,119	111,648

	165,118	128,782

Financed by:
Capital and reserves
Share capital	11,650	11,650
Reserves	153,418	117,082

Shareholders’ funds	165,068	128,732
Non-cumulative redeemable preference shares	50	50

	165,118	128,782

The notes set out on pages F-75 to F-84 form an integral part of, and should be read in conjunction with, these unaudited financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
INCOME STATEMENTS
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	May 27,	May 28,
	2005	2004

	(Ringgit Malaysia in
	thousands)
Revenue	1,093,555	973,267
Cost of sales	(1,035,343)	(894,534)

Gross profit	58,212	78,733
Distribution costs	(3,717)	(5,480)
Administrative expenses	(7,643)	(16,522)
Other operating expenses	(4,034)	(17,632)
Other operating income	906	600

Operating profit	43,724	39,699
Financing costs	(3)	(59)

Profit before tax	43,721	39,640
Tax expense	(1,688)	(168)

Net profit after tax	42,033	39,472

The notes set out on pages F-75 to F-84 form an integral part of, and should be read in conjunction with, these unaudited financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

	Share	Share	Retained
	Capital	Premium	Profits	Total

	(Ringgit Malaysia in thousands)
Balances as of August 31, 2004	11,650	1,190	115,892	128,732
Dividends	—	—	(5,697)	(5,697)
Net income	—	—	42,033	42,033

Balances as of May 27, 2005	11,650	1,190	152,228	165,068

The notes set out on pages F-75 to F-84 form an integral part of, and should be read in conjunction with, these unaudited financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
CASH FLOW STATEMENTS
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	May 27,	May 28,
	2005	2004

	(Ringgit Malaysia in
	thousands)
Cash flows from operating activities
Net cash generated from/(used in) operating activities	68,527	(28,860)
Cash flows from investing activities
Interest received	906	600
Purchase of plant and equipment	(2,831)	(2,174)

Net cash used in investing activities	(1,925)	(1,574)
Cash flows from financing activities
Dividends paid — ordinary shares	(5,697)	(60,410)
Proceeds from issue of shares	—	11,400
Interest paid	—	(56)

Net cash used in financing activities	(5,697)	(49,066)

Net increase/(decrease) in cash and cash equivalents	60,905	(79,500)
Cash and cash equivalents at beginning of period	79,232	108,460

Cash and cash equivalents at end of period	140,137	28,960

The notes set out on pages F-75 to F-84 form an integral part of, and should be read in conjunction with, these unaudited financial statements.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

(1)	Business and organization
      Smart Modular Technologies Sdn. Bhd. (the “Company”) is a company incorporated in Malaysia with its registered office at 3rd Floor, Wisma Wang, 251-A, Jalan Burma, 10350 Penang, Malaysia. The principal activities of the Company are to carry on the business of suppliers and manufacturers of specialty and standard memory modules, flash memory cards, high performance embedded computer modules as well as communication card solutions and other electronic products associated with the semiconductor industry.
      In the opinion of the Company’s management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations. All such adjustments are of a normal recurring nature.

(2)	Summary of significant accounting policies
      The following accounting policies are adopted by the Company and are consistent with those adopted in previous years.

(a)	Basis of accounting
      The financial statements of the Company are prepared on the historical cost basis except as disclosed in the note to the financial statements and in compliance with applicable approved accounting standards in Malaysia.

(b)	Property, plant and equipment
      Property, plant and equipment are stated at cost less accumulated depreciation and amortization and accumulated impairment losses.
      Property, plant and equipment retired from active use and held for disposal are stated at the carrying amount at the date when the asset is retired from active use, less impairment losses, if any.

Depreciation
      Capital expenditure-in-progress is stated at cost.
      Leasehold land is amortized in equal installments over the remaining period of the respective leases of 54 and 57 years.
      On other property, plant and equipment, depreciation is calculated to write off the cost of property, plant and equipment on a straight-line basis over the terms of their estimated useful lives at the following principal annual rates:

Leasehold improvement	2% - 33%
Plant and machinery	20% - 50%
Computers	50%
Furniture, fittings and office equipment	20% - 50%
      For assets transferred from holding and related corporations, the original cost and accumulated depreciation are taken up in the financial statements and depreciation is provided based on the original cost as from the date of transfer using the above bases so as to write off the net book value of the transferred assets over their remaining useful lives.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(c)	Impairment
      The carrying amount of assets, other than inventories and financial assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognized whenever the carrying amount of an asset or the cash-generating unit to which it belongs exceeds its recoverable amount. Impairment losses are recognized in the income statement.
      The recoverable amount is the greater of the asset’s net selling price (the amount obtained from the sale of an asset in an arm’s length transaction between willing parties less cost to sell) and its value in use. In assessing value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.
      An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. The reversal is recognized in the income statement.

(d)	Inventories
      Inventories are stated at the lower of cost and net realizable value with the first-in, first-out basis being the main basis for cost. For work-in-progress and manufactured inventories, cost consists of materials, direct labor and an appropriate proportion of fixed and variable production overheads.

(e)	Trade and other receivables
      Trade and other receivables are stated at cost less allowance for doubtful debts.

(f)	Cash and cash equivalents
      Cash and cash equivalents consist of cash on hand, balances and deposits with banks and highly liquid investments which have an insignificant risk of changes in value. For the purpose of the cash flow statement, cash and cash equivalents are presented net of pledged deposits.

(g)	Liabilities
      Trade and other payables are stated at cost.

(h)	Provisions
      A provision is recognized when it is probable that an outflow of resources embodying economic benefits will be required to settle a present obligation (legal or constructive) as a result of a past event and a reliable estimate can be made of the amount.

(i)	Share capital

Non-Cumulative Redeemable Preference Share Capital
      Non-cumulative redeemable preference share capital is classified as liability if it is redeemable on a specific date or at the option of the shareholders and dividends thereon are recognized in the income statement as financing cost.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(j)	Research and development
      Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement as an expense as incurred.
      Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and the Company has sufficient resources to complete development. Other development expenditure is recognized in the income statement as an expense as incurred.

(k)	Foreign currency transactions
      Transactions in foreign currencies are translated to Ringgit Malaysia at rates of exchange ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Ringgit Malaysia at the foreign exchange rates ruling at that date. Foreign exchange differences arising on translation are recognized in the income statement. Non-monetary assets and liabilities denominated in foreign currencies, which are stated at historical cost, are translated to Ringgit Malaysia at the foreign exchange rates ruling at the date of the transactions.
      The closing rate used in the translation is USD1.00 to RM3.80 (2003: USD1.00 to RM3.80).

(l)	Income tax
      Tax on the profit for the period comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.
      Current tax expense is the expected tax payable on the taxable income for the period, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous periods.
      Deferred tax is provided, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Temporary differences are not recognized for the initial recognition of assets or liabilities that at the time of the transaction affects neither accounting nor taxable profit. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date.
      A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

(m)	Revenue

i) Goods sold

Revenue from sale of goods is measured at the fair value of the consideration receivable and is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer.

ii) Interest income

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(n)	Financing costs
      All interest and other costs incurred in connection with borrowings are recognized in the income statement as and when incurred.

(o)	Employee benefits

i) Short term employee benefits

Wages, salaries and bonuses are recognized as expenses in the year in which the associated services are rendered by employees of the Company. Short term accumulating compensated absences such as paid annual leave are recognized when services are rendered by employees that increase their entitlement to future compensated absences, and short term non-accumulating compensated absences such as sick leave are recognized when absences occur.

ii) Defined contribution plans

Obligations for contributions to defined contribution plan are recognized as an expense in the income statement as incurred.

(3)	Inventories, at cost

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Raw materials	33,893	31,420
Work-in-progress	6,428	1,691
Manufactured inventories	23,113	5,123
Trading inventories	3,552	11,242

	66,986	49,476

(4)	Trade and other receivables

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Trade receivables
— Immediate holding corporation	—	19,190
— Related corporations	26,005	17
— Others	129,999	157,368

	156,004	176,575
Other receivables, deposits and prepayments
— Immediate holding corporation	—	8,571
— Related corporations	16,672	—
— Others	251	1,839

	16,923	10,410

	172,927	186,985

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(5)	Trade and other payables

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Trade payables
— Immediate holding corporation	—	5,873
— Related corporations	6,026	3,914
— Others	183,960	160,376

	189,986	170,163

Other payables and accrued expenses
— Others	39,468	33,535
	39,468	33,535

	229,454	203,698

      Prior to April 16, 2004, the ultimate holding corporation was Solectron Corporation, a corporation incorporated in Delaware, United States of America. The immediate holding corporation was Smart Modular Technologies Inc., a corporation incorporated in the State of California, United States of America.
      Solectron Corporation divested Smart Modular Technologies Inc., on April 16, 2004 to a group of investors led by Texas Pacific Group, Francisco Partners and Shah Capital Partners.
      Subsequent to the aforesaid divestment, Modular, LLC, a corporation incorporated in Delaware, United States of America became the ultimate holding corporation.
      The immediate holding corporation is Smart Modular Technologies (WWH) Inc., a corporation incorporated in Cayman Islands, United Kingdom.
      The amounts due to the immediate holding corporation and related corporations were unsecured, interest-free and not subject to fixed terms of repayment.

(6)	Share capital

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Authorized:
Ordinary shares of RM1 each
At 1 September	24,750	250
Addition during the period	—	24,500

At period end	24,750	24,750

Issued and fully paid:
Ordinary shares of RM1 each
At 1 September	11,650	250
Issue of ordinary shares of RM1 each	—	11,400

At period end	11,650	11,650

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(7)	Reserves

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Non-Distributable
Share premium	1,190	1,190
Distributable
Retained profits	152,228	115,892

	153,418	117,082

      The share premium relates to the issuance of the non-cumulative redeemable preference shares.

(8)	Non-cumulative redeemable preference shares

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Non-Cumulative Redeemable Preference Shares of RM1 each Authorized:
At beginning of period/period end	250	250
Issued and fully paid:
At beginning of period/period end	50	50
      The RM50,000 non-cumulative redeemable preference shares (“NCRPS”) of RM1 each were issued at a premium of RM23.80 per share. The NCRPS are redeemable upon demand by the holders at par value together with a sum equal to the arrears of the preferential dividend declared upon passing a resolution by the holders of preference shares and upon giving notice of 60 days to the Company. The NCRPS were classified as long term liabilities in accordance with Malaysian Accounting Standards Board (“MASB”) Standard 24.
      The holder of the non-cumulative redeemable preference shares of RM1 each:

i) shall be entitled to dividends declared by the Company;

ii) shall be ranked in regards to return of capital and dividend in priority to the holders of the ordinary shares for the time being of the Company;

iii) shall not have any right to vote upon any resolution other than those pertaining to the winding up of the Company, reduction of share capital, amendment of the Memorandum and/or Articles of Association of the Company affecting directly or indirectly the rights and privileges of the holder of preference shares;

iv) shall not be entitled to attend any general meeting unless the business of the meeting includes the consideration of a resolution upon which the holder of preference shares is entitled to vote;

v) shall have the right to demand redemption of any part of the preference shares at par value together with a sum equal to the arrears of the preferential dividend declared at any time upon passing a resolution by the holders of preference shares and upon giving notice of 60 days to the Company; and

vi) in the event of winding up of the Company, the holder of preference shares shall be entitled in priority to the holder of ordinary shares in paying of the capital paid up on the preference shares.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(9)	Revenue
      Revenue represents the invoiced value of goods sold less returns.

(10)	Tax expense

	Nine Months	Nine Months
	Ended May 27,	Ended May 28,
	2005	2004

	(Ringgit Malaysia in thousands)
Current tax expense
— Based on results for the period	1,688	168
Deferred tax expense
— Over provision in prior periods	—	—

	1,688	168

      The Company was granted pioneer status under the Promotion of Investment Act, 1986 for design, development and manufacture of memory modules and data communication cards for an initial period of (5) five years commencing from 1 October 1999. The pioneer status tax holiday has been extended for another (10) ten years upon the expiry of the initial (5) five years granted.
      The Company was also granted the International Procurement Centre (“IPC”) status under Section 127 of the Income Tax Act, 1967 on April 30, 2004 which exempts the Company’s income derived from its approved trading activities for a period of (10) ten years.
      The tax expense relates to the domestic profit before tax of the Company.

(11)	Financial instruments

Financial risk management objectives and policies
      Exposure to credit and foreign currency risk arises in the normal course of the Company’s business. The Board reviews and agrees policies for managing each of these risks are summarized below.

Credit risk
      Management has a formal credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount.
      Short-term deposits are placed only with reputable licensed banks to earn interest income.
      At balance sheet date, there were no significant concentrations of credit risk. The maximum exposure to credit risk is represented by the carrying amount of each financial asset.

Foreign currency risk
      The Company incurs foreign currency risk on sales, purchases and other transactions that are denominated in currencies other than the Ringgit Malaysia. The currency giving rise to this risk is primarily the US dollars. As Ringgit Malaysia was pegged to the US dollar for all periods presented, the risk of fluctuation in value does not arise.
      At the balance sheet dates, there were no unrecognized financial instruments.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(12)	United States generally accepted accounting principles
      As stated in note 2(a), the financial statements of Smart Modular Technologies Sdn. Bhd. (“Smart Penang” or “the Company”) have been prepared in accordance with applicable accounting standards approved in Malaysia (“Malaysian GAAP”) which differs in certain significant respects from US GAAP. A reconciliation and description of the major differences between Malaysian GAAP and US GAAP affecting Smart Modular Technologies Sdn. Bhd. is as follows:

(a)	Reconciliation of net income
      The net income under US GAAP appears as follows:

		Nine Months	Nine Months
		Ended May 27,	Ended May 28,
		2005	2004

		(Ringgit Malaysia in thousands)
Net profit after tax as reported under Malaysian GAAP		42,033	39,472
Adjustment to cost of sales arising from the sale of inventories previously written up due to acquisition fair market value adjustment	(i)	—	(908)
Adjustment to cost of sales for depreciation of property, plant and equipment previously written up due to acquisition fair market value adjustment	(i)	(445)	(50)
Adjustment to cost of sales for amortization of intangible assets previously written up due to acquisition fair market value adjustment	(i)	(573)	(64)
Adjustment to distribution cost for amortization of intangible assets previously written up due to acquisition fair market value adjustment	(i)	(1,883)	(209)

Net profit after tax as reported under US GAAP		39,132	38,241

i) Acquisition fair market value adjustments

On April 16, 2004, Smart Modular (WWH), Inc. and its wholly owned subsidiaries acquired the business unit known as Smart Modular Technologies from Solectron Corporation. Pursuant to the purchase of the business, fair market value adjustments relating to Smart Penang were recorded in accordance with SFAS No. 141: Business Combination in which, property, plant and equipment, inventories and intangible assets (comprised primarily of customer relationships) of Smart Penang were written up to their appraised value. The fair market value adjustments were previously not recorded in the 2004 financials of Smart Penang under Malaysian GAAP as push down accounting is not required.

The US GAAP adjustments set out in the reconciliation reflects the additional cost of sales, depreciation and amortization expense arising from the assets of Smart Penang being written up to their appraised value.

ii) Presentation of revenue

Smart Inc. entered into a Service Agreement with Cisco Systems, International B.V. and Hewlett Packard Asia Pte Ltd to provide services related to the implementation and maintenance of an inventory hub through Smart Penang. The revenue related to the above transactions was reported gross by Smart Penang under the Malaysian GAAP.

US GAAP requires that such revenue be reported net since the Company is acting as an agent rather than as a principal. The US GAAP adjustment set out in the below reconciliation reflects the affected

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

revenue net of the attributable cost of sale for each of the respective periods. The US GAAP adjustment has no impact on net income.

	Nine Months	Nine Months
	Ended May 27,	Ended May 28,
	2005	2004

	(Ringgit Malaysia in thousands)
Net revenue as reported under Malaysian GAAP	1,093,555	973,267
Cost of sale to be netted against revenue	(665,080)	(398,443)

Net revenue as reported under US GAAP	428,475	574,824

(b)	Reconciliation of Shareholders’ Equity
      Shareholders’ equity under US GAAP appears as follows:

	May 27,	August 31,
	2005	2004

	(Ringgit Malaysia
	in thousands)
Shareholders’ equity as reported under Malaysian GAAP	165,068	128,732
Adjustment to record the revaluation surplus arising from the fair market value adjustment	17,534	17,534
Adjustment to cost of sales relating to the acquisition fair market value adjustment	(908)	(908)
Adjustment to depreciation for property, plant and equipment relating to the acquisition fair market value adjustment	(643)	(198)
Adjustment to amortization of intangible assets relating to the acquisition fair market value adjustment	(3,547)	(1,091)

Shareholders’ equity as reported under US GAAP	177,504	144,069

(c)	Balance sheet

		May 27,	August 31,
		2005	2004

		(Ringgit Malaysia
		in thousands)
Total assets as reported under Malaysian GAAP		395,049	332,827
Adjustment to record property, plant and equipment at fair market value, net of accumulated depreciation	(i)	1,136	1,581
Adjustment to record intangible assets at fair market value, net of accumulated amortization	(i)	11,300	13,756

Total assets as reported under US GAAP		407,485	348,164

(i) Acquisition fair market value adjustments

Pursuant to the business purchase as discussed in note 12(a)(i), the US GAAP adjustments set out in the above reconciliation are made to write up the Company’s property, plant and equipment, and intangible assets (comprised primarily of customer relationships), to reflect these assets at their fair market value as well as to record the accompanying liabilities arising from the push down accounting.

SMART MODULAR TECHNOLOGIES SDN. BHD.
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS — (Continued)

(ii) Cash and cash equivalents

Under Malaysian GAAP, the balance sheet classification of cash and cash equivalents includes restricted cash balances of RM200,000. Under US GAAP, the restricted cash amounts would be separately identified as a current asset on the balance sheet at May 27, 2005 and August 31, 2004.

(d) Statement of cash flows
      Interest received of RM906,000 and RM600,000 for the nine months ended May 27, 2005 and May 28, 2004, respectively, are reflected as cash flow from investing activities. Under US GAAP, such cash flow would have been reflected as operating activities.
      Interest paid of zero and RM56,000 for the nine months ended May 27, 2005 and May 28, 2004, respectively, are reflected as cash flow from financing activities. Under US GAAP, such cash flow would have been reflected as operating activities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      SMART Modular Technologies (WWH), Inc. (the “Company”) is a Cayman Islands exempted company. As such, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of its directors or officers. Although the Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.
      The Amended and Restated Articles of Association of the Company provide that every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful neglect or default. No such director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the willful neglect or default of such director, agent or officer.
      In addition, the Company maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
      The Registration Rights Agreement filed as Exhibit 4.2 to this Registration Statement provides for indemnification of directors and certain officers of the Company by the initial purchasers against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules
      Except as indicated below, all exhibits were previously filed on August 11, 2005 together with the Company’s Registration Statement on Form S-4 (No. 333-127442).

Exhibit No.		Document

2	.1*	Transaction Agreement, dated February 11, 2004, by and among Solectron Corporation, Solectron Global Holdings L.P., Solectron Serviços E Manufactura Do Brasil Ltda., SMART Modular Technologies, Inc., Modular, Inc., Modular Merger Corporation and Modular (Cayman) Inc.
3.1		Amended and Restated Memorandum of Association of the Company (formerly known as Modular (Cayman) Inc.)
3.2		Amended and Restated Articles of Association of the Company
3.3		Memorandum of Association of SMART Modular Technologies (Global), Inc. (formerly known as Modular (Cayman II) Inc.)
3.4		Articles of Association of SMART Modular Technologies (Global), Inc.
3.5		Certificate of Incorporation on Change of Name of SMART Modular Technologies (Global), Inc.
3.6		Memorandum of Association of SMART Modular Technologies (DH), Inc. (formerly known as Modular (Cayman III) Inc.)
3.7		Articles of Association of SMART Modular Technologies (DH), Inc.
3.8		Certificate of Incorporation on Change of Name of SMART Modular Technologies (DH), Inc.
3.9		Restated Certificate of Incorporation of SMART Modular Technologies (DE), Inc. (formerly known as Modular, Inc.)
3.10		Amended and Restated By-Laws of SMART Modular Technologies (DE), Inc.
3.11		Amended and Restated Articles of Incorporation of SMART Modular Technologies, Inc.

Exhibit No.	Document

3.12	Amended and Restated By-Laws of SMART Modular Technologies, Inc.
3.13	Memorandum of Association of SMART Modular Technologies (Europe) Limited
3.14	Articles of Association of SMART Modular Technologies (Europe) Limited
3.15	Memorandum of Association of SMART Modular Technologies (CI), Inc. (formerly known as Modular (Cayman IV) Inc.)
3.16	Articles of Association of SMART Modular Technologies (CI), Inc.
3.17	Certificate of Incorporation on Change of Name of SMART Modular Technologies (CI), Inc.
3.18	Amended and Restated Memorandum of Association of SMART Modular Technologies (Foreign Holdings), Inc. (formerly known as Modular (Foreign Holdings) Inc.)
3.19	Amended and Restated Articles of Association of SMART Modular Technologies (Foreign Holdings), Inc.
3.20	Certificate of Incorporation on Change of Name of SMART Modular Technologies (Foreign Holdings), Inc.
3.21	Memorandum of Association of SMART Modular Technologies (Puerto Rico), Inc.
3.22	Articles of Association of SMART Modular Technologies (Puerto Rico), Inc.
3.23	Memorandum of Association of SMART Modular Technologies Sdn. Bhd.
3.24	Articles of Association of SMART Modular Technologies Sdn. Bhd.
3.25	Articles of Association of Modular Brasil Participações Ltda.
3.26	Articles of Association of SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda.
4.1	Indenture, dated as of March 28, 2005, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee
4.2	Registration Rights Agreement dated as of March 28, 2005 between the Company, the guarantors party thereto, Citigroup Global Markets Inc. and Lehman Brothers, Inc.
4.3	Form of Note (included in Exhibit 4.1)
4.4	Form of Exchange Note (included in Exhibit 4.1)
4.5	Security Agreement, dated as of March 28, 2005, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee
4.6	Intercreditor Agreement, dated as of March 28, 2005, among Wells Fargo Foothill, Inc., as Credit Agent, U.S. Bank National Association, as trustee, and the Company
4.7	Intercompany Subordination Agreement, dated as of March 28, 2005, among U.S. Bank National Association, as trustee, the Company and the other obligors party thereto
4.8	Shareholders’ Agreement, dated as of March 8, 2005, among the Company, Modular, L.L.C. and certain other parties named therein
4.9	Registration Rights Agreement, dated as of March 8, 2005, among the Company, Modular, L.L.C. and certain other persons named therein
4.10	Amended and Restated Loan and Security Agreement, dated as of March 28, 2005, by and among the Company, SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (Puerto Rico) Inc., Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, and certain other persons named therein
4.11	Amended and Restated Intercompany Subordination Agreement, dated as of March 28, 2005, by and among the Company, SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, Smart Modular Technologies (Puerto Rico) Inc., Wells Fargo Foothill, Inc., as Agent, and certain other persons named therein
4.12	First Amendment to Guaranty, dated April 20, 2005, among Wells Fargo Foothill, Inc., as Agent, and certain other persons named therein.
5 *	Opinion of Davis Polk & Wardwell with respect to the new notes
10.1	Form of Indemnification Agreement

Exhibit No.		Document

10.2		Stock Incentive Plan
10.3		Form of Stock Option Agreement
10.4		Offer Letter, dated February 11, 2004, from Modular, L.L.C. to Iain MacKenzie
10.5		Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Alan Marten
10.6		Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Wayne Eisenberg
10.7		Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Michael Rubino
10.8		Offer Letter, dated February 12, 2004, from Modular, L.L.C. to Jack A. Pacheco
10.9		USD $40,000,000 Interest Rate Swap Transaction, dated April 26, 2005, between the Company and Wells Fargo Foothill, Inc.
10.10		USD $41,250,000 Interest Rate Swap Transaction, dated April 26, 2005, between the Company and Wells Fargo Foothill, Inc.
10.11		ISDA Master Agreement, dated as of April 20, 2005, between Wells Fargo Foothill, Inc. and SMART Modular Technologies (WWH), Inc.
10.12		Lease Agreement, dated April 16, 2004, by and between Solectron USA, Inc. and SMART Modular Technologies, Inc., as amended (relating to the property at 4211 Starboard Drive, Fremont, California)
10.13		Corporate Purchase Agreement, dated as of May 1, 2001, by Compaq Computer Corporation and by SMART Modular Technologies, Inc.
10.14		Advisory Agreement, dated April 16, 2004, between SCP Management Company, L.L.C. and SMART Modular Technologies, Inc.
10.15		Letter Amendment, dated June 17, 2005, to Advisory Agreement dated April 16, 2004, between SCP Management Company, L.L.C. and SMART Modular Technologies, Inc.
10.16		Advisory Agreement, dated April 16, 2004, among SMART Modular Technologies, Inc., T3 GenPar II, L.P., TPG GenPar III, L.P., and TPG GenPar IV, L.P.
10.17		Advisory Agreement, dated April 16, 2004, between SMART Modular Technologies, Inc. and Francisco Partners, L.P.
12		Computation of Ratio of Earnings to Fixed Charges
21		Subsidiaries of the Company
23.1		Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)
23	.2*	Report and Consent of Independent Registered Public Accounting Firm
23	.3*	Consent of Independent Auditors
24		Power of Attorney (included on signature page)
25		Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99	.1*	Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to Clients
99	.4*	Form of Letter to Nominees
99.5		Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Filed herewith

CONSOLIDATED AND COMBINED FINANCIAL STATEMENT SCHEDULE
      The consolidated and combined financial statement Schedule II — VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Form S-4.
SMART MODULAR TECHNOLOGIES (WWH), INC. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at
	Beginning of	Charged to			Balance at
Description	Period	Operations	Acquisitions	(Deductions)	End of Period

	(Dollars in thousands)
Period ended August 31, 2004 (Successor Business):
Allowance for doubtful accounts receivable	$3,547	$501	$—	$(781)	$3,267
Period ended April 16, 2004 (Predecessor Business):
Allowance for doubtful accounts receivable	$2,371	$1,524	$—	$(348)	$3,547
Year ended August 31, 2003 (Predecessor Business):
Allowance for doubtful accounts receivable	$1,164	$1,374	$—	$(167)	$2,371
Year ended August 31, 2002 (Predecessor Business):
Allowance for doubtful accounts receivable	$1,447	$199	$364	$(846)	$1,164

Item 22.	Undertakings
      (a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of notes offered (if the total dollar value of notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (WWH), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES (WWH), INC.

By:	*

Name: Iain MacKenzie

Title:	Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie (Principal Executive Officer)	Chief Executive Officer, President and Director	September 2, 2005

/s/ Jack A. Pacheco Jack A. Pacheco (Principal Financial and Accounting Officer)	Vice President and Chief Financial Officer	September 2, 2005

* Ajay Shah	Chairman of the Board of Directors	September 2, 2005

* Dipanjan Deb	Director	September 2, 2005

* Eugene Frantz	Secretary and Director	September 2, 2005

* John Marren	Director	September 2, 2005

* Chong Sup Park	Director	September 2, 2005

* Mukesh Patel	Director	September 2, 2005

Signature	Title	Date

* Ezra Perlman	Director	September 2, 2005

* Clifton Thomas Weatherford	Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (Global), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES (GLOBAL), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen

Title:	Secretary
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dipanjan Deb	Director	September 2, 2005

* Eugene Frantz	Secretary and Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of SMART Modular Technologies (DH), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES (DH), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen

Title:	Secretary
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dipanjan Deb	Director	September 2, 2005

* Eugene Frantz	Secretary and Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (DE), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES (DE), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen

Title:	Assistant Secretary
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dipanjan Deb	President and Director	September 2, 2005

* Eugene Frantz	Treasurer, Secretary and Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES, INC.

By:	*

Name: Iain MacKenzie

Title:	President
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie	President and Director	September 2, 2005

/s/ Jack A. Pacheco Jack A. Pacheco	Chief Financial Officer	September 2, 2005

* Dipanjan Deb	Director	September 2, 2005

Eugene Frantz	Director

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (Europe) Limited has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES
(EUROPE) LIMITED

By:	/s/ Ann Nguyen

Name: Ann Nguyen

Title:	Secretary
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie	Director	September 2, 2005

/s/ Jack A. Pacheco Jack A. Pacheco	Director	September 2, 2005

* Dipanjan Deb	Director	September 2, 2005

Eugene Frantz	Secretary and Director

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (CI), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES (CI), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen

Title:	Assistant Secretary
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dipanjan Deb	Director	September 2, 2005

* Eugene Frantz	Secretary and Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (Foreign Holdings), Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES
(FOREIGN HOLDINGS), INC.

By:	*

Name: Iain MacKenzie

Title:	President
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie	President and Director	September 2, 2005

/s/ Jack A. Pacheco Jack A. Pacheco	Chief Financial Officer	September 2, ,2005

* Eugene Frantz	Secretary and Director	September 2, 2005

Dipanjan Deb	Director

John Marren	Director

Mukesh Patel	Director

* Ezra Perlman	Director	September 2, 2005

* Ajay Shah	Director	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies (Puerto Rico) Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES
(PUERTO RICO) INC.

By:	*

Name: Iain MacKenzie

Title:	Chief Executive Officer and President
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie	Chief Executive Officer, President and Director	September 2 ,2005

/s/ Jack A. Pacheco Jack A. Pacheco	Chief Financial Officer	September 2, 2005

* Dipanjan Deb	Director	September 2, 2005

Eugene Frantz	Director

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies Sdn. Bhd. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 2, 2005.

SMART MODULAR TECHNOLOGIES SDN. BHD.

By:	*

Name: Iain MacKenzie

Title:	Director
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Iain MacKenzie	Director	September 2, 2005

Mohana Krishnan	Director

* Dipanjan Deb	Director	September 2, 2005

* Eugene Frantz	Director	September 2, 2005

Abdul Razak Bin Abdul Rahman	Director

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, Modular Brasil Participações Ltda. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, on September 2, 2005.

MODULAR BRASIL PARTICIPAÇÕES LTDA.

By:	*

Name: Noboru Takahashi

Title:	Manager
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Noboru Takahashi	Manager	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, on September 2, 2005.

SMART MODULAR TECHNOLOGIES
INDÚSTRIA DE COMPONENTES
ELETRÔNICOS LTDA.

By:	*

Name: Noboru Takahashi

Title:	Manager
      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Noboru Takahashi	Manager	September 2, 2005

*	The undersigned, by signing his name hereto, does sign and execute this amendment to the registration statement pursuant to the power of attorney executed by the above named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

By:	/s/ Jack A. Pacheco Name: Jack A. Pacheco Title: Attorney-in-Fact

EXHIBIT INDEX
      Except as indicated below, all exhibits were previously filed on August 11, 2005 together with the Company’s Registration Statement on Form S-4 (No. 333-127442).

Exhibit No.		Document

2	.1*	Transaction Agreement, dated February 11, 2004, by and among Solectron Corporation, Solectron Global Holdings L.P., Solectron Serviços E Manufactura Do Brasil Ltda., SMART Modular Technologies, Inc., Modular, Inc., Modular Merger Corporation and Modular (Cayman) Inc.
3.1		Amended and Restated Memorandum of Association of the Company (formerly known as Modular (Cayman) Inc.)
3.2		Amended and Restated Articles of Association of the Company
3.3		Memorandum of Association of SMART Modular Technologies (Global), Inc. (formerly known as Modular (Cayman II) Inc.)
3.4		Articles of Association of SMART Modular Technologies (Global), Inc.
3.5		Certificate of Incorporation on Change of Name of SMART Modular Technologies (Global), Inc.
3.6		Memorandum of Association of SMART Modular Technologies (DH), Inc. (formerly known as Modular (Cayman III) Inc.)
3.7		Articles of Association of SMART Modular Technologies (DH), Inc.
3.8		Certificate of Incorporation on Change of Name of SMART Modular Technologies (DH), Inc.
3.9		Restated Certificate of Incorporation of SMART Modular Technologies (DE), Inc. (formerly known as Modular, Inc.)
3.10		Amended and Restated By-Laws of SMART Modular Technologies (DE), Inc.
3.11		Amended and Restated Articles of Incorporation of SMART Modular Technologies, Inc.
3.12		Amended and Restated By-Laws of SMART Modular Technologies, Inc.
3.13		Memorandum of Association of SMART Modular Technologies (Europe) Limited
3.14		Articles of Association of SMART Modular Technologies (Europe) Limited
3.15		Memorandum of Association of SMART Modular Technologies (CI), Inc. (formerly known as Modular (Cayman IV) Inc.)
3.16		Articles of Association of SMART Modular Technologies (CI), Inc.
3.17		Certificate of Incorporation on Change of Name of SMART Modular Technologies (CI), Inc.
3.18		Amended and Restated Memorandum of Association of SMART Modular Technologies (Foreign Holdings), Inc. (formerly known as Modular (Foreign Holdings) Inc.)
3.19		Amended and Restated Articles of Association of SMART Modular Technologies (Foreign Holdings), Inc.
3.20		Certificate of Incorporation on Change of Name of SMART Modular Technologies (Foreign Holdings), Inc.
3.21		Memorandum of Association of SMART Modular Technologies (Puerto Rico), Inc.
3.22		Articles of Association of SMART Modular Technologies (Puerto Rico), Inc.
3.23		Memorandum of Association of SMART Modular Technologies Sdn. Bhd.
3.24		Articles of Association of SMART Modular Technologies Sdn. Bhd.
3.25		Articles of Association of Modular Brasil Participações Ltda.
3.26		Articles of Association of SMART Modular Technologies Indústria de Componentes Eletrônicos Ltda.
4.1		Indenture, dated as of March 28, 2005, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee
4.2		Registration Rights Agreement dated as of March 28, 2005 between the Company, the guarantors party thereto, Citigroup Global Markets Inc. and Lehman Brothers, Inc.
4.3		Form of Note (included in Exhibit 4.1)
4.4		Form of Exchange Note (included in Exhibit 4.1)

Exhibit No.	Document

4.5	Security Agreement, dated as of March 28, 2005, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee
4.6	Intercreditor Agreement, dated as of March 28, 2005, among Wells Fargo Foothill, Inc., as Credit Agent, U.S. Bank National Association, as trustee, and the Company
4.7	Intercompany Subordination Agreement, dated as of March 28, 2005, among U.S. Bank National Association, as trustee, the Company and the other obligors party thereto
4.8	Shareholders’ Agreement, dated as of March 8, 2005, among the Company, Modular, L.L.C. and certain other parties named therein
4.9	Registration Rights Agreement, dated as of March 8, 2005, among the Company, Modular, L.L.C. and certain other persons named therein
4.10	Amended and Restated Loan and Security Agreement, dated as of March 28, 2005, by and among the Company, SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (Puerto Rico) Inc., Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, and certain other persons named therein
4.11	Amended and Restated Intercompany Subordination Agreement, dated as of March 28, 2005, by and among the Company, SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, Smart Modular Technologies (Puerto Rico) Inc., Wells Fargo Foothill, Inc., as Agent, and certain other persons named therein
4.12	First Amendment to Guaranty, dated April 20, 2005, among Wells Fargo Foothill, Inc. as Agent, and certain other persons named therein.
5 *	Opinion of Davis Polk & Wardwell with respect to the new notes
10.1	Form of Indemnification Agreement
10.2	Stock Incentive Plan
10.3	Form of Stock Option Agreement
10.4	Offer Letter, dated February 11, 2004, from Modular, L.L.C. to Iain MacKenzie
10.5	Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Alan Marten
10.6	Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Wayne Eisenberg
10.7	Offer Letter, dated April 13, 2004, from Modular, L.L.C. to Michael Rubino
10.8	Offer Letter, dated February 12, 2004, from Modular, L.L.C. to Jack A. Pacheco
10.9	USD $40,000,000 Interest Rate Swap Transaction, dated April 26, 2005, between the Company and Wells Fargo Foothill, Inc.
10.10	USD $41,250,000 Interest Rate Swap Transaction, dated April 26, 2005, between the Company and Wells Fargo Foothill, Inc.
10.11	ISDA Master Agreement, dated as of April 20, 2005, between Wells Fargo Foothill, Inc. and SMART Modular Technologies (WWH), Inc.
10.12	Lease Agreement, dated April 16, 2004, by and between Solectron USA, Inc. and SMART Modular Technologies, Inc., as amended (relating to the property at 4211 Starboard Drive, Fremont, California)
10.13	Corporate Purchase Agreement, dated as of May 1, 2001, by Compaq Computer Corporation and by SMART Modular Technologies, Inc.
10.14	Advisory Agreement, dated April 16, 2004, between SCP Management Company, L.L.C. and SMART Modular Technologies, Inc.
10.15	Letter Amendment, dated June 17, 2005, to Advisory Agreement dated April 16, 2004, between SCP Management Company, L.L.C. and SMART Modular Technologies, Inc.
10.16	Advisory Agreement, dated April 16, 2004, among SMART Modular Technologies, Inc., T3 GenPar II, L.P., TPG GenPar III, L.P., and TPG GenPar IV, L.P.
10.17	Advisory Agreement, dated April 16, 2004, between SMART Modular Technologies, Inc. and Francisco Partners, L.P.
12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5)

Exhibit No.		Document

23	.2*	Report and Consent of Independent Registered Accounting Firm
23	.3*	Consent of Independent Auditors
24		Power of Attorney (included on signature page)
25		Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99	.1*	Form of Letter of Transmittal
99.2		Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to Clients
99	.4*	Form of Letter to Nominees
99.5		Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

*	Filed herewith